Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SEPTERNA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SEPTERNA, INC. IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

between

NOVO NORDISK A/S

and

SEPTERNA, INC.

Table of Contents

1.	DEFINITIONS	1
2.	RESEARCH AND DEVELOPMENT PROGRAMS; TECH TRANSFER	32
2.1	R&D Overview and Purpose	32
2.2	R&D Collaboration Term	32
2.3	R&D Plans and Budgets	33
2.4	R&D Program Stages	34
2.5	Reports	36
2.6	New R&D Programs.	37
2.7	Technology Transfer	38
2.8	Materials Transfer	38
2.9	R&D Program Costs	39
2.10	Standards Applicable to the R&D Programs	40
3.	DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING; SEPTERNA PROFIT SHARE OPTION	41
3.1	Development by Novo Nordisk	41
3.2	Commercialization by Novo Nordisk	46
3.3	Manufacture and Supply	46
3.4	Manufacturing Technology and Material Transfer	47
3.5	Septerna Manufacturing Support	48
3.6	Septerna Profit Share Option	48
4.	REGULATORY MATTERS	54
4.1	Regulatory Decision Power	54
4.2	Assistance	54
4.3	Adverse Event Reporting	54
4.4	Recalls, Suspensions or Withdrawals	55
5.	RECORDS	55
5.1	Development Records – Maintenance	55
5.2	Recordkeeping – Duration	55
5.3	Development Records – Inspections	55
5.4	[***] – Audits	56
5.5	Information Security	56
6.	EXCLUSIVITY	57
6.1	Collaboration Target Exclusivity	57
6.2	[***]; [***]	58

6.3	Change of Control Exceptions	61
6.4	Acquired Programs	63
6.5	Acknowledgement	63
6.6	Novo Restrictions	63
7.	GOVERNANCE	64
7.1	Joint Steering Committee	64
7.2	Membership	64
7.3	Alliance Managers	65
7.4	Discontinuation of JSC	65
7.5	Joint Profit Share Committee	65
7.6	Scientific Project Leaders	65
7.7	JSC Meetings	66
7.8	Emergency JSC Meetings	66
7.9	JSC Meetings – Agenda	66
7.10	JSC Minutes	66
7.11	JSC Responsibilities	66
7.12	Subcommittees	68
7.13	Quorum and Decision Making	68
7.14	JSC Cannot Reach Agreement	68
7.15	Alternatives to Meeting	69
8.	LICENSE GRANT	69
8.1	Research License	69
8.2	Licenses to Novo Nordisk	70
8.3	Sublicenses	70
8.4	Right to Subcontract	71
8.5	No Implied Licenses	71
9.	FINANCIAL PROVISIONS	72
9.1	Upfront Payment	72
9.2	Milestone Payments	72
9.3	Royalty Rate	78
9.4	Royalty Term	79
9.5	Payment Step-Downs	79
9.6	Septerna Third Party Payments	82
9.7	Research Funding	82
9.8	Other Costs	83
9.9	Payment Terms	83
9.10	Mode of Payment	83
9.11	Royalty Reports and Payments	83
9.12	Profit & Loss Share for the Profit Share Product	83
9.13	Audit Right	84
9.14	Taxes	85

9.15	Reimbursement	87
10.	INTELLECTUAL PROPERTY	87
10.1	Disclosure of R&D Plan Inventions	87
10.2	Inventorship	87
10.3	Ownership	88
10.4	Patent Prosecution and Maintenance	90
10.5	Enforcement of Patents	93
10.6	Infringement of Third Party Rights in the Territory	95
10.7	Other Invalidity or Unenforceability Proceedings	97
10.8	Orange Book Listing	98
10.9	Cost and Expenses	98
11.	REPRESENTATIONS, WARRANTIES AND COVENANTS	98
11.1	Mutual Representations and Warranties	98
11.2	Additional Representations and Warranties by Septerna	99
11.3	Additional Disclosures	103
11.4	Covenants by Septerna	105
11.5	No Other Representations and Warranties	107
11.6	Antitrust Clearance	107
12.	INDEMNIFICATION AND LIMITATION OF LIABILITY	108
12.1	Indemnification by Novo Nordisk	108
12.2	Indemnification by Septerna	109
12.3	Indemnification Procedure	109
12.4	Third Party Claims for Profit Share Products	111
12.5	Effect of Investigation	111
12.6	Insurance	111
12.7	Limitation of Liability	112
13.	CONFIDENTIALITY	112
13.1	Duty of Confidence	112
13.2	Exceptions	113
13.3	Authorized Disclosure	114
13.4	Confidential Treatment	116
13.5	Breaches of Confidentiality	117
13.6	Relationship to Confidentiality Agreement	117
13.7	Security	117
13.8	Return of Confidential Information	117
13.9	Residual Knowledge Exception	117
13.10	Attorney-Client Privilege	118
14.	PUBLICATIONS AND PUBLICITY	118

14.1	Public Announcements	118
14.2	Publications Generally	119
14.3	Use of Name	119
15.	TERM AND TERMINATION	119
15.1	Term	119
15.2	Termination	120
16.	EFFECTS OF TERMINATION	122
16.1	General	122
16.2	Effects of Termination Generally	123
16.3	Additional Effects of Certain Terminations	124
16.4	Alternative Remedies in Lieu of Termination	126
16.5	Survival	127
16.6	Remedies	129
16.7	Bankruptcy Code	129
17.	DISPUTE RESOLUTION	130
17.1	Dispute Resolution Mechanism	130
17.2	Resolution by Executive Officers	130
17.3	Arbitration	131
17.4	Excluded Claims	132
17.5	Injunctive Relief	132
17.6	Continued Performance	132
18.	MISCELLANEOUS	132
18.1	Assignment	132
18.2	Designees	133
18.3	Change of Control of Septerna	133
18.4	Entire Agreement; Amendments	134
18.5	Severability	134
18.6	No Waiver and Non-Exclusion of Remedies	135
18.7	Relationship of the Parties	135
18.8	No Third Party Beneficiary Rights	135
18.9	Compliance with Law	135
18.10	Force Majeure	135
18.11	Governing Law	136
18.12	Notices	136
18.13	Further Assurance	137
18.14	Export Control	137
18.15	Binding Effect	137
18.16	English Language	137
18.17	Construction	138
18.18	Expenses	138

18.19	Counterparts	138

SCHEDULES

Schedule 1.22 Collaboration Targets

Schedule 1.29 [***]

Schedule 1.64 [***]

Schedule 1.65 [***]

Schedule 1.112 Program Compounds

Schedule 1.130 Septerna Patents

Schedule 2.1 Collaboration Target(s) for R&D Programs

Schedule 2.3.1 Initial R&D Plan(s)

Schedule 2.10.2 Use of Human Biosamples and Informed Consent

Schedule 2.10.3 Novo Nordisk Principles for the Use of Animals

Schedule 3.6.8 Profit Share Agreement Terms

Schedule 5.5 Information Security Requirement

Schedule 8.4 Permitted Subcontractors and Permitted Activities

Schedule 9.9 Novo Nordisk’s Invoicing Instructions

Schedule 10.4.4 Patent Expert Dispute Procedures

Schedule 11.2 Initial Disclosure Schedule

Schedule 14.1 Press Release

Schedule 16.3.2 [***]

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of May 13, 2025 (the “Execution Date”) by and between Novo Nordisk A/S, a corporation organized and existing under the laws of Denmark, having an address at Novo Nordisk Allé, 2880 Bagsvaerd, Denmark, CVR No. 24 25 67 90 (“Novo Nordisk”), on the one hand, and Septerna, Inc., a Delaware corporation, with its principal place of business at 250 East Grand Avenue, South San Francisco, CA 94080 (“Septerna”), on the other hand. Septerna and Novo Nordisk are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

WHEREAS, Novo Nordisk is a leading global healthcare company engaged in the research, development and commercialization of pharmaceutical products useful in the amelioration, treatment or prevention of human diseases and conditions;

WHEREAS, Septerna has developed the Septerna Platform (as defined below) and has expertise in discovering and generating new chemical entities;

WHEREAS, Novo Nordisk and Septerna desire to enter into this Agreement to allow the Parties to collaborate on the discovery, selection, research and development of novel and existing chemical entities against multiple G-protein coupled receptor (“GPCR”) drug targets utilizing the Septerna Platform;

WHEREAS, such collaboration will include R&D Programs (as defined below) relating to one (1) or more specified GPCR drug targets, all in accordance with the terms and conditions of this Agreement; and

WHEREAS, in connection with the foregoing, Novo Nordisk desires to obtain from Septerna an exclusive license to Develop, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory (with each capitalized term as respectively defined below), and Septerna is hereby willing to grant such license to Novo Nordisk, all in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Parties, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified in this Article 1 or as defined elsewhere in this Agreement.

1.1 “Accounting Standards” means, (a) with respect to Novo Nordisk and its Affiliates, International Financial Reporting Standards, (b) with respect to Sublicensees of Novo Nordisk or its Affiliates, International Financial Reporting Standards or Generally Accepted Accounting Principles as issued by the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB), as applicable, and (c) with respect to Septerna, its Affiliates or (sub)licensees, Generally Accepted Accounting Principles as issued by the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB).

1.2 “Adverse Event” or “AE” has the meaning set forth in 21 C.F.R. § 312.32, or its equivalent in other jurisdictions in the Territory, and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product; that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of such product or with the disease.

1.3 “Affiliate” means, with respect to a particular Party, a person, corporation, company, partnership, joint venture or other entity that Controls, is Controlled by, or is under common Control with such Party at any time, in each case, for so long as such Control exists (including existing and future entities meeting this definition). For the purpose of this definition, “Control” of an entity means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such entity or (b) the power, directly or indirectly, to direct or cause the direction of the general management and policies of the entity in question. [***]

1.4 [***] means [***].

1.5 [***] means [***].

1.6 [***] means [***].

1.7 [***] means [***].

1.8 “Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, for a given Calendar Year, all Net Sales of such Licensed Product throughout the Territory during such Calendar Year.

1.9 “Antitrust Authority” means any Governmental Authority having power or authority with respect to antitrust matters, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any attorney general of any state of the United States, the European Commission or any other equivalent competition authority of any country or jurisdiction.

1.10 “Antitrust Clearance” means the date on which: (a) all applicable waiting periods under applicable Antitrust Laws with respect to any required Antitrust Filings have expired or earlier terminated; (b) no lawsuit or other legal action is pending before any court of competent jurisdiction by a Governmental Authority seeking to inquire, investigate, restrain or prohibit the consummation of the transactions contemplated by this Agreement; and (c) no Applicable Law has been enacted since the Execution Date, or injunction (whether temporary, preliminary or permanent), or other order by a Governmental Authority, in each case, prohibiting consummation of the transactions contemplated by this Agreement.

1.11 “Antitrust Clearance Date” means (a) the date on which Antitrust Clearance is achieved, unless either Party terminates this Agreement at any time prior thereto in accordance with the terms hereof, in which case the Effective Date will be deemed not to have occurred or (b) if Novo Nordisk determines that no Antitrust Filing is required for the activities and licenses contemplated under this Agreement, the Execution Date.

1.12 “Antitrust Filing” means any filings, notices, applications or other submissions by Septerna or Novo Nordisk to an Antitrust Authority under applicable Antitrust Laws that are necessary or advisable in connection with the transactions contemplated by this Agreement, including any such required filings under the HSR Act.

1.13 “Antitrust Laws” means any Applicable Law with respect to antitrust, competition or trade regulations that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, including the HSR Act.

1.14 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules, regulations and other pronouncements having the effect of law from any Governmental Authority, including any rules, regulations, guidelines or requirements of Regulatory Authorities (including GCP, GLP and GMP), taxing authorities, national securities exchanges or securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.15 “Business Day” means a day, other than Saturday or Sunday, on which commercial banking institutions located in each of San Francisco, California, United States and Copenhagen, Denmark are open for business.

1.16 [***] means [***].

1.17 “Calendar Day” means any day of the Calendar Year.

1.18 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of any Calendar Year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.19 “Calendar Year” means the twelve (12)-month period commencing on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2024 and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.20 “Change of Control” means with respect to either Party: (a) the acquisition by a Third Party or group of Third Parties acting in concert, in one (1) transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party (or a controlling Affiliate of such Party), or the power, directly or indirectly, to direct or cause the direction of the general management and policies of such Party (or a controlling Affiliate of such Party); (b) a merger, reorganization, business combination or consolidation involving such Party (or a controlling Affiliate of such Party), as a result of which a Third Party or group of Third Parties acting in concert acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of, or the power, directly or indirectly, to direct or cause the direction of the general management and policies of, the surviving entity immediately after such merger, reorganization, business combination or consolidation; or (c) a sale, exchange, lease, contribution, transfer or disposition of all or substantially all of such Party’s and its Affiliates’ assets taken as a whole, in one (1) transaction or a series of related transactions, to a Third Party or group of Third Parties acting in concert. The acquiring or combining Third Party(ies) in any of (a), (b) or (c), and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates in existence prior to the applicable transaction, and the successors of such acquired Party and such Affiliates of the acquired Party for so long as they remain Affiliates of the Acquirer or Septerna), are referred to collectively herein as the “Acquirer”.

1.21 “Clinical Trial” means any study in humans (including a non-interventional study) conducted to obtain information regarding a pharmaceutical or biologic product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such pharmaceutical or biologic product.

1.22 “Collaboration Target” means each of the Targets set forth on Schedule 1.22, and any fragments, variants or post-translationally modified and mutated forms of any such Target, but, in each case, excluding any Dropped Target.

1.23 “Combination Product” means [***].

1.24 “Commercialization” means any and all activities directed to the offering for sale and sale of a Licensed Product, including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Licensed Product; (b) interacting with Regulatory Authorities regarding the foregoing; and (c) seeking Pricing Approvals (as applicable) for that Licensed Product in the Territory. For clarity, “Commercialization” does not include any Clinical Trials, including those commenced after Regulatory Approval, or Manufacturing. When used as a verb, “Commercialize” means to engage in Commercialization activities. For clarity, “Commercialization” shall not include any Development activities.

1.25 “Commercially Reasonable Efforts” means [***]

1.26 “Compound” means any protein, peptide, antibody, small molecule compound or other molecule (including any biologic or chemical molecule).

1.27 “Confidential Information” means all Know-How or other non-public information of any kind provided, disclosed or otherwise made available by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement, including Know-How relating to the terms of this Agreement, any Licensed Compound or Licensed Product (including the Regulatory Documentation), any Exploitation of any Licensed Compound or Licensed Product (including Septerna Know-How and any Know-How that is R&D Plan Technology) or the scientific, regulatory or business affairs or other activities of either Party, in each case, without regard as to whether any of the foregoing is marked “confidential” or “proprietary” at the time of disclosure, or is disclosed in oral, written, graphic, electronic or other form.

1.28 “Control” or “Controlled” means, (a) with respect to any Materials, the legal authority or right to physical possession of such Materials, with the right to provide such Materials to the other Party on the terms set forth herein, and (b) with respect to any Know-How (other than Materials), Patent Right or other intellectual property right, possession by a Party or its Affiliate of the right (whether by ownership, license or otherwise, other than pursuant to this Agreement) to grant the other Party a license or sublicense to such Know-How (other than Materials), Patent Right or other intellectual property right without violating the terms of any agreement or other arrangement with a Third Party. Notwithstanding the foregoing, if Septerna or any of its Affiliates obtains rights under any Other Third Party Right after the Effective Date, Septerna and its Affiliates will not be deemed to “Control” such Other Third Party Right except as expressly set forth in Section 10.6.4(c) (Third Party Agreements).

1.29 “[***]” means, [***].

1.30 “Cover”, “Covering” or “Covered” means, with respect to a given subject matter and Patent Rights, that the making, using, offering to sell, selling or importing of such subject matter would, absent a license to or other right to use such Patent Rights and absent the benefit of the safe harbor provision under 35 U.S.C. Section 271(e)(1) or other Applicable Laws, constitute an infringement of a Valid Claim (or, for any pending Valid Claim, would constitute infringement of such Valid Claim as if it were issued) of such Patent Rights.

1.31 “Covered Financial Product” means, with respect to a country, a Financial Product that is Covered by a Valid Claim of a Royalty-Bearing Patent in such country.

1.32 “Data Read-Out” means, with respect to a Clinical Trial, the date that the tables, figures and listings, together with any interim or summary analysis of any clinical data collected, for such Clinical Trial are provided to Novo Nordisk with respect to the applicable Licensed Product after completion of such Clinical Trial.

1.33 “Development” means any and all activities directed to Research and non-clinical and clinical drug development activities, including toxicology, carcinogenicity, pharmacology and other non-clinical efforts, statistical analysis, formulation development, delivery system development, manufacturing development, the performance of Clinical Trials (including Manufacturing in support thereof, but excluding any commercial Manufacturing) or other activities reasonably necessary in order to obtain or maintain Regulatory Approval of Licensed Products in the Territory. When used as a verb, “Develop” means to engage in Development activities. For clarity, “Development” shall not include any Commercialization activities.

1.34 “Directed Against” means: [***]; provided, however, that (x) [***] and (y) [***].

1.35 “Dollar” means the United States of America dollar, and “$” and “USD” will also be interpreted as such.

1.36 “Dropped Target” means [***].

1.37 “Effective Date” means (a) if Septerna provided a written statement pursuant to Section 11.3.1 that no updates to the Initial Disclosure Schedule are required and all such schedules and representations and warranties, as qualified by the Initial Disclosure Schedule, remain true and correct as of the Antitrust Clearance Date, the date Septerna provided such written statement to Novo Nordisk, and (b) if Septerna made any disclosures to Novo Nordisk in the Subsequent Disclosure Schedule, the earlier of (i) the expiration of Novo Nordisk’s termination right under Section 11.3.1 without Novo Nordisk having exercised such termination right and (ii) Novo Nordisk providing Septerna notice that Novo Nordisk is waiving its termination right under Section 11.3.1.

1.38 “EMA” means the European Medicines Agency or any successor agency thereto.

1.39 “Enabled Licensed Compound” means, [***].

1.40 “Excluded Know-How” means, [***].

1.41 “Excluded Patents” means, [***].

1.42 “Existing Septerna Patents” means any Septerna Patents existing as of the Effective Date that Cover the composition of, formulations containing, or any methods of using or making any Program Compound, including, whether filed before or after the Effective Date, (a) any U.S. applications, PCT applications and foreign applications filed in countries that are not covered by a PCT application, in each case, solely to the extent they claim priority to any of the foregoing, (b) any foreign counterpart thereof solely to the extent that it claims priority to any of the foregoing, (c) any and all reissues, re-examinations, renewals, substitutions, supplemental extension certificates and extensions of the foregoing and (d) any and all patents issuing from the foregoing; provided, however, [***].

1.43 “Exploit” means to Research, Develop, make, have made, use, register, offer for sale, sell, have sold, Commercialize, import, export, distribute or otherwise exploit, or transfer possession of or title to, a Licensed Compound or Licensed Product. “Exploitation” shall have the correlative meaning.

1.44 “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.45 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.46 “Field” means any and all uses, including the diagnosis, treatment, cure, management, mitigation or prevention of any disease in humans or animals.

1.47 “Financial Product” means, at any point in time, subject to Section 3.6.12 (Termination of Profit Share Term), any Licensed Product that is not a Profit Share Product; provided that for purposes of Section 9.2 (Milestone Payments), “Financial Product” shall exclude all Licensed Products with respect to an R&D Program for which a Licensed Product is a Profit Share Product. For clarity, for purposes of Section 9.2 (Milestone Payments), if any Licensed Product with respect to an R&D Program is a Profit Share Product, then no Licensed Product with respect to such R&D Program shall be a Financial Product.

1.48 “Firewalls” means industry-standard walls and screens established between Septerna and an Acquirer (in the case of a Change of Control of Septerna) that has an Exempt Program that ensure that no non-public information or materials specifically relating to [***] (collectively, “Restricted Information”) are accessible by the applicable personnel of the Acquirer working on, or, except as provided below, making decisions with respect to, an Exempt Program. For clarity, [***]. For purposes of this definition, “Firewalls” shall include: [***].

1.49 “First Commercial Sale” means [***].

1.50 “First Reimbursed Sale” means, [***].

1.51 “FTE” means the equivalent of a full-time employee of a Party or its Affiliates based on annual working hours of [***] hours per year (with no further reductions for vacations and holidays). Overtime, and work on weekends, holidays and the like, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE year devoted by an employee to activities contemplated by this Agreement (including activities under an R&D Program or activities under a Profit Share Summary Development Plan or Profit Share Summary Commercialization Plan) shall be determined by [***]; provided, however, [***].

1.52 “G0 Criteria” means, on an R&D Program-by-R&D Program basis, the G0 criteria listed in the applicable R&D Plan.

1.53 “G1 Criteria” means, on an R&D Program-by-R&D Program basis, the G1 criteria listed in the applicable R&D Plan.

1.54 “[***]” means [***].

1.55 “Generic Product” means, with respect to a particular country and as to a given Licensed Product, any product that is approved by a Regulatory Authority (a) as therapeutically equivalent to or interchangeable with such Licensed Product in such country for at least one (1) approved Indication of such Licensed Product in such country or (b) based on an application that cross-references or relies on, in whole or in part, an approval by a Regulatory Authority for such Licensed Product or the safety and effectiveness data of such Licensed Product generated in support of an approval by a Regulatory Authority for such Licensed Product.

1.56 “GIPR” means [***].

1.57 “GLP-1R” means [***].

1.58 “Good Clinical Practices” or “GCP” means the then-current requirements, standards, practices and procedures concerning clinical trials and good clinical practice promulgated or endorsed by a Regulatory Authority of competent jurisdiction, including: (a) for the United States, as set forth in the guidelines adopted by the International Conference on Harmonization (“ICH”) entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and “E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1) Guidance for Industry,” and related regulatory requirements imposed by the FDA, including those set forth in 21 C.F.R. Parts 50, 54, 56 and 312; (b) for the European Union, as set forth in Regulation (EU) No 536/2014 of the European Parliament and of the Council of 16 April 2014 and Commission Directive 2005/28/EC of 8 April 2005; (c) as set forth in ICH Guideline for Good Clinical Practice E6(R2); and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.59 “Good Laboratory Practices” or “GLP” means (a) the then-current requirements, standards, practices and procedures promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.60 “Good Manufacturing Practices” or “GMP” means (a) the then-current good manufacturing practices and standards promulgated or endorsed by the FDA, as provided for in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. §§ 4, 210, 211, 601 and 610), (b) the principles detailed in the ICH Q7 guidelines entitled “Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” and (c) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time, including the Commission Delegated Regulation (EU) 2017/1569, Commission Directive (EU) 2017/1572 and the European Commission’s Good Manufacturing Practice guidelines as set out in volume 4 of Eudralex.

1.61 “Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal).

1.62 “[***]” means [***].

1.63 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as codified at 15 U.S.C. §18a, as may be amended from time to time, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under Applicable Law (including all additions, supplements, extensions and modifications thereto).

1.64 “[***]” means [***].

1.65 “[***]” means [***].

1.66 “[***]” means [***].

1.67 “IND” means an investigational new drug application filed with the FDA with respect to a Licensed Product, or an equivalent application filed with a Regulatory Authority in a country other than the United States required to commence Clinical Trials of a pharmaceutical product.

1.68 “IND-Enabling Studies” means, with respect to a Compound or Licensed Product, the toxicologic, pharmacologic, pharmacokinetic and other studies that: (a) are conducted in compliance with applicable GLP; (b) are conducted in a species that satisfies all applicable regulatory requirements; and (c) produce data and results required to support the submission of an IND with the FDA sufficient to commence Clinical Trials for such Compound or Licensed Product in the U.S.

1.69 “Independent Expert” means an impartial and conflicts-free Third Party expert who (a) has no less than [***] of relevant business and scientific experience in the pharmaceutical or biotechnology industry, (b) is not a current or former director, officer, employee or consultant of any Party or any of its Affiliates or its or their (sub)licensees/Sublicensees and (c) has no known personal financial interest or benefit in the outcome or resolution of the applicable dispute.

1.70 “[***]” means [***].

1.71 “Indication” means a separate and distinct disease, syndrome, disorder or medical condition, in each case, for which a candidate, product, [***] or Licensed Product is being Developed or has obtained Regulatory Approval. For clarity, [***].

1.72 “Initiation” means[***]. “Initiate” shall have the correlative meaning.

1.73 “IRA” means 42 U.S.C. §§1320f et seq. and all its subsequent amendments and replacements and regulations promulgated thereunder.

1.74 “Know-How” means all information (technical, scientific and other types of information), ideas, concepts, know-how, results, data (including biological, chemical, physical, pharmacological, toxicological, pharmacokinetic, pre-clinical, clinical, safety and quality control data), inventions (including all process, method, utility, formulation, composition of matter, article of manufacture, material, creation, discovery or finding, or any improvement thereof), trade secrets, specifications, instructions, techniques, processes, models, designs, drawings, formulae, methods, practices, procedures, protocols and other information and technology applicable to this Agreement, whether patentable or not, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials and excludes published Patent Rights (i.e., Know-How excludes any information disclosed by a Party’s published Patent Rights).

1.75 “Knowledge” means the knowledge with respect to the applicable facts and information of the following personnel of Septerna: [***], or any personnel holding positions equivalent to such job titles, in each case, [***].

1.76 “Licensed Compound” means [***].

1.77 “Licensed Product” means any pharmaceutical or biological product that contains a Licensed Compound, alone or as a Combination Product, and all (current and future) forms, presentations, strengths, formulations, dosages and delivery modes. When used with respect to an R&D Program, “Licensed Product” shall mean any pharmaceutical or biological product that contains a Licensed Compound that is Directed Against each Collaboration Target with respect to such R&D Program, whether or not also Directed Against other Targets.

1.78 “Major European Market Country” means any of [***].

1.79 “Major Market” means each of the following countries: [***].

1.80 “Manufacture” or “Manufacturing” means any and all activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, shipping, storage or freight of any pharmaceutical product (or any components or process steps involving any product or any companion diagnostic), placebo or comparator agent, as the case may be, including quality assurance and stability testing; characterization testing; quality control release testing of drug substance and drug product; quality assurance batch record review and release of product; process development, qualification, validation and scale-up; pre-clinical, clinical and commercial manufacture and analytic development; and product characterization. For clarity, “Manufacturing” may be included as part of Development or Commercialization, to the extent applicable.

1.81 “Marketing Authorization” means all Regulatory Approvals (including any applicable Pricing Approvals) from the relevant Regulatory Authorities (including FDA and EMA) necessary to initiate marketing and commercial sales (for clarity, other than so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” or any sales prior to receipt of any required Pricing Approval) of a Licensed Product in a country or jurisdiction.

1.82 “Maximum Fair Price” means a maximum fair price under the Inflation Reduction Act’s drug price negotiation program as defined in 42 U.S.C. §1320f(c)(3) and all its subsequent amendments and replacements and guidance or regulations promulgated thereunder or any future Applicable Law in the United States that sets or imposes a cap on the price for a drug product that will be charged to, or reimbursed by, the United States (or any department or agency thereof) or any healthcare program administered by or on behalf thereof.

1.83 “Mono-GIPR Compound” means [***].

1.84 “Mono-GIPR Product” means any [***].

1.85 “Mono-GIPR Program” means [***].

1.86 “[***]” means the date, [***].

1.87 “NDA” means a New Drug Application submitted to the FDA pursuant to Title 21 of the United States Code of Federal Regulations, as amended from time to time, for Regulatory Approval of a Licensed Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and equivalent filings with applicable Regulatory Authorities in other jurisdictions in the Territory.

1.88 “Net Sales” with respect to a Licensed Product shall be calculated [***] less any of the following deductions [***].

1.89 “New Product Patent” means any Septerna Patent (excluding any Existing Septerna Patent or Second Generation Product Patent) that specifically Covers the composition of, formulations containing, or any methods of using or making: (a) a Licensed Compound or (b) a Licensed Product containing such Licensed Compound.

1.90 “nM” means nanomolar concentration (i.e., there is one billionth of a mole of solute in one (1) liter of solution).

1.91 “[***]” means [***].

1.92 “Novo Indication” means any of the following: [***].

1.93 “Novo Nordisk Competitor” means any Third Party that is [***].

1.94 “[***]” means [***].

1.95 “[***]” means [***].

1.96 “Out-of-Pocket Costs” means costs and expenses paid (or payable and accrued in accordance with Accounting Standards consistently applied) by either Party or any of its Affiliates to a Third Party in the conduct of activities under this Agreement, including (a) payments to contract personnel (including contractors, consultants and subcontractors) and (b) costs for non-customary lab consumables; provided that such amounts (x) paid or payable by a Party to a Third

Party that will be billed or paid (as applicable) as pass-through costs and (y) shall not include Overhead Costs (which, for clarity, are subsumed in the applicable FTE rate).

1.97 “Overhead Costs” means costs incurred by a Party or its Affiliates or for its or their account that are attributable to (a) a Party’s or its Affiliates’ supervisory or support services or functions, (b) occupancy costs, (c) corporate bonus amounts (to the extent not charged directly to a department), (d) its payroll, (e) information systems, (f) human relations, (g) purchasing functions, (h) allocation according to company departments based on space occupied or headcount or other activity-based method, including any such costs attributed to a Party’s or its Affiliates’ FTEs or contract personnel or (i) general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

1.98 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region where filed, including all provisional applications, substitutions, continuations, supplementary protection certificates, continuations-in-part, continued prosecution applications, including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing.

1.99 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.100 “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its equivalent in other jurisdictions outside of the United States.

1.101 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(b) or its equivalent in other jurisdictions outside of the United States. A phase 1/2 clinical trial shall not be considered a “Phase 2 Clinical Trial”; provided that [***].

1.102 “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(c) or its equivalent in other jurisdictions outside of the United States; provided, however, that with respect to any such Clinical Trial outside of the U.S., the FDA permits the treatment of patients in the U.S. under an open IND in such Clinical Trial. A phase 2/3 clinical trial shall not be considered a “Phase 3 Clinical Trial”; provided [***].

1.103 “PMDA” means the Japanese Pharmaceutical and Medical Device Agency and any successor thereto.

1.104 “Pricing Approval” means, with respect to a Licensed Product, in any country where a Regulatory Authority or other Third Party authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be) for such Licensed Product in such country.

1.105 “Privacy and Data Security Laws” means any Applicable Laws relating to the privacy, data protection, integrity, processing and security of personal data, including: (a) United States federal and state Applicable Laws thereof, including the Health Insurance Portability and Accountability Act of 1996, as amended and all implementing regulations, (b) United States state data protection and data breach notification laws, including the California Consumer Privacy Act (CA Civil Code § 1798.100, et seq.), (c) the General Data Protection Regulation (EU) 2016/679, (d) any related Applicable Laws implementing the foregoing and (e) any equivalent Applicable Laws in any other jurisdiction in the Territory.

1.106 “Product Patent” means (a) any Septerna Patent (other than an Existing Septerna Patent) that specifically Covers the composition of, formulations containing, or any methods of using or making a Licensed Compound or Licensed Product, including, for clarity, any New Product Patent and any Second Generation Product Patent or (b) any Shared Septerna Patent.

1.107 “[***]” means each occurrence of (a) [***] and (b) [***].

1.108 “Profit Share Option Data Package” means, with respect to a Qualified Licensed Product for which Septerna has a Profit Share Option in accordance with Section 3.6 (Septerna Profit Share Option), (a) [***], (b) [***], (c) [***] and (d) [***].

1.109 “Profit Share Option Trigger Threshold” means, on a Licensed Product-by-Licensed Product basis, either (a) [***] or (b) [***].

1.110 “Profit Share Product” means, unless and [***], a Qualified Licensed Product for which the Parties have executed a Profit Share Agreement.

1.111 “Profit Share Term” means, with respect to the Profit Share Product, the period commencing [***] and ending on [***].

1.112 “Program Compound” means any Compound [***].

1.113 “Programs Modification Term” means the period beginning [***] and continuing [***]; provided that if, [***]; provided that, if, [***].

1.114 “Prosecuting Party” means, with respect to any Patent Rights at a point in time, the Party that has the right to prosecute and maintain such Patent Right pursuant to Section 10.4 (Patent Prosecution and Maintenance) or otherwise at such time.

1.115 “[***]” means [***].

1.116 “[***]” means [***].

1.117 “R&D Plan Technology” means (a) Know-How developed, created, conceived or reduced to practice by or on behalf of either Party or its Affiliates or its or their (sub)licensees/Sublicensees, either alone or jointly with the other Party or its Affiliates or its or their (sub)licensees/Sublicensees, in each case, under or in connection with the R&D Programs and (b) any Patent Rights that Cover any Know-How described in clause (a).

1.118 “R&D Program Term” means, with respect to each R&D Program, the period starting from the date on which the JSC approves the first R&D Plan for such R&D Program (which, for any R&D Plan attached hereto as of the Effective Date, shall be deemed to be the Effective Date) and ending on the earlier of: (a) [***] after the last Final Report Acceptance Date for such R&D Program; and (b) (i) the date on which such R&D Program is terminated (including pursuant to Section 2.4.6 (Infeasible R&D Programs)), or, if applicable, substituted in Novo Nordisk’s exercise of an R&D Program Modification Right as set forth in Section 2.6.1 (R&D Program Modification Right). Unless otherwise mutually agreed by the Parties, the duration of an R&D Program Term shall be no more than [***]; provided, that, with respect to an R&D Program, if, at the end of such [***], neither clause (a) nor clause (b) in the preceding sentence has occurred, and there are R&D Plan Activities for such R&D Program that are ongoing or have not yet been conducted, then the R&D Program Term will be extended until [***]; and provided, further, [***].

1.119 “Region” means each of the following: [***].

1.120 “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments and pre- and post-approvals), licenses, registrations or authorizations (including marketing authorizations)of any Regulatory Authority that are necessary for the Development, Manufacture and Commercialization of a pharmaceutical product (including a Licensed Product) in a given jurisdiction.

1.121 “Regulatory Authority” means any Governmental Authority with authority over the Development, Manufacture and Commercialization of a pharmaceutical product (including a Licensed Product) in the Territory, including the right to grant approvals with respect thereto, which includes the FDA in the U.S., the EMA in the EU, the PMDA in Japan and any other applicable Governmental Authority having jurisdiction over a Licensed Product.

1.122 “Regulatory Documentation” means all (a) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) supplements or changes to any of the foregoing; and (d) clinical, non-clinical and other data contained or relied upon in any of the foregoing; in each case ((a)-(d)), relating to a Licensed Compound or Licensed Product.

1.123 “[***]” means[***].

1.124 “Research” means any and all activities directed to the research, identification, generation, formatting, screening, selecting, testing (including in silico, in vitro, ex vivo human validation systems and animal models), optimization, stability testing and toxicology of Licensed

Products. When used as a verb, “to Research” and “Researching” means to engage or engaging in Research.

1.125 “Royalty-Bearing Patent” means, with respect to a Licensed Product and a country, (a) any [***] (b) [***]; provided that, [***].

1.126 “Royalty Term” means, on a country-by-country and Financial Product-by-Financial Product basis, with respect to any Financial Product with respect to any R&D Program, the term beginning with the First Commercial Sale of such Financial Product in such country and expiring upon the later of: [***].

1.127 “Screening Libraries” means [***].

1.128 “Selected Drug” means a drug selected under the Drug Price Negotiation Program, as described in Section 1192 of the Social Security Act.

1.129 “Septerna Know-How” means any and all Know-How that: (a) Septerna or any of its Affiliates Control; and (b) is necessary or reasonably useful to (i) conduct any activities under an R&D Plan or (ii) Exploit any Licensed Compound or Licensed Product, but excluding any Joint Know-How and Excluded Know-How.

1.130 “Septerna Patents” means any Patent Rights Controlled by Septerna or any of its Affiliates that Cover Septerna Know-How or that are otherwise necessary or reasonably useful to (a) conduct any activities under an R&D Plan or (b) Exploit any Licensed Compound or Licensed Product, but excluding any Joint Patents or Excluded Patents. The Septerna Patents existing as of the Effective Date are listed in Schedule 1.130. The Septerna Patents include any [***], except as otherwise expressly set forth in this Agreement.

1.131 “Septerna Platform” means [***].

1.132 “Septerna Research Costs” means, with respect to an R&D Program, the Septerna Research FTE Costs incurred, and the direct Out-of-Pocket Costs recorded as an expense, in each case, by Septerna or any of its Affiliates in accordance with the applicable Accounting Standards after the Effective Date and during the Term that are specifically identifiable or reasonably allocable to Development activities in the R&D Plan for such R&D Program; provided that such costs, to the extent incurred or recorded as an expense in a particular [***], shall be included in “Septerna Research Costs” only to the extent less than [***] of the aggregate amounts set forth in the then-current R&D Budget for such R&D Program for such [***] (subject to additional Permitted Budget Overruns pursuant to Section 2.9 (R&D Program Costs)).

1.133 “Septerna Research FTE Costs” means, with respect to an R&D Program, an amount equal to the product of the Septerna Research FTE Rate and the actual number of FTEs who performed the applicable R&D Plan Activities or Additional R&D Program Optimization Activities for such R&D Program. For clarity, FTEs shall be pro-rated on a daily basis (e.g., for any Calendar Year during the R&D Collaboration Term that is less than a full year). For further clarity, [***].

1.134 “Septerna Research FTE Rate” means [***] per FTE per Calendar Year, which rate shall be adjusted each Calendar Year during the R&D Collaboration Term to reflect the percentage increase or decrease in the Consumer Price Index for All Urban Consumers (CPI-U) published by the U.S. Bureau of Labor Statistics as of December 31 of each Calendar Year, over the level of such Consumer Price Index as of December 31 of the prior Calendar Year, with the first such increase or decrease to be effective on January 1, 2026. The Septerna Research FTE Rate represents [***].

1.135 “Septerna Technology” means Septerna Know-How and Septerna Patents.

1.136 “Shared Septerna Patent” means any Existing Septerna Patent that [***].

1.137 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Novo Nordisk under the grants in Section 8.2 (Licenses to Novo Nordisk), as provided in Section 8.3 (Sublicenses), except for a Third Party to which Novo Nordisk grants a sublicense to settle or avoid litigation or any Patent Right dispute related to (a) the alleged infringement by a Licensed Product or the Exploitation thereof of any Patent Rights or other intellectual property of a Third Party or (b) the alleged non-infringement, invalidity or unenforceability of or challenge against any Patent Rights Covering or claiming a Licensed Product; provided that any bona fide Third Party commercial distributor that pays to Novo Nordisk or its Affiliate a supply price for the Licensed Product ordered from Novo Nordisk or its Affiliate shall not be considered a “Sublicensee” hereunder, irrespective of whether a sublicense is granted by Novo Nordisk or its Affiliate to such Third Party; provided, further, that [***].

1.138 “Target” means [***].

1.139 “Target Indication” means with respect to [***].

1.140 “Tax” means any federal, state, local, regional, municipal, or other tax or taxation, levy duty, charge, withholding, or other assessment of any kind (including any related fine, penalty, addition to tax surcharge, or interest) imposed by, or payable to, a Governmental Authority, including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes.

1.141 “Terminated Profit Share Product” means with respect to the Profit Share Agreement that is terminated by Novo Nordisk pursuant to Section 3.6.12(a)(ii), the Financial Product that was the Profit Share Product of such Profit Share Agreement.

1.142 “Terminated Region” means any Region for which this Agreement has been terminated as described in Article 15, and in the event of termination of the Agreement in its entirety, all Regions.

1.143 “Territory” means worldwide, excluding all Terminated Regions.

1.144 “Third Party” means any Person other than Novo Nordisk or Septerna or an Affiliate of Novo Nordisk or Septerna.

1.145 “[***]” means [***].

1.146 “Third Party Services Agreements” means the following agreements: [***].

1.147 “USD” means the United States of America dollar, and “$” and “dollar” will also be interpreted as such.

1.148 “Valid Claim” means (a) a claim of an issued and unexpired Patent Right that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a patent office, court or governmental body of competent jurisdiction in a final order, from which no further appeal can be or has been taken, (ii) disclaimed, admitted to be invalid or unenforceable or rendered unenforceable through disclaimer, reissue or otherwise or (iii) abandoned, dedicated to the public or finally rejected by a Governmental Authority from which no appeal can be taken or (b) a pending claim of a patent application that has not been cancelled, withdrawn or abandoned and that has not been finally rejected by a Governmental Authority from which no appeal can be or has been taken; provided, however, that, on a country-by-country basis, if such a claim is not issued within [***] after the earliest non-provisional filing date of a patent application from which such claim takes priority, such claim shall not constitute a Valid Claim [***].

1.149 “VAT” means value added tax or similar sales or transfer tax.

1.150 Additional Definitions. These additional definitions have the meaning set forth in the following Sections:

Term	Section
Acquiree	1.145
Acquirer	1.20
Additional R&D Program Optimization Activities	2.4.4
[***]	[***]
Agreement	Preamble
Alliance Manager	7.3
[***]	[***]
Audited Party	9.13
Auditor	9.13
Bankruptcy Laws	16.7
Breaching Party	15.2.2
Budget Overrun	2.9.2
Claim	12.1
Collaboration Data	5.5
Collaboration Personnel	1.48
[***]	[***]
Collaboration Target Exclusivity Term	6.1
Collaboration Target Milestone Event	9.2.1
Collaboration Target Milestone Payment	9.2.1
[***]	[***]
[***]	[***]
Commercial Milestone Event	9.2.3
Commercial Milestone Payment	9.2.3
[***]	[***]
Competing Infringement	10.5.1
Confidentiality Agreement	13.6
[***]	[***]

Term	Section
[***]	[***]
Cure Period	15.2.2
[***]	[***]
DEL	1.131
Development Cost and Profit/Loss Split	3.6.7
[***]	[***]
Development Records	5.1
Development to G1 Activities	2.4.2
Development Update	3.1.1
[***]	[***]
Disclosing Party	13.1
Dispute	17.1
ERC	6.2.1
Excluded Claim	17.4
Execution Date	Preamble
Exempt Program	6.3
[***]	[***]
Extensions	10.4.6
Final Report	2.4.3(a)
Final Report Acceptance Date	2.4.3(a)
Final Report Delivery Date	11.2
Final Report Disclosure Schedule	11.3.2
[***]	[***]
[***]	[***]
Force Majeure	18.10
GPCR	Recitals
G0 Data Package	2.4.1
ICC	17.3.1
ICH	1.58
[***]	[***]
Indemnified Party	12.3.1
Indemnifying Party	12.3.1
Indirect Taxes	9.14.3
Infringement Action	10.5.2(a)
Initial Disclosure Schedule	11.2
Joint Know-How	10.3.1
Joint IP	10.3.1
Joint Patents	10.3.1
JPSC	7.5
JSC	7.1
Losses	12.1
Manufacturing Technology and Material Transfer	3.4
Manufacturing Transition Plan	3.4
Materials	2.8
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Term	Section
Native Complex	1.131
Necessary Third Party Right	10.6.4(b)
New R&D Program	2.6.2
[***]	[***]
Non-breaching Party	15.2.2
[***]	[***]
[***]	1.108
Novo Nordisk	Preamble
[***]	[***]
Novo Nordisk Indemnitee	12.2
Novo Studies	2.4.5
Novo Third Party Agreement	10.6.4(a)
Ongoing Programs Limitation	2.1
[***]	[***]
Other Components	1.23
[***]	[***]
Owed Party	9.15
Owing Party	9.15
Other Third Party Right	10.6.4(c)
Parent Compound	1.39
Party	Preamble
Patent Challenge	15.2.6
Patent Challenging Party	15.2.6
[***]	[***]
[***]	[***]
Paying Party	9.14.2
Permitted Budget Overruns	2.9.3
Permitted Subcontractors	8.4
Product Information	13.1
[***]	[***]
Profit Share Agreement	3.6.8
[***]	[***]
Profit Share Exercise Notice	3.6.4
Profit Share Information Request	3.6.6
Profit Share Negotiation Period	3.6.8
Profit Share Option	3.6.1
Profit Share Option Period	3.6.4
Profit Share Option Trigger Threshold Notice	3.6.2
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Project Leader	7.6
Proposed New Program Plan	2.6.2
Prosecution and Maintenance	10.4.2
Qualified Licensed Product	3.6.1
R&D Budget	2.3.2
R&D Collaboration Term	2.2
R&D Plan	2.3.1
R&D Plan Activities	2.3.1
R&D Program	2.1

Term	Section
R&D Program Modification Right	2.6.1
[***]	[***]
Receiving Party	13.1
Recipient	9.14.2
Redacted Agreement	13.4.2
Research and Development Milestone Event	9.2.2
Research and Development Milestone Payment	9.2.2
Residual Knowledge	13.9
Restricted Information	1.48
Restricted Personnel	1.48
[***]	[***]
[***]	[***]
Reverted Product	16.3.2
Royalty Payments	9.3
SEC	13.4.2
Second Generation Product Patents	10.4.1
[***]	[***]
[***]	[***]
Septerna	Preamble
Septerna Indemnitee	12.1
Septerna Other Patent	10.4.2
Shared Claim	12.4
Shared Losses	12.4
Shared Septerna Patent Matter	10.4.4
Subsequent Disclosure Schedule	11.3.1
[***]	[***]
Supervisory Executives	1.48
Supply Agreement	3.3.3
[***]	[***]
Term	15.1
[***]	[***]
Third Party Action	10.6.1
Third Party IP Notice	10.6.4(c)
Third Party Patent Challenge	10.7.2
Third Party Right	10.6.4(a)
[***]	[***]
[***]	[***]

2. RESEARCH AND DEVELOPMENT PROGRAMS; TECH TRANSFER.

2.1 R&D Overview and Purpose. With respect to each Collaboration Target or combination of Collaboration Targets set forth in Schedule 2.1 and as more fully set forth in the applicable R&D Plan, Septerna and Novo Nordisk will conduct Research and Development programs, in each case, as further set forth in the applicable R&D Plan and in Section 2.4 (R&D Program Stages),[***] (such Research and Development program with respect to the Collaboration Targets or combination of Collaboration Targets set forth in Schedule 2.1, a “R&D Program” and collectively the “R&D Programs”). Following the end of the R&D Program Term for an R&D Program for which the Final Report Acceptance Date has occurred, except as set forth in Section 2.4.4 (Additional R&D Program Optimization Activities) and [***], as between the Parties, unless otherwise mutually agreed by the Parties, Novo Nordisk will have the sole right to conduct all further Development, Manufacturing, Commercialization and other Exploitation with respect to Licensed Compounds and Licensed Products with respect to such R&D Program, at its sole cost and expense. During the Programs Modification Term, Novo Nordisk will have the right to create new R&D Programs as provided in Section 2.6 (New R&D Programs); provided that the number of R&D Programs that are subject to ongoing R&D Plan Activities at any given time may not exceed [***] R&D Programs unless otherwise agreed by Septerna in writing (such limitation on the number of R&D Programs, the “Ongoing Programs Limitation”). For clarity, Exploitation by or on behalf of Novo Nordisk (other than as set forth in Section 2.4.4 (Additional R&D Program Optimization Activities)) of the Licensed Products arising out of an R&D Program, after the applicable Final Report Acceptance Date, is not part of any R&D Program and will not be subject to any R&D Plan.

2.2 R&D Collaboration Term. The R&D Programs shall be conducted over a term commencing on the Effective Date and ending on: [***] (the “R&D Collaboration Term”).

2.3 R&D Plans and Budgets.

2.3.1 Creation of R&D Plans. The scope and specific terms governing each R&D Program, including all Development activities with respect to the Collaboration Target(s), Program Compounds and Licensed Compounds for such R&D Program and the timelines and budget for such activities, shall be set forth in one (1) or more mutually agreed upon research and development plans for each R&D Program (each, an “R&D Plan”). As of the Execution Date, the initial R&D Plan for each R&D Program is set forth in Schedule 2.3.1. Each R&D Plan will include [***].

2.3.2 R&D Budgets. Each R&D Plan shall include a detailed written budget [***] for Septerna’s R&D Plan Activities or Additional R&D Program Optimization Activities set forth therein, which will include [***](for each R&D Plan, a “R&D Budget”).

2.3.3 Review of R&D Plans. Each R&D Plan (including the R&D Budget included therein) shall be reviewed, updated and amended by the Parties, through the JSC, on [***]; provided that either Party shall have the right to propose any additional update or amendment to an R&D Plan (including the R&D Budget included therein) in connection with the progress of the applicable R&D Program, by submitting such proposed amendment in writing to the JSC for review and approval; provided, further, [***]). With respect to any R&D Budget or amendment thereto, the JSC shall review and agree to a recommended R&D Budget, which Novo Nordisk shall submit for internal governance approval. If Novo Nordisk receives such approval, the JSC shall approve such recommended R&D Budget. If Novo Nordisk does not receive such approval, the JSC shall further review, update and agree to a revised recommended R&D Budget, which revised R&D Budget shall be submitted for Novo Nordisk internal governance approval in accordance with the foregoing. In case of a conflict between the terms and conditions of this Agreement and any provision in an R&D Plan, the terms and conditions of this Agreement shall prevail.

2.4 R&D Program Stages. Septerna shall begin activities under each R&D Plan promptly after the Effective Date or such other date as may be set forth in the applicable R&D

Plan. Unless otherwise set forth in an amendment to an R&D Plan approved in accordance with Section 2.3.3 (Review of R&D Plans), each R&D Plan will consist of the following stages:

2.4.1 Development to G0. On an R&D Program-by-R&D Program basis, Septerna will, [***], conduct initial screening, hit confirmation, hit validation, high resolution structure analysis, and hit-to-lead optimization activities for each Collaboration Target included in such R&D Program as described in the applicable R&D Plan. [***] Following [***] leading to the discovery of Licensed Compound(s) meeting the G0 Criteria for an R&D Program in accordance with the applicable R&D Plan, Septerna will deliver to Novo Nordisk a data package for such R&D Program, containing the data and information generated in the performance of such activities and any other information in its possession or control that is necessary or useful to select Licensed Compounds to progress to Development to G1 Activities (each, a “G0 Data Package”).

2.4.2 Development to G1. On an R&D Program-by-R&D Program basis, no later than [***] after Novo Nordisk’s receipt of the G0 Data Package for an R&D Program, the JSC will meet to review the G0 Data Package and determine whether to progress existing Licensed Compounds with respect to such R&D Program to further research and pre-clinical Development activities up to [***] (such activities, the “Development to G1 Activities”) or to continue R&D Plan Activities as described in Section 2.4.1 (Development to G0) to advance additional Program Compounds toward the G0 Criteria under such R&D Program.

2.4.3 Final Report; Program Transition.

(a) On an R&D Program-by-R&D Program basis, following completion of Development to G1 Activities with respect to a Licensed Compound for such R&D Program in accordance with the applicable R&D Plan, Septerna will present to Novo Nordisk a final report containing all data and information generated in the conduct of such R&D Program, including such data set forth in the R&D Plan for such R&D Program (for each R&D Program, a “Final Report”). Following Novo Nordisk’s receipt of a Final Report, Novo Nordisk will, within [***], either notify Septerna (i) that such Final Report has been accepted by Novo Nordisk or (ii) that Novo Nordisk in good faith believes such Final Report does not include all of the data and information therefor, in which case Septerna will discuss with Novo Nordisk to determine the completeness of such Final Report and, if any such data or information is missing, Septerna will address Novo Nordisk’s concerns by delivering to Novo Nordisk a revised Final Report [***]; provided that Septerna shall not be required to perform additional Development activities to generate any such additional data or information that are not otherwise required pursuant to the applicable R&D Plan or Section 2.4.4 (Additional R&D Program Optimization Activities). In the event that Novo Nordisk fails to notify Septerna within such [***] period in accordance with clause (i) or clause (ii) above, the Final Report will be deemed to have been accepted by Novo Nordisk (the date of such acceptance or deemed acceptance of the Final Report, the “Final Report Acceptance Date”). For clarity, following the first Final Report Acceptance Date for an R&D Program, Novo Nordisk will not, via the JSC, revise the applicable R&D Plan to require Septerna to perform additional Research activities, unless pursuant to Section 2.4.4 (Additional R&D Program Optimization Activities) or Section 2.4.3(b). Following the first Final Report Acceptance Date with respect to an R&D Program, (A) as between the Parties, Novo Nordisk will have the sole right (subject to Section 2.4.4 (Additional R&D Program Optimization Activities) and Section 2.4.3(b)) to conduct or have conducted further Development, Manufacturing, Commercialization and other Exploitation activities with respect to any Licensed Compounds and Licensed Products with respect to such R&D Program in accordance with Articles 3 and 4, and (B) Septerna will complete a technology transfer with respect to such R&D Program in accordance with Section 2.7 (Technology Transfer) and Section 3.4 (Manufacturing Technology and Material Transfer).

(b) With respect to each R&D Program, within [***] after the first Final Report Acceptance Date for such R&D Program, Novo Nordisk shall have the right to amend the R&D Plan for such R&D Program to include additional R&D Plan Activities with respect to additional back-up or follow-on Licensed Compounds, subject to the JSC’s review and approval as set forth in Section 2.3.3 (Review of R&D Plans) and Section 7.14 (JSC Cannot Reach Agreement) (which review and approval may occur after such [***] period). Upon approval by the JSC, such additional R&D Plan Activities may be performed after the first Final Report Acceptance Date for such R&D Program but in no event shall Septerna be required to perform any R&D Plan Activities after the end of the R&D Program Term for such R&D Program. Upon completion of such R&D Plan Activities, Septerna shall provide a Final Report with respect thereto and the procedures set forth above shall apply mutatis mutandis with respect to the Final Report Acceptance Date for such additional R&D Plan Activities.

2.4.4 Additional R&D Program Optimization Activities. With respect to an R&D Program, upon Novo Nordisk’s reasonable written request (including by email to Septerna’s Alliance Manager) during the R&D Program Term for such R&D Program, the JSC will discuss additional Development activities for such R&D Program following the Final Report Acceptance Date for such R&D Program (“Additional R&D Program Optimization Activities”), which, for clarity, shall not include Development activities for additional back-up or follow-on Licensed Compounds, and shall be limited to additional assays or experiments to be performed with respect to Licensed Compounds to support Development following the Final Report Acceptance Date. Following the JSC’s approval, Septerna will perform such Additional R&D Program Optimization Activities; provided that, subject to Section 7.14 (JSC Cannot Reach Agreement), Septerna shall not be required to perform any Additional R&D Program Optimization Activities that would reasonably be anticipated to take more than [***] to complete if Septerna were to use [***] to perform such Additional R&D Program Optimization Activities. Novo Nordisk will prepare an amendment to the applicable R&D Plan (including to the applicable R&D Budget) reflecting such Additional R&D Program Optimization Activities for the applicable R&D Program and will submit such amendment and budget to the JSC to review, discuss and approve, and Septerna will perform such Additional R&D Program Optimization Activities in accordance with Section 2.10.1 (Applicable Laws and Standards; Performance Obligations). Promptly following completion of such Additional R&D Program Optimization Activities, Septerna will provide and transfer to Novo Nordisk copies of all data and information and other Septerna Know-How resulting from such Additional R&D Program Optimization Activities. For clarity, Additional R&D Program Optimization Activities are not R&D Plan Activities.

2.4.5 Novo Studies. At any time prior to the completion of the technology transfer with respect to an R&D Program in accordance with Section 2.7 (Technology Transfer), Novo Nordisk will have the right to conduct studies with respect to any Licensed Compound or Licensed Product for such R&D Program that Novo Nordisk deems necessary or useful to advance such R&D Program or otherwise support the goals of such R&D Program or evaluate such Licensed Compound or Licensed Product for further Development, such as biological profiling studies, in each case, as set forth in the applicable R&D Plan for such R&D Program (the “Novo Studies”). Septerna will, at Novo Nordisk’s cost and expense, provide to Novo Nordisk, in accordance with Section 2.8 (Materials Transfer), any Septerna Know-How and reasonable quantities of the applicable Licensed Compounds, Licensed Products and Materials, as applicable, requested by Novo Nordisk for the conduct of the Novo Studies; provided that Novo Nordisk informs Septerna of the overall objective of the Novo Studies that include such Licensed Compounds, Licensed Products or Materials. Novo Nordisk will keep Septerna reasonably informed through the JSC via high-level summaries of the Novo Studies that Novo Nordisk conducts and high-level results of such Novo Studies.

2.4.6 Infeasible R&D Programs. If Septerna reasonably believes that any R&D Plan Activity in an R&D Plan is technically infeasible to complete, it will notify Novo Nordisk, and either Party may propose an amendment to such R&D Plan to address such concerns in accordance with Section 2.3.3 (Review of R&D Plans). The JSC will meet within [***] after such request to discuss Septerna’s concerns and whether to approve any proposed amendment to such R&D Plan, terminate the relevant R&D Program or substitute or initiate a new R&D Program in accordance with Section 2.6 (New R&D Programs).

2.5 Reports. Without limiting Section 2.4.1 (Development to G0), Section 2.4.2 (Development to G1), Section 2.4.3 (Final Report; Program Transition) or Section 2.7 (Technology Transfer):

2.5.1 R&D Plan Activities Reports. Within [***] following the end of each [***] during which Septerna performs any R&D Plan Activities or Additional R&D Program Optimization Activities, Septerna shall provide to Novo Nordisk a reasonably detailed report of such activities it has performed, or caused to be performed, since the preceding report, its activities in process and the future activities it expects to initiate during the then-current [***]. Without limiting the foregoing, Septerna shall promptly make available to Novo Nordisk all material Know-How (including all results and data) from R&D Plan Activities or Additional R&D Program Optimization Activities performed under the R&D Plans (and excluding, for clarity, any such Know-How or information specifically related to the Septerna Platform that does not constitute Product Information), and, at Novo Nordisk’s request, shall meet with Novo Nordisk to discuss the Licensed Compounds and Licensed Products.

2.5.2 [***] Reports. Within [***] following the end of each [***] during which Septerna performs any activities with respect to any [***] in accordance with Section 8.1.2, Septerna shall provide to Novo Nordisk a high-level report of (a) the identity of any such [***] for which Septerna has performed such activities and (b) any Licensed Compound that is identified or generated under or in connection with such activities (including whether any such Licensed Compound is an [***]).

2.6 New R&D Programs.

2.6.1 R&D Program Modification Right. During the Programs Modification Term, Novo Nordisk will have the right to substitute new R&D Programs for any ongoing R&D Programs at any time or initiate a new R&D Program at any time after the first Final Report Acceptance Date for each R&D Program, subject to the Ongoing Programs Limitation (such rights, the “R&D Program Modification Right”). For avoidance of doubt, the number of R&D Programs that are subject to ongoing R&D Plan Activities at any given time may not exceed [***] R&D Programs unless otherwise agreed by Septerna in writing.

2.6.2 New R&D Programs Proposal. Subject to the Ongoing Programs Limitation, Novo Nordisk may exercise its R&D Program Modification Right in accordance with Section 2.6.1 (R&D Program Modification Right) by providing written notice to Septerna, which written notice shall include (a) the proposed Collaboration Target(s) that Novo Nordisk desires to include in as a new R&D Program (the “New R&D Program”), and (b) if applicable, any existing R&D Program that Novo Nordisk intends to be replaced and terminated. Within [***] after Septerna’s receipt of such notice, Novo Nordisk shall prepare (and Septerna will provide support with respect thereto as reasonably requested by Novo Nordisk) and present to the JSC a proposed R&D Plan for such New R&D Program, including an R&D Budget for such New R&D Program (the “Proposed New Program Plan”).

2.6.3 New R&D Plan. Upon receiving the Proposed New Program Plan, the Parties shall, via the JSC, discuss in good faith and approve the Proposed New Program Plan (and, for clarity, such approval by the JSC shall be subject to Section 7.14.2). Once approved by the JSC, the Proposed New Program Plan shall be deemed to be an R&D Plan for the New R&D Program for purposes of this Agreement.

2.6.4 Effect of Exercise of R&D Program Modification Right. Effective upon Septerna’s receipt of written notice that Novo Nordisk wishes to exercise its R&D Program Modification Right: (a) the New R&D Program will be an R&D Program; and (b) any R&D Program that is terminated and substituted in Novo Nordisk’s exercise of such R&D Program Modification Right (but not, for clarity, any R&D Program for which a Final Report Acceptance Date has occurred) will cease to be an R&D Program, and neither Party will have any obligation to perform further R&D Plan Activities with respect to such terminated and substituted R&D Program.

2.6.5 New R&D Program for [***]. If Novo Nordisk fails to exercise its R&D Program Modification Right to establish an R&D Program that includes [***] as a Collaboration Target prior to the date that is [***] after the last Final Report Acceptance Date and completion of the Additional R&D Program Optimization Activities, if any, for an R&D Program (or, if earlier, upon the first substitution or initiation of a new R&D Program for an ongoing R&D Program pursuant to Section 2.6.1 (R&D Program Modification Right)), [***] will be a Dropped Target and will cease to be a Collaboration Target for purposes of this Agreement.

2.7 Technology Transfer. In addition to the manufacturing technology and material transfer to be conducted as described in Section 3.4 (Manufacturing Technology and Material Transfer), promptly following the first Final Report Acceptance Date (and any subsequent Final Report Acceptance Date thereafter, as applicable) with respect to an R&D Program, at Novo Nordisk’s cost and expense, Septerna will transition to Novo Nordisk the Development and Manufacture of Licensed Compounds and Licensed Products with respect to such R&D Program, including by providing and transferring to Novo Nordisk (a) copies of all Septerna Know-How with respect to such R&D Program (excluding any Know-How specific to Septerna Platform that does not constitute Product Information), and (b) all Licensed Compounds and Licensed Products

with respect to such R&D Program. If requested by Novo Nordisk, the JSC shall develop a plan outlining the key transition activities to be carried out by the Parties with respect to each R&D Program, and Septerna will use [***] to perform the activities assigned to it under such transition plan. Notwithstanding anything to the contrary herein, Septerna has no obligation to disclose or transfer to Novo Nordisk any Know-How pertaining to the Septerna Platform that is not Product Information.

2.8 Materials Transfer. In order to facilitate the activities contemplated under the R&D Plans and the conduct of the Novo Studies, either Party may provide to the other Party certain chemical compounds or other materials Controlled by the supplying Party (collectively, other than Licensed Compounds and Licensed Products and any materials transferred pursuant to Section 3.4 (Manufacturing Technology and Material Transfer), “Materials”) for use by the other Party for the conduct of R&D Plan Activities or Additional R&D Program Optimization Activities or Novo Studies in furtherance of an R&D Program. Except as otherwise expressly set forth under this Agreement, (a) all such Materials delivered to the other Party will remain the sole property of the supplying Party, (b) will be used only (i) by Septerna, in the performance of R&D Plan Activities or Additional R&D Program Optimization Activities conducted in accordance with the R&D Plan or other activities agreed by the Parties in writing and (ii) by Novo Nordisk, in furtherance of its license rights set forth in Section 8.2 (Licenses to Novo Nordisk), including in the performance of R&D Plan Activities or Additional R&D Program Optimization Activities or Novo Studies, (c) except as provided in clause (b), will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party (except for Permitted Subcontractors performing any R&D Plan Activities or Additional R&D Program Optimization Activities or as otherwise set forth in the applicable R&D Plan), and (d) will be used in compliance with Applicable Law. No Party shall attempt to determine the chemical structure of any Materials provided by the other Party. Each Party will use the Materials supplied under this Agreement with prudence and appropriate caution in any experimental work as not all of their characteristics may be known. The supplying Party will provide the other Party the most current material safety data sheet for the Materials upon transfer of any Materials. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. To the extent consistent with the Parties’ existing standard operating procedures with respect to similar materials, prior to the initial transfer of any Materials hereunder, the Parties will agree on an appropriate recording system pursuant to which Materials will be provided under the terms of this Agreement. Unless otherwise agreed by the Parties, any such recording system will require each Party providing Materials to the other Party pursuant to this Agreement to document in a material transfer record (v) the type and name of the Materials transferred, (w) the amount of the Materials transferred, (x) the date of the transfer of such Materials, (y) the proposed use of such Materials by the Party receiving such Material and (z) any specific restrictions on the use and or subsequent transfer of such Materials imposed by any written agreement with any Third Party.

2.9 R&D Program Costs.

2.9.1 Unless otherwise agreed to in writing by the Parties, (a) except as set forth in clause (b) with respect to Septerna and in Section 2.4.5 (Novo Studies) with respect to Septerna’s provision of Licensed Compounds, Licensed Products or Materials, each Party will be responsible for all of the costs and expenses incurred by it or its respective Affiliates in the performance of its activities under each R&D Program and, with respect to Novo Nordisk, the Novo Studies and (b) Novo Nordisk shall make payments to Septerna in accordance with and pursuant to Section 9.7 (Research Funding) for documented Septerna Research Costs.

2.9.2 In the event that Septerna Research FTE Costs and Out-of-Pocket Costs for any R&D Program at any time during an applicable Calendar Year are expected to be greater than, on a cumulative annual basis, the aggregate amounts set forth in the then-current R&D Budget for such R&D Program or the Additional R&D Program Optimization Activities for an R&D Program for such Calendar Year by [***] or more (such excess amount above [***] of the then-current R&D Budget, a “Budget Overrun”), then further Novo Nordisk internal governance committee review and approval will be required but is not guaranteed for any such Budget Overrun. Septerna shall provide Novo Nordisk with reasonable advance written notice of any anticipated Budget Overruns through the JSC, accompanied by, as applicable, (a) a detailed, line-item breakdown of all such anticipated increased Septerna Research FTE Costs and Out-of-Pocket Costs relating to such Budget Overrun, (b) an overall impact assessment of the requested changes, including impact on the overall R&D Budget and current or future obligations to perform the R&D Plan Activities or Additional R&D Program Optimization Activities for such R&D Program and (c) [***] forecasted estimates of performance against the then-current R&D Budget for such R&D Program, and with the foregoing ((a)-(c)), seek Novo Nordisk’s approval for such requested amounts that represent such additional Septerna Research FTE Costs and Out-of-Pocket Costs to be actually incurred.

2.9.3 To the extent any Budget Overrun amount is subsequently approved by Novo Nordisk according to the foregoing, (a) such additional Septerna Research FTE Costs and Out-of-Pocket Costs shall constitute Septerna Research Costs and shall be used solely by Septerna for the R&D Program for which such Septerna Research Costs were approved, and (b) Novo Nordisk shall make payments to Septerna in accordance with and pursuant to Section 9.6 (Research Funding), during each remaining applicable [***] for such Calendar Year (such approved amounts, “Permitted Budget Overruns”). [***]

2.10 Standards Applicable to the R&D Programs.

2.10.1 Applicable Laws and Standards; Performance Obligations. All Development activities conducted by either Party under or in connection with each R&D Program shall be conducted in a good scientific manner and in accordance with the applicable R&D Plan and all Applicable Laws. Septerna shall use [***] to (a) complete all R&D Plan Activities or Additional R&D Program Optimization Activities for which it is responsible under the R&D Plans, (b) complete such R&D Plan Activities or Additional R&D Program Optimization Activities in accordance with the timelines and R&D Budget set forth in the applicable R&D Plan and (c) with respect to each R&D Program, Develop a Licensed Compound that satisfies applicable [***] for such R&D Program; provided that, with respect to any such activities for which Septerna is required to use [***], in no event shall such efforts and resources be less than those used by Septerna and its Affiliates for any of its or their other programs. Except as set forth in Section 2.4.5

(Novo Studies) and Section 2.8 (Materials Transfer), each Party shall provide all materials, facilities and resources necessary for it to perform its Development activities set forth in each R&D Plan and shall devote the efforts of suitably qualified and trained employees and personnel capable of carrying out such Development activities to perform such Development activities in a professional and workmanlike manner, with reasonable care and skill, and consistent with sound and ethical business and scientific practices.

2.10.2 Human Biosamples. If applicable, in the event that Septerna wishes to use or source any human biosamples for use to perform any activities to be conducted pursuant to an R&D Plan, including from a Third Party supplier, Septerna will only do so after receiving prior approval of the JSC with respect thereto; provided, however, [***]. Each Party represents and warrants that, in performing its obligations under the R&D Plans, it shall adhere to and comply with the obligations related to the use of human biosamples set forth in Schedule 2.10.2 and shall use [***] to ensure that all future subcontractors (including CROs) adhere to and comply with these obligations. The decision to use human biosamples in the activities to be conducted pursuant to an R&D Plan shall be made by the JSC.

2.10.3 Use of Animals. Prior to the use of animals in connection with the activities to be conducted pursuant to the R&D Plans by Septerna, Septerna shall obtain Novo Nordisk’s prior written approval therefor, including with respect to facilities to be used in connection therewith. If animals are so used, the Parties agree to ensure high welfare standards for experimental animals used in any activities to be conducted pursuant to the R&D Plans. Septerna acknowledges that it has read and understood Novo Nordisk’s Principles for the Use of Animals attached hereto in Schedule 2.10.3 and agrees to adhere to and comply with these obligations. Septerna must promptly notify Novo Nordisk in the event of any material unexpected issues in relation to animal welfare or bioethical concerns that occur under an R&D Plan. The Parties agree to reasonably collaborate to address any such issues and concerns to the extent such issues and concerns relate to more than local legal requirements. Septerna must report to Novo Nordisk the number of experimental animals having been (and if applicable, plan to be) used by or on behalf of Septerna under each R&D Plan in a Calendar Year (if any) no later than [***] of such Calendar Year. Septerna acknowledges that initiation of activities involving the use of animals under the R&D Plans is subject to Novo Nordisk’s approval of the R&D Plans. Novo Nordisk (i) will review the R&D Plans and the protocol(s) with respect to anticipated animal use and (ii) may require an on-site animal welfare inspection prior to initiation of any experimental animal activities to be conducted pursuant to the R&D Plans. If Novo Nordisk wishes to perform such animal welfare inspection during the R&D Collaboration Term, Septerna shall give Novo Nordisk access to the relevant areas of its site (or, to the extent such activities are conducted at a Third Party site, the relevant areas of such Third Party site) upon reasonable notice of no less than [***]; provided that any such audit shall not be conducted more than [***] (except in the event that an audit identifies any issues, in which case Novo Nordisk shall be permitted to undertake a follow-up audit) and shall be conducted during normal business hours, subject to customary confidentiality obligations and security measures reasonably required by Septerna (or such Third Party, as applicable) and in a manner intended to minimize any disruptions to Septerna’s (or such Third Party’s, as applicable) day-to-day business.

3. DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING; SEPTERNA PROFIT SHARE OPTION

3.1 Development by Novo Nordisk.

3.1.1 General. Following the first Final Report Acceptance Date with respect to an R&D Program, as between the Parties, except for any Additional R&D Program Optimization Activities or Research activities performed pursuant to Section 2.4.3(b), Novo Nordisk shall have the sole right, itself or through its Affiliates or Sublicensees or Permitted Subcontractors, to further Develop, including to seek Regulatory Approval for, any Licensed Products with respect to such R&D Program in the Field in the Territory, at its sole cost and expense (except with respect to Development Costs for the Profit Share Product, which shall be shared in accordance with the Profit Share Agreement). Novo Nordisk will use [***] to Develop, including to seek Regulatory Approval for, in [***] for [***]Indication, [***]; provided that the foregoing shall only apply to [***] to the extent that a Final Report is delivered [***] and [***] has satisfied the G1 Criteria or has otherwise been advanced by Novo Nordisk to IND-Enabling Studies. At least [***] (and, with respect to [***]) during [***], Novo Nordisk shall prepare, update and share with Septerna a high-level written development status update (the “Development Update”), which shall be summary in nature and which shall outline material Development activities performed since the preceding report and in process or anticipated to be performed during the [***] (or [***] period with respect to [***]). Novo Nordisk may update and amend, as Novo Nordisk deems appropriate, the then-current Development Update from time to time and shall submit such updates or amendments to Septerna.

3.1.2 [***]

(a) [***].

(b) [***].

(c) [***].

3.1.3 [***]

(a) [***].

(b) [***].

(c) [***].

(d) [***].

(e) [***].

(f) [***].

(g) [***].

3.1.4 [***].

3.2 Commercialization by Novo Nordisk. As between the Parties, Novo Nordisk shall have the sole right to control and be solely responsible for, itself or through its Affiliates or Sublicensees or Permitted Subcontractors and at its sole cost and expense (except with respect to Operating Profits or Losses for the Profit Share Product, which shall be shared in accordance with the Profit Share Agreement), all aspects of the Commercialization of Licensed Products in the Field in the Territory. Novo Nordisk shall use [***] to Commercialize in the [***]; provided that the foregoing shall only apply [***] to the extent a Regulatory Approval (including, where applicable, Pricing Approval) is received in [***] for [***].

3.3 Manufacture and Supply.

3.3.1 Unless otherwise mutually agreed by the Parties, as between the Parties, (a) [***] will be responsible for the Manufacture and supply of Licensed Compounds until completion of Development to G1 Activities for any R&D Program; provided that, [***] (itself or through its Affiliate(s) or Sublicensee(s)) will have the sole right to perform, and sole control over and decision-making authority with respect to, all Manufacturing activities for the Manufacture of Licensed Compounds and Licensed Products, at [***].

3.3.2 Septerna shall Manufacture (or have Manufactured) all such Licensed Compounds ([***]) and Licensed Product(s) in accordance with Applicable Laws and any applicable manufacturing and quality agreements and, for purposes of supply to Novo Nordisk, shall only use contract manufacturers reasonably acceptable to Novo Nordisk in accordance with terms reasonably acceptable to Novo Nordisk. Septerna represents and warrants that each Licensed Compound, [***] and Licensed Product supplied to Novo Nordisk (a) will be Manufactured in accordance with Applicable Laws, including, with respect to any clinical supply of [***] and Licensed Product(s), current Good Manufacturing Practices, (b) will not be adulterated or misbranded under the FD&C Act and may be introduced into interstate commerce pursuant to the FD&C Act and (c) complies with the applicable specifications with respect thereto in the then-current IND for such Licensed Product, if applicable.

3.3.3 Novo Nordisk and Septerna will negotiate in good faith the terms of an agreement for the Manufacture and supply to Novo Nordisk of the Licensed Compounds, [***] and Licensed Product(s) (and any components thereof) as set forth above (the “Supply Agreement”), which Supply Agreement will include customary terms for supply of material to a collaboration partner for development, including a related quality agreement if necessary. Novo Nordisk and Septerna shall use good faith efforts to execute such Supply Agreement (and any quality agreement) [***]. The Supply Agreement (and any quality agreement) will be subordinate to this Agreement.

3.4 Manufacturing Technology and Material Transfer. In addition to the technology transfer to be conducted as described in Section 2.7 (Technology Transfer), on an R&D Program-by-R&D Program basis following the first Final Report Acceptance Date (and any subsequent Final Report Acceptance Date thereafter, as applicable) for a given R&D Program (or earlier upon Novo Nordisk’s request), Septerna will work with Novo Nordisk to promptly transfer to Novo Nordisk, at Novo Nordisk’s cost and expense, (a) all Septerna Know-How necessary or reasonably useful to enable the Manufacture of Licensed Compounds or Licensed Products with respect to such R&D Program, to the extent not previously transferred to Novo Nordisk under this

Agreement, by providing copies or samples of relevant documentation, materials and other embodiments of any such Septerna Know-How, to the extent then available and within Septerna’s Control, and by making available its qualified technical personnel on a reasonable basis to consult with Novo Nordisk with respect to such Know-How, and (b) subject to the conditions in this Section 3.4 (Manufacturing Technology and Material Transfer), any materials (as well as any intermediates of such materials) used by Septerna or its Affiliates or Permitted Subcontractors in the Manufacture of such Licensed Compounds or Licensed Products (for each R&D Program, a “Manufacturing Technology and Material Transfer”). The Parties will develop in good faith as soon as practicable after the first Final Report Acceptance Date (and any subsequent Final Report Acceptance Date thereafter, as applicable) for such R&D Program a written plan for the Manufacturing Technology and Material Transfer for such R&D Program, the purpose of which plan will be to ensure the complete and timely transfer of such Septerna Know-How within [***] (or such longer period as may be mutually agreed by the Parties) after the initiation of Manufacturing Technology and Material Transfer activities, unless otherwise agreed by the Parties (the “Manufacturing Transition Plan”). Each Manufacturing Technology and Material Transfer will be conducted as described in the applicable Manufacturing Transition Plan; provided that the Manufacturing Transition Plan shall not limit Septerna’s obligations set forth in the first sentence of this Section 3.4 (Manufacturing Technology and Material Transfer), regardless of whether a Manufacturing Transition Plan is agreed to at the applicable time. The JSC will determine the point at which activities under each such Manufacturing Transition Plan are completed based on the specifications set forth in the applicable Manufacturing Transition Plan.

3.5 Septerna Manufacturing Support. For [***] following the Manufacturing Technology and Material Transfer contemplated by Section 3.4 (Manufacturing Technology and Material Transfer) for a given R&D Program, Novo Nordisk may seek assistance and cooperation from Septerna in connection with the Manufacture of Licensed Compounds and Licensed Products with respect to such R&D Program, including with respect to scale-up activities. Septerna will use [***] to provide such assistance and cooperation to the extent reasonably requested by Novo Nordisk following the completion of the Manufacturing Technology and Material Transfer for a given R&D Program, [***].

3.6 Septerna Profit Share Option.

3.6.1 Overview. Subject to the remainder of this Section 3.6 (Septerna Profit Share Option), Novo Nordisk hereby grants to Septerna the one-time option to share in the global Development Costs and Operating Profits or Losses with respect to one (1) Licensed Product (other than any Combination Product) that has met a Profit Share Option Trigger Threshold (each, a “Qualified Licensed Product”) of Septerna’s election [***]) in accordance with the proportions set forth in Section 3.6.7 (Expense and Profits and Loss Sharing[***]) and the applicable Profit Share Agreement (the “Profit Share Option”), which option will be exercisable solely during the applicable Profit Share Option Period. For the avoidance of doubt, [***], in no event will Septerna be entitled to elect more than [***] Profit Share Option, whether with respect to the same R&D Program or a different R&D Program. [***].

3.6.2 Notice. With respect to [***] Qualified Licensed Product, Novo Nordisk shall deliver to Septerna written notice that such Qualified Licensed Product has achieved a Profit Share Option Trigger Threshold within [***] after the achievement thereof (such notice, a “Profit

Share Option Trigger Threshold Notice”); provided that, following Septerna’s exercise of a Profit Share Option ([***]), Novo Nordisk shall no longer be required to provide the foregoing notice with respect to any Licensed Product under this Agreement.

3.6.3 Profit Share Option Data Package. At any time during the [***] period following Septerna’s receipt of a Profit Share Option Trigger Threshold Notice for a Qualified Licensed Product, Septerna may request (and Novo Nordisk shall provide to Septerna within a reasonable period of time thereafter) the Profit Share Option Data Package therefor. If Septerna does not request a Profit Share Option Data Package within such [***] period, Septerna’s Profit Share Option with respect to such Qualified Licensed Product shall terminate. Septerna shall use the Profit Share Option Data Package (and any additional information provided by Novo Nordisk pursuant to this Section 3.6 (Septerna Profit Share Option)) solely for purposes of determining whether to exercise its Profit Share Option with respect to such Qualified Licensed Product, and the Profit Share Option Data Package and any other accompanying information provided by Novo Nordisk shall remain Novo Nordisk’s Confidential Information. Notwithstanding Article 13, Septerna shall not have the right to use such information for any purpose other than to determine whether to exercise its Profit Share Option with respect to the applicable Qualified Licensed Product.

3.6.4 Exercise. Subject to the remainder of this Section 3.6.4 (Exercise) and Section 3.6.5 ([***]), Septerna may exercise its Profit Share Option with respect to a Qualified Licensed Product by providing to Novo Nordisk written notice (the “Profit Share Exercise Notice”) of such exercise no later than the date that is the earlier of [***]; provided that (x) [***] and (y) such time period may be otherwise mutually extended by the Parties in writing (such period between the receipt of the Profit Share Option Trigger Threshold Notice and the end-time set forth in the foregoing, subject to the last sentence of Section 3.6.6 (Requests for Additional Information), the “Profit Share Option Period”).

3.6.5 [***].

3.6.6 Requests for Additional Information. From time to time during the Profit Share Option Period, and solely to the extent reasonably necessary for Septerna to decide whether to exercise its Profit Share Option, Septerna may provide Novo Nordisk with written notice requesting from Novo Nordisk reasonable additional information (including, as reasonable, any additional information regarding the [***]) with respect to, or the ability to reasonably discuss with Novo Nordisk representative(s) who have knowledge of, in each case, such Qualified Licensed Product (each, a “Profit Share Information Request”). Novo Nordisk shall use [***] to provide such information or hold any such discussion as promptly as practicable but in any event within [***] after receipt of such Profit Share Information Request so long as such requested information is in Novo Nordisk’s or any of its Affiliates’ Control and its provision does not require the expenditure of additional funds or the performance of additional studies to generate. Additionally, at any time during the Profit Share Option Period, Septerna may request an updated estimated accounting of all previously incurred [***] since the Effective Date for the applicable Qualified Licensed Product, which Novo Nordisk will provide within [***] after such request. With respect to any Profit Share Information Request submitted by Septerna during the [***] of the Profit Share Option Period, to the extent that Novo Nordisk has not provided such information in any material respect or has failed to hold such requested discussion, the Profit Share Option

Period shall be extended by a period corresponding to the number of Calendar Days between the expiration of [***] period following Novo Nordisk’s receipt of such Profit Share Information Request and the date such requested information is provided by Novo Nordisk to Septerna or such requested discussion is held between the Parties.

3.6.7 Expense and Profits and Loss Sharing; [***]. Unless otherwise mutually agreed by the Parties, the initial percentage of Development Costs and Operating Profits or Losses to be borne by each Party with respect to the Profit Share Term for the Profit Share Product (the “Development Cost and Profit/Loss Split”) shall be [***] to be borne and received by Septerna and [***] to be borne and received by Novo Nordisk. [***].

3.6.8 Profit Share Agreement. If Septerna exercises the Profit Share Option with respect to a Qualified Licensed Product ([***]), the Parties shall negotiate in good faith the terms of a definitive profit share agreement for such Licensed Product (a “Profit Share Agreement”) within [***] after Novo Nordisk’s receipt of the Profit Share Exercise Notice (“Profit Share Negotiation Period”). The Profit Share Agreement shall include the terms set forth in Schedule 3.6.8 and such other terms that the Parties may in good faith agree, which in any event shall be customary for those provisions found in an agreement that governs parties’ co-funding of pharmaceutical product Development and Commercialization and otherwise be consistent with the provisions of this Agreement; provided that the Parties hereby agree to at least the following: [***].

3.6.9 [***].

3.6.10 Financial Products. Upon the execution of the Profit Share Agreement, the corresponding Qualified Licensed Product shall be deemed the Profit Share Product hereunder and shall not be deemed a Financial Product or Covered Financial Product for purposes of Article 9. For clarity, with respect to such Qualified Licensed Product, upon such execution of the Profit Share Agreement, subject to Section 3.6.12 (Termination of Profit Share Term), Septerna shall not be eligible to receive payments under Section 9.2.1 (Collaboration Target Milestones) Section 9.2.2 (Research and Development Milestones), Section 9.2.3 (Commercial Milestones) or Section 9.3 (Royalty Rate) for such Qualified Licensed Product for Research and Development Milestone Events, Commercial Milestone Events and Net Sales occurring and achieved during the Profit Share Term. For clarity, any such payment owed but not paid by Novo Nordisk by the date of execution of such Profit Share Agreement shall not be paid by Novo Nordisk unless otherwise provided in Section 3.6.12 (Termination of Profit Share).

3.6.11 Initial Profit Share Payment. Within [***] after the execution of the Profit Share Agreement, Septerna shall pay to Novo Nordisk, in cash, (a) an amount equal to its percentage of the Development Cost and Profit/Loss Split multiplied by (i) [***] (in the event Septerna is exercising the Profit Share Option in accordance with clause (a) of the definition of “Profit Share Option Trigger Threshold”) or (ii) [***] (in the event Septerna is exercising the Profit Share Option in accordance with clause (b) of the definition of “Profit Share Option Trigger Threshold”) [***]. Thereafter, Septerna shall pay to Novo Nordisk its share of Development Costs and each Party shall pay to the other Party its share of Operating Profits or Losses for the Profit Share Product, as allocated pursuant to the Development Cost and Profit/Loss Split, in accordance with the Profit Share Agreement.

3.6.12 Termination of Profit Share Term. Septerna’s Profit Share Option or, if executed by the Parties, the Profit Share Agreement (and the Development Costs and Profit/Loss Split), as applicable, shall continue in full force and effect until the earliest of: [***] With respect to the Profit Share Product, in the event that the Profit Share Agreement is terminated, as of the effective date of such termination, (x) the Profit Share Product shall no longer be deemed a “Profit Share Product” but shall remain a “Licensed Product” hereunder and (y) such Profit Share Product shall automatically become a Financial Product hereunder, and such Financial Product shall be thereafter eligible for payments under Sections 9.2.2 (Research and Development Milestones), 9.2.3 (Commercial Milestones) and 9.3 (Royalty Rate) (as and if applicable) solely with respect to Research and Development Milestone Events, Commercial Milestone Events and Net Sales occurring and achieved after such Profit Share Agreement termination; provided that, for clarity, Septerna shall remain responsible for its share of any Development Costs, Cost of Sales and Commercialization Costs, in each case, attributable to Development or Commercialization of the Profit Share Product during the Profit Share Term. In the event of any termination of the Profit Share Agreement, unless it is terminated by Novo Nordisk pursuant to Section 3.6.12(a)(ii), [***]. For clarity, upon the termination of the Profit Share Agreement, Septerna’s rights and obligations to share in the Development Costs and Operating Profits or Losses with respect to the corresponding Licensed Product after the Profit Share Term shall immediately cease (provided that Septerna shall remain responsible for its share of any Development Costs, Cost of Sales and Commercialization Costs, in each case, attributable to the Development or Commercialization of the Profit Share Product during the Profit Share Term), and Septerna shall not have the right to exercise a Profit Share Option for any other Licensed Product. For further clarity, in the event that Septerna undergoes a Change of Control and Septerna previously exercised its Profit Share Option ([***]) but the Parties have not yet executed a Profit Share Agreement, and Novo Nordisk elects to terminate Septerna’s Profit Share Option, the applicable Qualified Licensed Product shall not become a Profit Share Product, Septerna’s Profit Share Option will terminate, and the Parties shall cease negotiations with respect to the Profit Share Agreement.

4. REGULATORY MATTERS

4.1 Regulatory Decision Power. As between the Parties, Novo Nordisk shall, with respect to any Licensed Product in the Field in the Territory, have the sole right and discretion to perform all regulatory matters relating to such Licensed Product, including: (a) developing and implementing Novo Nordisk’s regulatory strategy for such Licensed Product; (b) preparing, obtaining and maintaining all Regulatory Documentation therefor; and (c) conducting communications with the relevant Regulatory Authorities, including being responsible for all decisions in connection therewith. As between the Parties, all Regulatory Documentation (including all Regulatory Approvals) generated with respect to any Licensed Product under or in connection with this Agreement shall be owned by, and shall be the sole property and held in the name of, Novo Nordisk or its designee.

4.2 Assistance. Septerna shall assist Novo Nordisk as reasonably requested in connection with the preparation and filing of Regulatory Documentation for any Licensed Product in the Territory, subject to [***].

4.3 Adverse Event Reporting. As between the Parties, Novo Nordisk shall be responsible for the monitoring, collection, evaluation and reporting of safety information, as applicable, related to Licensed Compounds and Licensed Products to all relevant Regulatory Authorities. Septerna shall provide Novo Nordisk with all information necessary or reasonably desirable for Novo Nordisk to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse events or adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Laws outside the United States) from pre-clinical laboratory, animal toxicology and pharmacology studies with a Licensed Compound or Licensed Product, in each case, in the form reasonably requested by Novo Nordisk, at Novo Nordisk’s cost and expense.

4.4 Recalls, Suspensions or Withdrawals. As between the Parties, Novo Nordisk shall have the sole right and decision-making authority to determine whether to implement any recall, market suspension or market withdrawal with respect to a Licensed Compound or Licensed Product in the Territory. Subject to Article 12, (a) with respect to any Licensed Product that is not a Profit Share Product at the time of such recall, market suspension or market withdrawal, Novo Nordisk shall be responsible for all costs of such recall, market suspension or market withdrawal, except in the event and to the extent that such recall, market suspension or market withdrawal resulted from (i) any inventory of Licensed Compounds and Licensed Products (including intermediates and components thereof and material therefor) transferred or supplied by Septerna to Novo Nordisk or (ii) Septerna’s or its Affiliate’s breach of its obligations hereunder or from Septerna’s or its Affiliate’s fraud, negligence or willful misconduct, in which case ((i) and (ii)), Septerna shall bear the expense of such recall, market suspension or market withdrawal and (b) with respect to any Licensed Product that is a Profit Share Product at the time of such recall, market suspension or market withdrawal, all costs of such recall, market suspension or market withdrawal shall constitute Costs of Sales with respect to such Profit Share Product.

5. RECORDS

5.1 Development Records – Maintenance. Each Party shall prepare and maintain complete, current and accurate written records, accounts, notes, reports and data with respect to (a) all R&D Plan Activities and Additional R&D Program Optimization Activities conducted by such Party under or in connection with this Agreement (the “Development Records”) and (b) in the case of Septerna, any activities conducted by Septerna under [***] to satisfy its reporting obligations under this Agreement (the “[***]”), in each case ((a) and (b)), in conformity with Applicable Law and in a good scientific manner appropriate for patent and regulatory purposes, properly reflecting all work done and results achieved by or on behalf of such Party, which records shall record only such activities and such records shall not include or be commingled with records of activities outside the scope of this Agreement.

5.2 Recordkeeping – Duration. The Development Records and [***] shall be kept (where feasible, in electronic format) until the later of the date that (a) the obligation to maintain the relevant records under Applicable Law expires and (b) Applicable Law requires the purge of such record; provided that, in either case ((a) or (b)), such date shall be no earlier than [***] after the completion of the R&D Plan Activities and Additional R&D Program Optimization Activities for the applicable R&D Program; and provided, further, that, notwithstanding the foregoing, in all cases, all Development Records and [***] shall be kept for as long as reasonably necessary to support the prosecution, maintenance and enforcement of intellectual property rights (including Patent Rights).

5.3 Development Records – Inspections. During the R&D Collaboration Term or in case of termination of this Agreement for a period of [***] following such termination, in no event more frequently than [***] unless Novo Nordisk in good faith believes that Septerna’s performance hereunder is not in compliance with the terms and conditions of this Agreement, Septerna shall, upon written request by Novo Nordisk, (a) make the Development Records in its or its Affiliates’, or, as applicable, subcontractors’ or sublicensees’, possession available for inspection and review by Novo Nordisk during normal business hours and upon reasonable notice, at the place the Development Records are normally kept (or such other location as may be agreed between the Parties); and (b) provide copies of any Development Records in its or its Affiliates’, subcontractors’ or sublicensees’ possession or any part(s) thereof to Novo Nordisk, as requested by Novo Nordisk.

5.4 [***] – Audits. During the Term of this Agreement (and in case of termination of this Agreement for a period of [***] following such termination), in no event more frequently than [***] unless Novo Nordisk in good faith believes that Septerna’s performance hereunder is not in compliance with the terms and conditions of this Agreement, Septerna shall, upon written request by Novo Nordisk, make the [***] in its or its Affiliates’, subcontractors’ or sublicensees’ possession available for inspection and review by an independent Third Party selected by Novo Nordisk and reasonably acceptable to Septerna during normal business hours and upon reasonable notice, at the place the [***] are normally kept (or such other location as may be agreed between the Parties), solely for purposes of verifying Septerna’s compliance with the applicable provisions of this Agreement with respect to the [***]. For clarity, such audit shall not provide Novo Nordisk any rights or access to records of Research activities conducted by or on behalf of Septerna with respect to [***] outside the scope of this Agreement or any [***] that is not Directed Against any Collaboration Target (only from such time as, and for so long as, such [***] is not Directed Against any Collaboration Target).

5.5 Information Security. Each Party will ensure that it has adequate information security that protects Collaboration Data from accidental or deliberate misuse or breach that would publicly expose such information through unauthorized disclosure, alteration or destruction in the information lifecycle and that ensures that Collaboration Data at all times are available for each Party, which information security shall at a minimum include fulfilling the requirements set forth in Schedule 5.5 attached hereto. “Collaboration Data” refers to information and data (including Confidential Information) generated or exchanged as a part of this Agreement, which are stored in a physical media or as a record on a Party’s IT systems and equipment, including: printed or written communications and documentations, such as reports, letters, presentations and memos; oral information, such as information exchanged during meetings or phone calls, if stored as a record on a Party’s IT systems or equipment or otherwise stored in a physical media; such data processed through software applications; data files and databases containing such information, residing as a record on any media form; and IT systems and infrastructure where such information is processed, accessed or stored.

5.5.1 Responsibilities. Each Party is responsible for protecting against unauthorized use or disclosure, and ensuring data availability, of Collaboration Data. Each Party will comply with Privacy and Data Security Laws and maintain reasonable information security systems (as further defined in Schedule 5.5 attached hereto) with administrative, physical, organizational and technical controls sufficient to protect against material risks towards Collaboration Data. If Collaboration Data generated or possessed by Septerna hereunder will be managed by a Third Party, the information security requirements herein should be provided for and stated clearly in the IT contract with such Third Party, or such IT contract shall provide for in all material respects equivalent requirements as hereof, and such contract may be assessed by Novo Nordisk upon request.

5.5.2 Notification. Each Party shall notify the other Party without delay after discovering any unauthorized access to, or unpermitted use or disclosure of, any Collaboration Data in its or its Affiliates’, subcontractors’ or (sub)licensees’ possession or any other type of security incident that could potentially impact the other Party. Upon occurrence of such incident, the affected Party shall use [***] to remedy such incident, including conducting root cause analysis and implementing procedures to mitigate the impact of such incident, and shall provide the other Party a reasonably detailed summary with respect thereto.

5.5.3 Information Security Audit. Septerna shall permit Novo Nordisk to audit, upon reasonable notice and no more frequently than [***], under customary confidentiality obligations, Septerna’s compliance with industry standard information technology requirements, which audit may be conducted by an independent Third Party expert appointed by Novo Nordisk reasonably acceptable to Septerna, at Novo Nordisk’s cost and expense, and subject to customary confidentiality and securities measures as may be reasonably implemented by Septerna. Such Third Party expert shall have [***]. For clarity, if required by such audit Septerna shall grant such independent Third Party expert [***].

6. EXCLUSIVITY

6.1 Collaboration Target Exclusivity. Subject to Section 3.1.3(b) and Section 6.3 (Change of Control Exceptions), on a Collaboration Target-by-Collaboration Target basis, during the period from the Effective Date until the earliest of [***] (the “Collaboration Target Exclusivity Term”), [***]

6.1.1 [***].

6.1.2 [***].

6.2 [***]; [***]. Without limiting Section 6.1 (Collaboration Target Exclusivity), during the Collaboration Target Exclusivity Term with respect to a Collaboration Target, to the extent permitted by Applicable Law and subject to Section 6.3 (Change of Control Exceptions), each of Septerna and its Affiliates shall not, itself or for or with any Third Party, directly or indirectly (including by licensing or otherwise permitting a Third Party to), Develop or Commercialize any Compound (other than an [***]) Directed Against such Collaboration Target, [***]. For clarity, the restrictions set forth in this Section 6.2 ([***]) shall not apply to [***].

6.2.1 [***].

6.2.2 [***].

6.2.3 [***].

6.3 Change of Control Exceptions. Notwithstanding Section 6.1 (Collaboration Target Exclusivity) and Section 6.2 ([***] [***]), if, during the applicable Collaboration Target Exclusivity Term, Septerna or any of its Affiliates undergoes a Change of Control, and [***] that would otherwise violate Section 6.1 (Collaboration Target Exclusivity) or Section 6.2 ([***]) (an “Exempt Program”), then Septerna shall be deemed not to be in violation of Section 6.1 (Collaboration Target Exclusivity) or Section 6.2 ([***]), as applicable, so long as (x) Septerna (or its appliable Acquirer or Affiliate) gives Novo Nordisk written notice of such Change of Control within [***] after the earlier of the first public announcement of the execution of any agreement with respect to such Change of Control and the closing date of such Change of Control and, and (y) Septerna and its Affiliates, in Septerna’s discretion, undertake any of the following set forth in Section 6.3.1, Section 6.3.2 or Section 6.3.3, as applicable, and, with respect to any Exempt Program existing as of such Change of Control, notify Novo Nordisk of (i) such election in the notice submitted pursuant to clause (x) and (ii) any change in such election in the notice submitted pursuant to clause (x) within [***] after such change:

6.3.1 [***]

6.3.2 [***]

6.3.3 [***].

6.4 Acquired Programs. Notwithstanding Section 6.1 (Collaboration Target Exclusivity) or Section 6.2 ([***]), if, during the applicable Collaboration Target Exclusivity Term, Septerna or any of its Affiliates conducts a Third Party Acquisition, and the Acquiree in such Third Party Acquisition has a program or product that existed as of the date of such Third Party Acquisition that would otherwise violate Section 6.1 (Collaboration Target Exclusivity) or Section 6.2 ([***]), then Septerna shall be deemed not to be in violation of Section 6.1 (Collaboration Target Exclusivity) or Section 6.2 ([***]), as applicable, so long as Septerna (a) gives Novo Nordisk written notice of such Third Party Acquisition and such program or product within [***] after the earlier of the first public announcement of the execution of any agreement with respect to such Third Party Acquisition and the closing date of such Third Party Acquisition, and (b) in its discretion, undertakes [***], complies with the process set forth in Section 6.3.3 prior to completing such action), mutatis mutandis, with respect to such program or product; [***].

6.5 Acknowledgement. Septerna acknowledges and agrees that (a) Section 6.1 (Collaboration Target Exclusivity) and Section 6.2 ([***]) have been negotiated by the Parties, (b) the geographical and time limitations on activities set forth in Section 6.1 (Collaboration Target Exclusivity) and Section 6.2 ([***]) are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Licensed Compounds and Licensed Products and (c) Novo Nordisk would not have entered into this Agreement without the protection afforded it by Section 6.1 (Collaboration Target Exclusivity) and Section 6.2 ([***]). If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in Section 6.1 (Collaboration Target Exclusivity) or Section 6.2 ([***]) are too broad or otherwise unreasonable (for example, due to a change in circumstance) under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to, and if the court cannot do so the Parties shall, revise Section 6.1 (Collaboration Target Exclusivity) or Section 6.2 ([***]), as applicable, to include the maximum restrictions allowable under Applicable Law.

6.6 Novo Restrictions.

6.6.1 [***].

6.6.2 [***].

6.6.3 For the avoidance of doubt, nothing herein will limit or restrict Novo Nordisk’s Research, Development, Manufacturing, Commercialization or other Exploitation of any Compound or product outside this Agreement, subject to the terms set forth in Article 13.

7. GOVERNANCE

7.1 Joint Steering Committee. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) as described in this Article 7. The JSC shall review and oversee the activities performed with respect to the R&D Programs and address any issues related thereto; provided, however, that the JSC shall have no authority to amend this Agreement. Each Party agrees to keep the JSC reasonably informed of its progress and activities within each R&D Program (including, in the case of Novo Nordisk, the Novo Studies as set forth in Section 2.4.5 (Novo Studies)).

7.2 Membership. The JSC shall be comprised of [***] number of representatives from each of Novo Nordisk and Septerna. The exact number of such representatives shall be [***] for each Party, or such other number as the Parties may agree. Each representative shall be of the seniority and experience appropriate for service on the JSC, and each Party’s representatives taken together shall have the authority to bind the applicable Party, in light of the functions, responsibilities and authority of the JSC and the status of activities within the scope of the authority and responsibility of the JSC. Each Party shall provide the other Party with a list of its initial members of the JSC within [***] after the Effective Date. Notwithstanding that each Party shall use all reasonable endeavors to maintain the continuity of its JSC representation, each Party may replace any or all of its JSC representatives or appoint a proxy for any representative at any time by giving prior written notification to the other Party; provided that such replacement or proxy meets the standard described above. Each Party may, in its reasonable discretion, invite other employees of such Party to attend meetings of the JSC; provided that (a) no Third Party personnel attend such meetings of the JSC, unless otherwise agreed by the Parties, and (b) each such non-member representative shall be bound by limited-use and confidentiality obligations substantially as protective of the non-inviting Party as those set forth in Article 13. Each Party will provide advance notice of any such additional attendees it will include at a meeting of the JSC. Such additional attendees shall have no voting right. Any costs and expenses incurred by a Party or its representatives related to a JSC meeting, including, if applicable, travel expenses, shall be borne solely by such Party.

7.3 Alliance Managers. Within [***] after the Effective Date, each Party shall appoint an individual (who is not and will not be a member of the JSC) who possesses sufficient alliance management experience, is otherwise suitably qualified and has the requisite authority, to act as the alliance manager for such Party (the “Alliance Manager”) to support the Development activities under the R&D Plans and provide support and guidance to the JSC. Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC and any subcommittee thereof as a nonvoting observer. The Alliance Managers shall be the points of contact for the Parties regarding the contractual and business aspects of this collaboration during the Term. Notwithstanding that each Party shall use all reasonable endeavors to maintain the continuity of its Alliance Manager, each Party may replace its Alliance Manager or appoint a proxy therefor at any time by giving prior written notification to the other Party; provided that such replacement or proxy meets the standard described above. Each Party shall pay for its own Alliance Manager’s time and activities.

7.4 Discontinuation of JSC. Subject to Section 18.3 (Change of Control of Septerna), the JSC will continue to operate until the expiration or termination of the R&D Collaboration Term for all R&D Programs, at which time the JSC will disband; provided that, on an R&D Program-by-R&D Program basis, [***].

7.5 Joint Profit Share Committee. The Parties shall establish a joint profit share committee (“JPSC”) [***] for Septerna’s exercise of its Profit Share Option with respect to a Qualified Licensed Product in accordance with Section 3.6 (Septerna Profit Share Option). The JPSC shall serve as a forum for information sharing in connection with any Development Costs or Operating Profits or Losses. The details of any additional JPSC roles shall be set forth in the Profit Share Agreement to be negotiated in good faith by the Parties during the Profit Share Negotiation Period (as defined in Section 3.6.8 (Profit Share Agreement)); provided, however, that, in any event, as between the Parties, [***] shall have the final decision-making authority over, and responsibility for, all aspects of the Development and Commercialization of the Profit Share Product, considering in good faith summary guidance set forth in the Profit Share Summary Development Plan and Profit Share Summary Commercialization Plan, and, for the avoidance of doubt, such decision-making shall not be under the purview of the JPSC. Any costs and expenses incurred by a Party or its representatives related to a JPSC meeting, including, if applicable, travel expenses, shall be borne [***]. The JPSC will continue to operate until the earlier of: (a) the expiration or termination of the Profit Share Term in accordance with Section 3.6.12 (Termination of Profit Share Term), and (b) the cessation of information sharing requirements in accordance with Section 18.3.1 (Effects of Change of Control on Profit Share), in each case ((a) and (b)), at which time the JPSC will disband.

7.6 Scientific Project Leaders. The Parties will each appoint a project director (“Project Leader”) involved in executing each R&D Program. A Party may appoint [***] Project Leader for [***] R&D Program. The Project Leaders shall meet on a [***] basis or as mutually agreed by the Parties, at such locations or by such means as the Parties agree. The Project Leaders will jointly coordinate the day-to-day work and jointly report progress to the JSC in accordance with the applicable R&D Plans. Notwithstanding that each Party shall use all reasonable endeavors to maintain the continuity of its Project Leader, each Party may replace its Project Leader or appoint a proxy therefor at any time by giving prior written notification to the other Party. Any costs and expenses incurred by a Party or its representatives related to a Project Leaders meeting, including, if applicable, travel or telecommunication expenses, shall be borne solely by such Party. Each Party shall be free to appoint its Project Leader as a member of the JSC, but one (1) person cannot serve as a Project Leader, an Alliance Manager and a member of the JSC at the same time.

7.7 JSC Meetings. The JSC shall hold an initial meeting within [***] after the Effective Date or as otherwise agreed by the Parties, and such meeting will be arranged by the Alliance Managers. Thereafter, unless the Parties otherwise agree, the JSC shall meet at least [***], and such meetings may be held in person or by video or teleconference upon the Parties’ mutual agreement thereof.

7.8 Emergency JSC Meetings. Each Party may request in writing for the other Party’s Alliance Manager to organize an emergency meeting of the JSC in the event that such Party is of the reasonable opinion that an urgent matter has arisen that necessitates such an emergency meeting. When making such a request, the requesting Party will specify its reasons for requesting such a meeting. The other Party’s Alliance Manager will not unreasonably refuse to organize such an emergency JSC meeting.

7.9 JSC Meetings – Agenda. Not less than [***] prior to any JSC meeting, written notice shall be given by the Alliance Managers to all members of the JSC, in English, setting out in an agenda an outline of the particulars of the matters to be considered at the JSC meeting. Such agenda shall always include an item on the status of each R&D Program and its progress. Any member of the JSC may request for the Alliance Managers to table certain matters that are a part of the JSC agenda (which request will not be unreasonably refused by the Alliance Managers and will not be refused without reasons being given in writing). Notwithstanding the foregoing, in the event of an urgent matter necessitating an emergency meeting of the JSC pursuant to Section 7.8 (Emergency JSC Meetings), written notice shall be given by the Alliance Managers to all members of the JSC not less than [***] prior to such meeting, in the same manner as set forth above.

7.10 JSC Minutes. The Alliance Managers shall be responsible for issuing appropriate minutes of each meeting of the JSC within [***] after the date of such meeting. Such minutes shall be considered as accepted by both Parties if, within [***] from receipt by both Parties’ representatives on the JSC, no such person has objected in a writing (including via electronic mail) to the Alliance Managers regarding such minutes.

7.11 JSC Responsibilities. The JSC shall be responsible for directing and overseeing the progress of, and addressing any issues in connection with, each R&D Program. To that end, the JSC shall be responsible, without limitation, for the following:

(a) to discuss and decide the strategic direction of each R&D Program;

(b) to allocate any unassigned activities under an R&D Plan;

(c) to monitor, review and discuss the progress and results of all activities undertaken by the Parties under each R&D Plan and the allocation of resources among such activities;

(d) to facilitate the exchange of information between the Parties in accordance with the R&D Plan;

(e) to discuss, recommend updates for, amend and approve each R&D Plan (including the applicable R&D Budget) on an [***] (or at any other time in accordance with Section 2.3.3 (Review of R&D Plans)) (including in the event Septerna reasonably believes that any R&D Plan Activity in such R&D Plan is technically infeasible to complete in accordance with Section 2.4.6 (Infeasible R&D Programs), to include additional R&D Plan Activities with respect to additional back-up or follow-on Program Compounds in accordance with Section 2.4.3(b) or Additional R&D Program Optimization Activities to be performed by Septerna in accordance with Section 2.4.4 (Additional R&D Program Optimization Activities), and to engage different subcontractors and update the R&D Budget accordingly in accordance with Section 2.9.3); provided that Novo Nordisk’s representatives on the JSC shall not have the right to approve any R&D Budget or amendment thereto without first receiving required internal governance approval of Novo Nordisk (outside of the purview of the JSC);

(f) to (i) [***] and (ii) review and discuss the G0 Data Package(s) for each R&D Program and determine whether to progress existing Licensed Compounds under such R&D Program to Development to G1 Activities or to continue R&D Plan Activities to advance additional Program Compound(s) toward the G0 Criteria under such R&D Program, in each case, in accordance with Section 2.4.2 (Optimization Activities);

(g) to discuss and review the results of Novo Studies as described in Section 2.4.5 (Novo Studies);

(h) to discuss and approve a Proposed New Program Plan in accordance with Section 2.6 (R&D Program Creation and Replacement Right);

(i) if requested by Novo Nordisk, to develop a plan outlining key transition activities to be carried out by Parties with respect to an R&D Program in accordance with Section 2.7 (Technology Transfer);

(j) to receive, review and discuss the [***] Septerna Research FTE Costs and Out-of-Pocket Costs incurred and expected to be incurred by or on behalf of Septerna or any of its Affiliates with respect to each R&D Plan (including any anticipated Budget Overruns in accordance with Section 2.9.2);

(k) to review, discuss and determine whether to use human biosamples in the activities to be conducted pursuant to an R&D Plan as described in Section 2.10.2 (Human Biosamples);

(l) to review and determine whether activities under each Manufacturing Transition Plan are completed as described in Section 3.4 (Manufacturing Technology and Material Transfer);

(m) to decide matters and resolve disputes referred to the JSC which the JSC has authority to decide or resolve under this Agreement; and

(n) to perform other responsibilities specifically assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

7.12 Subcommittees. The JSC has the ability to form subcommittees as appropriate, which shall operate under the purview, and be the responsibility, of the JSC and operate in accordance with the provisions of this Agreement applicable to the JSC. Each such subcommittee shall consist of an equal number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Any member of such a subcommittee can request that a decision taken by said subcommittee is discussed and confirmed by the JSC.

7.13 Quorum and Decision Making. The JSC shall serve as a decision-making body as set forth in this Section 7.13 (Quorum and Decision Making) with respect to all matters assigned to the JSC. Other than as set forth under Section 7.15 (Alternatives to Meeting) below, in order to make any decision required of it hereunder, the JSC (or any subcommittee thereof) must have present (in person, by videoconference or telephonically) at least [***]. The JSC shall act by consensus. The representatives from each Party will have, [***] vote on behalf of that Party, and decisions of the JSC (or any subcommittee thereof) shall require unanimous consent of the Parties (subject to Section 7.14 (JSC Cannot Reach Agreement) below).

7.14 JSC Cannot Reach Agreement. If the JSC cannot reach agreement within [***] of an issue being brought to a vote, then the matter shall be referred to an executive officer of Septerna and Novo Nordisk with appropriate decision-making authority who shall seek to reach agreement through good faith negotiations for no longer than [***] after such referral. In the event that such executive officers are unable to reach agreement regarding any matter referred to them within [***] after such referral, and provided that the executive officers have used good faith efforts to reach a mutually satisfactory resolution, then such matter shall be resolved as follows:

7.14.1 [***]

7.14.2 [***]

7.14.3 [***].

For clarity, any amendment or modification to the terms and conditions of this Agreement or any Party’s contractual rights hereunder shall not be under the purview of the JSC and shall require the mutual written agreement of the Parties.

7.15 Alternatives to Meeting. Any decision required or permitted to be taken by the JSC may be taken in accordance with Section 7.14 (JSC Cannot Reach Agreement) without a JSC meeting taking place, if a consent in writing, which may be transmitted via electronic mail, setting forth the decision so taken, is signed by all JSC (or a subcommittee thereof) representatives of the Parties.

8. LICENSE GRANT

8.1 Research License.

8.1.1 On an R&D Program-by-R&D Program basis, during the R&D Collaboration Term, Novo Nordisk hereby grants to Septerna and its Affiliates a non-exclusive, non-sublicensable (except through Section 8.4 (Right to Subcontract)), non-transferable (except in accordance with Section 18.1 (Assignment)), royalty-free, fully paid-up, limited license under (a) the Septerna Technology licensed to Novo Nordisk pursuant to Section 8.2.1 and Section 8.2.2, and (b) any Know-How, Patent Rights or other intellectual property rights Controlled by Novo

Nordisk or any of its Affiliates that are (i) necessary or reasonably useful for Septerna to conduct activities under the R&D Plan and (ii) specifically identified in the R&D Plan or actually provided by Novo Nordisk for use in such R&D Program, in each case ((a) and (b)), to perform Septerna’s obligations under the R&D Plan for such R&D Program in the Field in the Territory.

8.1.2 Subject to Section 6.1 (Collaboration Target Exclusivity) and Section 6.2.3 ([***]), Novo Nordisk hereby grants to Septerna and its Affiliates, a non-exclusive, non-sublicensable (except through Section 8.4 (Right to Subcontract)), non-transferable (except in accordance with Section 18.1 (Assignment)), royalty-free, fully paid-up, limited license under the Septerna Technology licensed to Novo Nordisk pursuant to Section 8.2.2 [***].

8.2 Licenses to Novo Nordisk

8.2.1 Septerna hereby grants to Novo Nordisk a sublicensable (including through multiple tiers, subject to Sections 8.3 (Sublicenses) and 8.4 (Right to Subcontract), as applicable), non-transferable (except in accordance with Section 18.1 (Assignment)), royalty-free, fully paid-up (a) non-exclusive, limited license under the Septerna Technology to Research (but not Develop or Commercialize) any Program Compounds with respect to each R&D Program during the R&D Program Term for such R&D Program (and any additional period during which Additional R&D Program Optimization Activities are being conducted in accordance with Section 2.4.4 (Additional R&D Program Optimization Activities)) in the Field in the Territory solely in furtherance of such R&D Program and (b) non-exclusive, perpetual and irrevocable license, with the right to sublicense through multiple tiers, under the [***] for any and all purposes.

8.2.2 Septerna hereby grants to Novo Nordisk an exclusive, sublicensable (including through multiple tiers, subject to Sections 8.3 (Sublicenses) and 8.4 (Right to Subcontract), as applicable), non-transferable (except in accordance with Section 18.1 (Assignment)), royalty-bearing license under the Septerna Technology to (a) conduct the R&D Plan for each R&D Program, and (b) Research, Develop, Manufacture, Commercialize and otherwise Exploit any Licensed Compound or Licensed Product in the Field in the Territory.

8.3 Sublicenses. Subject to the terms and conditions herein, Novo Nordisk shall have the right to sublicense any and all rights granted to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk) to Affiliates and Third Parties, through multiple tiers; provided, however, that each sublicense shall be granted under the following conditions: (a) the terms of each sublicense shall be consistent with the terms and conditions of this Agreement that are applicable to such sublicense and each sublicense granted to a Third Party shall be in writing, and (b) Novo Nordisk shall remain responsible for the performance of its obligations hereunder notwithstanding any such sublicensing. Notwithstanding the foregoing, an exercise of rights or obligations by any of Novo Nordisk’s Affiliates hereunder shall not in itself be considered a sublicense under this Section 8.3 (Sublicenses); provided that Novo Nordisk shall remain responsible for any activities of any of such Affiliates hereunder as if they were performed by Novo Nordisk. [***]. Subject to the foregoing, all Novo Nordisk rights and obligations under this Agreement may be carried out by any of Novo Nordisk’s Affiliates.

8.4 Right to Subcontract. Subject to the terms of this Section 8.4 (Right to Subcontract), each Party shall have the right to engage Third Party contractors working on its behalf (the “Permitted Subcontractors”) to perform certain activities under or in connection with this Agreement that such Party is responsible for; provided that: (a) any use of Permitted Subcontractors by Septerna is subject to the prior written approval of Novo Nordisk; and (b) under no circumstances can such Permitted Subcontractor be debarred or disqualified by a Regulatory Authority, and if any such Permitted Subcontractor is debarred or disqualified by a Regulatory Authority after engagement by Septerna or its Affiliates, Septerna shall promptly terminate such engagement with such Permitted Subcontractors after becoming aware of such debarment or disqualification. Any Permitted Subcontractor to be engaged by a Party to perform certain activities under any R&D Plan shall meet the qualifications typically required by such Party for the performance of activities similar in scope and complexity to the subcontracted activities; provided, further, that the Third Party contractors set forth on Schedule 8.4 shall be deemed approved by Novo Nordisk for the activities set forth on such schedule. Furthermore, in addition to the foregoing, each Party shall be responsible for ensuring that, prior to engaging any Permitted Subcontractor to perform any activities under any R&D Plan, such Permitted Subcontractor is subject to written agreements containing terms and conditions: (i) consistent with, and which provides a substantially similar degree of protection as, the relevant terms and conditions of this Agreement with respect to protecting the rights of the Parties under this Agreement, including imposing obligations of confidentiality on each such Permitted Subcontractor that are no less onerous than those set forth in Section 13.1 (Duty of Confidence); (ii) that vests ownership in such Party of any and all intellectual property rights (including Know-How) covering inventions developed by such Permitted Subcontractor in the course of performing such subcontracted work (other than any background or platform intellectual property rights that are not specific to any Licensed Compound or Licensed Product and are customarily retained by a subcontractor; provided that suitable licenses are granted to such Party with respect thereto); (iii) that does not under any circumstance impose any payment obligations or liability on the other Party; and (iv) that is otherwise consistent with the terms of this Agreement that are applicable to such subcontracted work. Septerna shall use [***] to obtain the right for Novo Nordisk, once annually and at Novo Nordisk’s sole cost and expense, to audit Permitted Subcontractors of Septerna with respect to the activities performed by such Permitted Subcontractors under or in connection with this Agreement; provided that if, despite its use of [***], Septerna is unable to obtain such right for Novo Nordisk, Septerna shall obtain the right to, and upon Novo Nordisk’s request shall, audit such Permitted Subcontractor directly and disclose any audit results to Novo Nordisk. Each Party shall remain directly responsible for all of its obligations under this Agreement that have been subcontracted or sublicensed to any Permitted Subcontractor. Each Party shall remain directly responsible for its subcontractors’ compliance with this Agreement, and the Party engaging such subcontractor shall be responsible and liable for any act or omission of such subcontractor that constitutes a breach of this Agreement to the same extent as though such breach were caused by such Party engaging such subcontractor.

8.5 No Implied Licenses. No license or other right is or shall be created or granted by implication, estoppel or otherwise under this Agreement. All licenses and rights are or shall be granted only as expressly provided in Section 8.1 (Research Licenses) and Section 8.2 (Licenses to Novo Nordisk). All rights not expressly granted by a Party under this Agreement are reserved by such Party and may not be used by the other Party for any purpose. The licenses granted in Section 8.2 (Licenses to Novo Nordisk) shall not be construed as granting to Novo Nordisk or its Affiliates (either expressly or by implication) any rights or license to any Septerna Know-How to the extent it relates to, or any Septerna Patent to the extent it Covers, any Other Component in a

Combination Product (other than any Septerna Know-How that relates to, or any Septerna Patent that Covers, the combination, use or other Exploitation of such Licensed Compound, on the one hand, with such Other Component, or compound class including such Other Component, on the other hand, but in which case, the licenses granted in Section 8.2 (Licenses to Novo Nordisk) shall be only with respect to the Licensed Compound or its combination, use or other Exploitation in such Combination Product, and no license is granted to Exploit any Other Component in such Combination Product itself).

9. FINANCIAL PROVISIONS

9.1 Upfront Payment. In consideration for the rights and licenses granted to Novo Nordisk pursuant to this Agreement and Septerna’s performance of its obligations hereunder, Septerna shall invoice Novo Nordisk, and Novo Nordisk shall pay to Septerna, a one-time, non-refundable upfront payment of One Hundred Ninety Five Million Dollars ($195,000,000) within [***].

9.2 Milestone Payments. Subject to Section 3.6 (Septerna Profit Share Option), Novo Nordisk will promptly notify Septerna in writing following [***]. Thereafter, Septerna shall submit to Novo Nordisk an invoice for the corresponding milestone payment and Novo Nordisk shall pay Septerna such milestone payment within [***] after receipt of such invoice.

9.2.1 Collaboration Target Milestones. In further consideration for the rights and licenses granted to Novo Nordisk hereunder, upon the first achievement of each of the following milestone events by Novo Nordisk or its Affiliates or Sublicensees with respect to the applicable Collaboration Target (“Collaboration Target Milestone Event”), subject to the first paragraph of Section 9.2 (Milestone Payments) and the rest of this Section 9.2.1 (Collaboration Target Milestones), Novo Nordisk shall pay to Septerna the corresponding one-time milestone payments set forth below (each, “Collaboration Target Milestone Payment”). Each Collaboration Target Milestone Payment shall be payable only once, and shall be payable only for the first achievement of the corresponding Collaboration Target Milestone Event, regardless of the repeated achievement of the Collaboration Target Milestone Event for the applicable Collaboration Target. [***].

	Collaboration Target Milestone Event	Collaboration Target Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]

9.2.2 Research and Development Milestones. In further consideration for the rights and licenses granted to Novo Nordisk hereunder, on an R&D Program-by-R&D Program basis, upon the first achievement of each of the following milestone events (each, a “Research and Development Milestone Event”) by a Licensed Compound, Licensed Product or Covered

Financial Product, as applicable, with respect to such R&D Program (for clarity, other than an R&D Program with respect to which a Profit Share Product exists at the time of achievement of such milestone event), subject to the first paragraph of Section 9.2 (Milestone Payments), and the rest of this Section 9.2.2 (Research and Development Milestones), Novo Nordisk shall pay to Septerna the one-time milestone payments below (“Research and Development Milestone Payment”); provided, however, [***]. The Research and Development Milestone Payments shall be payable only once for the first Licensed Compound or Covered Financial Product, as applicable, with respect to an R&D Program to achieve the specified Research and Development Milestone Event, regardless of the repeated achievement of the Research and Development Milestone Event by the same Licensed Compound, Covered Financial Product or other Licensed Products with respect to such R&D Program, and irrespective of how many Indications for which such Licensed Compound or Covered Financial Product, as applicable, is Developed.

	Research and Development Milestone Event	Research and Development Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]
9.	[***]	[***]
10.	[***]	[***]
11.	[***]	[***]
12.	[***]	[***]
13.	[***]	[***]
	Total Possible Research and Development Milestone Payments Per R&D Program	[***]

On an R&D Program-by-R&D Program basis, each Research and Development Milestone Payment set forth above shall be payable only once for the first achievement (including any deemed achievement in accordance with the rest of this paragraph) of the specified milestone event with respect to the first Licensed Compound or Covered Financial Product, as applicable, with respect to such R&D Program (other than any R&D Program with respect to which any Profit Share Product exists at the time of achievement of such Research and Development Milestone Event), regardless of the number of Licensed Compounds or Covered Financial Products that achieve the applicable milestone event with respect to such R&D Program, and in no event will the Research and Development Milestone Payments set forth in this Section 9.2.2 (Research and Development Milestones) exceed [***]. Notwithstanding the foregoing, [***]. In addition, [***]. For clarity, [***].

9.2.3 Commercial Milestones. In further consideration for the rights and licenses granted to Novo Nordisk hereunder, on an R&D Program-by-R&D Program basis, upon the first achievement of each of the following milestone events (“Commercial Milestone Event”) by a Covered Financial Product with respect to such R&D Program (for clarity, other than an R&D Program with respect to which a Profit Share Product exists at the time of achievement of such milestone event), subject to the first paragraph of Section 9.2 (Milestone Payments), the rest of this Section 9.2.3 (Commercial Milestones) and Section 9.5.3 (Third Party Payments), Novo Nordisk shall pay to Septerna the one-time milestone payments below (“Commercial Milestone Payment”). Each Commercial Milestone Payment shall be payable only once per R&D Program, irrespective of how many Indications for which the applicable Covered Financial Product with respect to such R&D Program is Commercialized, upon the first time during the Term that the Annual Net Sales of a Covered Financial Product with respect to such R&D Program in any Calendar Year by Novo Nordisk, its Affiliates or its Sublicensees in the Territory exceed the amounts set forth in the following table (subject to the rest of this Section 9.2.3 (Commercial Milestones)), and irrespective of how many times the same or another Covered Financial Product with respect to such R&D Program achieves the corresponding Commercial Milestone Event.

	Commercial Milestone Events	Commercial Milestone Payments
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
	Total Possible Commercial Milestone Payments Per R&D Program	$[***]

Notwithstanding the foregoing, [***]. In no event will the Commercial Milestone Payments set forth in this Section 9.2.3 (Commercial Milestones) exceed [***] If more than one (1) Commercial Milestone Event described in this Section 9.2.3 (Commercial Milestones) occurs during the same

Calendar Year with respect to an R&D Program, Novo Nordisk shall pay only the highest applicable Commercial Milestone Payment during such Calendar Year and any lower Commercial Milestone Payment(s) that is not paid during such Calendar Year shall become payable only if [***]. For illustrative purposes only, [***].

9.3 Royalty Rate. In further consideration for the rights and licenses granted to Novo Nordisk hereunder, Novo Nordisk shall pay to Septerna royalties at the tiered royalty rates set forth in the table below on Annual Net Sales of each Financial Product by Novo Nordisk, its Affiliates and its and their Sublicensees in the Field in the Territory during the applicable Royalty Term (such royalties, the “Royalty Payments”). Such Royalty Payments will be payable on a [***] basis, after delivery of a royalty report pursuant to Section 9.11 (Royalty Reports and Payments).

Portion of Annual Net Sales, on a Financial Product-by-Financial Product basis	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

By way of example, [***].

9.4 Royalty Term. Royalty Payments under Section 9.3 (Royalty Rate) shall be payable by Novo Nordisk on Annual Net Sales of each Financial Product by Novo Nordisk, its Affiliates and its and their Sublicensees on a country-by-country and Financial Product-by-Financial Product basis beginning upon the First Commercial Sale of such Financial Product in such country in the Territory until the expiration of the Royalty Term in such country for such Financial Product. Upon the expiration of the Royalty Term for a Financial Product in a particular country, (a) the license granted by Septerna to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk) with respect to such Financial Product and such country shall survive and become perpetual, fully-paid and royalty-free, and shall remain exclusive (even as to Septerna and its Affiliates) and (b) the Net Sales of such Financial Product in such country shall thereafter be excluded for the purposes of calculating the Net Sales thresholds and ceilings pursuant to Section 9.2.3 (Commercial Milestones) and 9.3 (Royalty Rate).

9.5 Payment Step-Downs. The payments under Section 9.2.3 (Commercial Milestones) and Section 9.3 (Royalty Rate) shall, as applicable, be reduced by the following provisions, subject to Section 9.5.5 (Payment Floor):

9.5.1 No Valid Claim. Notwithstanding Section 9.3 (Royalty Rate), on a country-by-country and Financial Product-by-Financial Product basis, if at any time during the applicable Royalty Term in a country, such Financial Product is not Covered by [***], then the applicable royalty rates set forth in Section 9.3 (Royalty Rate) for such Financial Product in such country shall be reduced by [***].

9.5.2 Generic Competition. On a country-by-country and Financial Product-by-Financial Product basis, if at any time during the Royalty Term for such Financial Product in such country, [***] or more applicable Generic Product(s) are introduced into the market in such country and [***], then [***].

9.5.3 Third Party Payments.

(a) On a country-by-country and Financial Product-by-Financial Product basis, if Novo Nordisk enters into a Novo Third Party Agreement with respect to a Financial Product (or Licensed Compound contained therein), [***], Novo Nordisk shall have the right to deduct [***].

(b) If Novo Nordisk or any of its Affiliates or its or their Sublicensees [***] with respect to a Financial Product under a Novo Third Party Agreement that it believes are a result of a breach by Septerna of this Agreement, then, Novo Nordisk may elect to [***] by providing a written notice to Septerna, in which case, the following shall apply:

(i) Novo Nordisk will provide Septerna with written notice of [***].

(ii) Novo Nordisk shall not [***] that is [***] by Novo Nordisk [***];

(iii) If Septerna notifies Novo Nordisk in writing that it disputes Novo Nordisk’s assertion that Septerna is in breach of this Agreement or Novo Nordisk’s [***], then, unless the Parties resolve such dispute pursuant to Section 17.2 (Resolution by Executive Officers), (A) either Party shall have the right to initiate the dispute resolution process in accordance with Section 17.3 (Arbitration) and (B) pending such dispute resolution, [***]. In the event that it is finally determined pursuant to Section 17.3 (Arbitration) that: (X) Septerna is in breach of this Agreement and Novo Nordisk is entitled to [***], then, Novo shall have the right to [***]; (Y) Septerna is in breach of this Agreement but [***] as a result of such breach, then Novo Nordisk will [***] and thereafter, Novo Nordisk shall have the right to [***]; or (Z) Septerna is not in breach of this Agreement, then Novo Nordisk will [***]. For clarity, this Section 9.5.3 (Third Party Payments) applies only with respect to [***].

(iv) If it is finally determined pursuant to Section 17.3 (Arbitration) that Septerna has committed an uncured material breach of this Agreement and Novo Nordisk is entitled to invoke its right under Section 16.4 (Alternative Remedies in Lieu of Termination) and as a result of such uncured material breach, Novo Nordisk or any of its Affiliates or its or their Sublicensees enters (or has entered) into a Novo Third Party Agreement, then, notwithstanding Section 9.5.3(b)(iii), if Novo Nordisk exercises its right under Section 16.4 (Alternative Remedies in Lieu of Termination) for such uncured material breach, Novo Nordisk shall [***]. After Novo Nordisk exercises its right under Section 16.4 (Alternative Remedies in Lieu of Termination), Novo Nordisk shall [***].

9.5.4 Inflation Reduction Act Deductions. If, during the Royalty Term for a Financial Product, such Financial Product is designated as a Selected Drug by the Secretary of the

U.S. Department of Health and Human Services, and Novo Nordisk is required to negotiate a Maximum Fair Price that will apply to sales of such Financial Product, then, commencing on the date that the Maximum Fair Price is made public for such Financial Product in the United States, the applicable royalty rates set forth in Section 9.3 (Royalty Rate) for such Financial Product in the United States shall be reduced by [***]. The foregoing provision will not be subject to the royalty reduction floor set forth in Section 9.5.5 (Payment Floor).

9.5.5 Payments Floor. The payment reductions set forth in this Section 9.5 (Payment Step-Downs) shall be applied [***].

9.5.6 Carry Forward. [***].

9.6 Septerna Third Party Payments. Septerna will be solely responsible for all, and will satisfy all, financial and other obligations, including royalties, due from Septerna to any Third Parties under any agreement pursuant to which Septerna is a party, except as otherwise set forth in Section 10.6.4(c).

9.7 Research Funding. On an R&D Program-by-R&D Program basis, within [***] following the final Calendar Day of each [***] during the R&D Collaboration Term in which Septerna performs any activities (including Additional R&D Program Optimization Activities) under, and in accordance with, such R&D Plan, Septerna shall provide to Novo Nordisk an invoice setting forth detailed, line-item Septerna Research Costs for the performance of such activities in such [***] in accordance with the corresponding R&D Plan. Novo Nordisk shall pay any undisputed invoice with respect to the Septerna Research Costs within [***] after receipt thereof; provided that Novo Nordisk shall promptly notify Septerna if it has identified any disputed amounts in such invoice, and the Parties shall use [***] to resolve such dispute in good faith [***]. Novo Nordisk shall have no obligation to pay any Septerna Research Costs for which Septerna has not timely provided to Novo Nordisk an invoice in accordance with this Section 9.7 (Research Funding) (which, for purposes of this sentence, may be extended for an additional [***] beyond the applicable [***] period if any invoice is not timely provided inadvertently and in good faith).

9.8 Other Cost . Unless explicitly provided for otherwise in this Agreement or the R&D Plan, each Party shall be responsible for its own costs and expenses incurred in connection with its performance of the activities hereunder.

9.9 Payment Terms. Unless expressly provided for otherwise in this Agreement, all payments due under this Article 9 shall be paid within [***] after the later of the date that such payment is due and the date of the paying Party’s receipt of a written invoice specifying the relevant payment and the amount due (plus VAT if applicable). If the paying Party is Novo Nordisk, Septerna shall invoice Novo Nordisk according to Novo Nordisk’s invoicing template attached to this Agreement in Schedule 9.9. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [***], or the maximum rate allowable by Applicable Law, whichever is less.

9.10 Mode of Payment. All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars. Payments to the receiving Party shall be made by electronic wire transfer to the account of the receiving Party, as designated in writing to the paying Party at least [***] in advance of the due date for the applicable payment and if the paying Party is Novo Nordisk, in accordance with an invoice received pursuant to Schedule 9.9.

9.11 Royalty Reports and Payments. During each applicable Royalty Term, Novo Nordisk shall prepare and deliver to Septerna a written royalty and sales report for each [***] showing the global Net Sales of each applicable Financial Product sold by Novo Nordisk, its Affiliates or its or their Sublicensees during the reporting [***], together with the corresponding Royalty Payments payable, specified on a Financial Product-by-Financial Product basis. The royalty and sales reports will be delivered to Septerna within [***] after the end of each [***]. Thereafter, Septerna shall submit to Novo Nordisk an invoice for the corresponding Royalty Payment and Novo Nordisk shall pay Septerna such Royalty Payment within [***] after the later of Novo Nordisk’s receipt of such invoice and the date that Novo Nordisk delivered the applicable royalty report pursuant to the preceding sentence.

9.12 Profit & Loss Share for the Profit Share Product. For clarity, the Parties shall share in Operating Profits or Losses with respect to the Profit Share Product in the Profit Share Term in accordance with Section 3.6 (Septerna Profit Share Option) and the Profit Share Agreement. Notwithstanding anything herein or in the Profit Share Agreement to the contrary, to the extent that any Development Cost or cost included in the calculation of Operating Profits or Losses is incurred for an activity that is directed to both (a) the Development, Commercialization or Manufacture, as applicable, of the Profit Share Product, on the one hand, and (b) the Development, Commercialization or Manufacture, as applicable, of other products of Novo Nordisk, on the other hand, then the costs and expenses of such activity shall be reasonably allocated by Novo Nordisk between the portion of the activity attributable to the Profit Share Product as compared to the portion of the activity attributable to such other products, and such activity’s costs and expenses shall only be included in the Development Costs or in the calculation of the Operating Profits or Losses (or the applicable sub-category of costs included therein) to the extent of such apportionment.

9.13 Audit Right. Each Party and its Affiliates will keep complete and accurate books and records of account, in accordance with its Accounting Standards, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all financial reports furnished by a Party to the other Party under this Agreement, and all payments made by a Party to the other Party under this Agreement, which records shall be retained for a period of [***] after the end of the Calendar Year in which the applicable payment was due. During the Term and for [***] after the final payment has been made under this Agreement, but no more than often than [***] (unless for cause), such Party will permit an independent certified public accountant of international recognition and standing designated by the other Party and reasonably acceptable to the audited Party (as of the Effective Date, one of [***]) (the “Auditor”) to audit such books and records of account of such Party (the “Audited Party”) at the location(s) where such records are maintained during normal business hours in order to confirm the accuracy and completeness of all such reports and all such payments. Each audit shall be subject to the following terms:

9.13.1 the Party requesting such audit shall give the Audited Party at least [***] prior written notice specifying when its Auditor shall visit the Audited Party;

9.13.2 at least [***] prior to inspecting any records, the Auditor must have executed a confidentiality agreement with the Audited Party in a form that is reasonably satisfactory to the Audited Party;

9.13.3 the Audited Party shall make its books and records available for review by the Auditor solely to the extent necessary to verify that the payments made by the Audited Party under this Agreement were correctly determined;

9.13.4 all books and records made available for inspection or audit hereunder shall be deemed to be the Confidential Information of the Audited Party;

9.13.5 the Audited Party shall provide the foregoing access to the Auditor during the regular business hours of the place(s) where the applicable books and records are usually kept; while inspecting such books and records, the Auditor must abide by all of the Audited Party’s applicable standard rules and regulations;

9.13.6 at the conclusion of such audit, the Auditor shall prepare and deliver to each Party a report solely setting out whether the payments made by the Audited Party under this Agreement were correctly determined and, only if not, the specific details concerning any discrepancies thereof, which report shall be delivered no later than [***] after the audit has been completed; provided that the Auditor shall share its findings with the Audited Party prior to delivering such report in order for the Audited Party to discuss in good faith with the Auditor any discrepancies therein; provided, further that, for clarity, no other information will be provided to the auditing Party without the prior written consent of the Audited Party;

9.13.7 any report provided by the Auditor in connection with an audit under this Section 9.13 (Audit Right) shall be deemed Confidential Information of the Audited Party, and the auditing Party shall keep confidential such report and any other information received or learnt in connection with the audit;

9.13.8 no Calendar Year will be subject to audit under this Section 9.13 (Audit Right) more than [***] and no audit may cover any period that is more than [***] prior to the date of such requested audit;

9.13.9 should any Auditor report reveal an Audited Party payment discrepancy to the detriment of the Party requesting the audit, the Audited Party will, within [***] after receipt of such report from the Auditor, pay any undisputed amount of such discrepancy, and should any Auditor report reveal an Audited Party payment discrepancy to the Audited Party’s detriment, the Audited Party may, at its sole discretion, require the Party requesting the audit to repay the Audited Party such amount of the discrepancy within [***] after receipt of such report from the Auditor or credit and offset such amount of the discrepancy against future payments payable to the Party requesting the audit under this Agreement; and

9.13.10 the Party requesting the audit will pay the full cost of any audit pursued under this Section 9.13 (Audit Right) unless there is an undisputed underpayment of amounts due to the Party requesting the audit that is greater than [***], in which case, the Audited Party will pay the cost charged by the Auditor for such audit.

9.14 Taxes.

9.14.1 Income Tax. Each Party shall be solely responsible for the payment of any and all Taxes levied on the payments such Party receives under this Agreement.

9.14.2 Withholding Tax. The Parties agree to use reasonable efforts to avoid double taxation or similar obligations in respect of upfront, royalties, milestone payments and other payments made by each Party to the other Party under this Agreement. To the extent either Party (the “Paying Party”) is required under Applicable Law to deduct and withhold Taxes on any payment to the other Party (the “Recipient”) under this Agreement, the Paying Party shall (a) deduct those withholding Taxes and any applicable interest and penalties from the applicable payment or from any other payment owed by the Paying Party; (b) pay the amount of such withholding taxes, interest and penalties to the appropriate Governmental Authority in a timely manner; and (c) send to the Recipient evidence of such payment and related Governmental Authority receipt or certificate, to the extent available. The Paying Party will use reasonable efforts to provide the Recipient with advance notice prior to withholding any Taxes from payments payable to the Recipient. The Recipient will provide the Paying Party any tax forms that may be reasonably necessary in order for the Paying Party to withhold Tax at a reduced rate under an applicable bilateral income tax treaty, to the extent the Paying Party is legally able to do so. Each Party will provide the other Party with reasonable assistance to enable the recovery or reduction, as permitted by Applicable Law, of appropriate amounts from withholding taxes or similar obligations in connection with payments made under this Agreement. [***].

9.14.3 Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar Taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments under Applicable Law, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an invoice in the appropriate form issued by the receiving Party in respect of those payments and indicating applicable Indirect Taxes. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable Governmental Authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] of receipt.

9.14.4 Tax Responsibilities. Any Tax resulting from the execution and performance of this Agreement will be borne by the Parties in accordance with Applicable Laws. Septerna has provided or will provide to Novo Nordisk a copy of its current Form 6166 (or a substantially similar form that demonstrates taxable entity status).

9.14.5 Tax Benefits. The Parties will use reasonable efforts to provide, and to cause their respective Affiliates, subcontractors, (sub)licensees/Sublicensees, customers and other applicable Third Parties to provide, any information and documentation reasonably requested by the other Party, at such other Party’s cost and expense, to obtain the benefits of any current or future tax legislation (e.g. Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations) that could provide a material tax benefit to either Party.

9.15 Reimbursement. For all costs, expenses or other amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, (a) notwithstanding anything to the contrary in this Agreement, any such costs or expenses must be reasonable and verifiable, and (b) the Owed Party shall send to the Owing Party (i) an invoice for such amount within [***] after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment, and (ii) to the extent requested by the Owing Party, reasonable supporting documentation with respect to the costs, expenses or other amounts to be reimbursed. Payment with respect to each such invoice shall be due within [***] after receipt by the Owing Party thereof and shall be made in accordance with Section 9.9 (Payment Terms).

10. INTELLECTUAL PROPERTY

10.1 Disclosure of R&D Plan Inventions. Each Party shall promptly disclose to the other Party any inventions in the R&D Plan Technology or Joint Know-How that are developed, created, conceived or reduced to practice by or on behalf of a Party or its Affiliates or its or their licensees, including with respect to Novo Nordisk, its or their Sublicensees.

10.2 Inventorship. For purposes of this Agreement, the determination of inventorship and whether Know-How (including inventions) are developed, created, conceived or reduced to practice by or on behalf of a Party or its Affiliates or its or their licensees, including with respect to Novo Nordisk, its or their Sublicensees, for the purpose of allocating proprietary rights (including Patent Rights, copyright or other intellectual property rights) therein, shall be made in accordance with United States law, regardless of where the applicable activities occurred.

10.3 Ownership.

10.3.1 General. As between the Parties, subject to the terms and conditions of this Agreement, including the licenses granted under Section 8.2 (Licenses to Novo Nordisk) and, with respect to Septerna, its exclusivity obligations under Article 6 (Exclusivity), (a) each Party will own the entire right, title and interest in, to and under the intellectual property rights (i) owned or Controlled by such Party at the Effective Date (including Compounds from such Party’s chemical libraries) or (ii) first developed, created, conceived or reduced to practice solely by or on behalf of such Party independently of this Agreement, without the direct or indirect use of or access to any the other Party’s Confidential Information, (b) Septerna shall own and retain all right, title and interest in and to any and all Know-How first developed, created, conceived or reduced to practice solely by or on behalf of Septerna or its Affiliates in the course of activities conducted under or in connection with this Agreement, and any and all Patent Rights to the extent Covering such Know-How and other intellectual property rights with respect thereto; (c) Novo Nordisk shall own and retain all right, title and interest in and to any and all Know-How first developed, created, conceived or reduced to practice solely by or on behalf of Novo Nordisk or its Affiliates in the course of activities conducted under or in connection with this Agreement, and any and all Patent

Rights to the extent Covering such Know-How and other intellectual property rights with respect thereto; and (d) the Parties shall each own and retain an equal, undivided interest in all right, title and interest in and to any and all Know-How first developed, created, conceived or reduced to practice jointly by Novo Nordisk or its Affiliates, on the one hand, and by Septerna or its Affiliates, on the other hand, in the course of activities conducted under or in connection with this Agreement (“Joint Know-How”) and any and all Patent Rights to the extent Covering the Joint Know-How (“Joint Patents”) and other intellectual property rights with respect to the Joint Know-How (collectively, together with the Joint Know-How and Joint Patents, “Joint IP”); provided that, [***]. The Parties acknowledge and agree that this Agreement will be understood to be a “joint research agreement” (as defined in 35 U.S.C. § 100(h)) for the purposes of 35 U.S.C. §102(c) entered into for the purpose of researching, identifying and developing Licensed Compounds or Licensed Products under the terms set forth herein. Subject to the terms and conditions of this Agreement, including the licenses granted under Section 8.2 (Licenses to Novo Nordisk), Article 13 and, in the case of Septerna, its exclusivity obligations hereunder, each Party shall have the right to Exploit the Joint IP without a duty of seeking consent or accounting to the other Party and each Party shall grant and hereby does grant to the other Party all further permissions, consents and waivers with respect to, and all licenses under, any Joint IP throughout the world necessary to provide the other Party with full rights of use and Exploitation of such Joint IP subject to the foregoing. For clarity, for the purpose of Article 10, neither Party or its Affiliates, or its or their (sub)licensees/Sublicensees, shall be considered a (sub)licensee (or, with respect to Novo Nordisk, a Sublicensee) of the other Party or its Affiliates.

10.3.2 Assignment. Each Party shall, and does hereby, assign to the other Party and will cause each of its (and its Affiliates’ and (sub)licensees/Sublicensees’) officers, directors, employees, agents and contractors to assign to the other Party, in each case free and clear of all restrictions, liens or other encumbrances and without additional compensation, all such right, title and interest in and to any Know-How (including inventions) developed, created, conceived or reduced to practice hereunder as is necessary to fully effect the sole or joint ownership, as applicable, provided for in Section 10.3.1(b) through Section 10.3.1(d) (General) (including in the event that U.S. law does not apply to the development, creation, conception or reduction to practice of any Know-How (including inventions) hereunder or any intellectual property rights therein).

10.3.3 Covenants in Support of Assignment. Each Party shall take (and cause its Affiliates and its and their (sub)licensees/Sublicensees, and their respective officers, directors, employees, agents and contractors to take) such further actions reasonably requested by the other Party, at the requesting Party’s cost and expense (except as provided in Section 10.3.5 ([***])), to evidence such assignment set forth in Section 10.3.2 (Assignment) and to assist the other Party in obtaining Patent Rights and other intellectual property protection with respect to Know-How first developed, created, conceived or reduced to practice under or in connection with this Agreement, and, [***], including executing further assignments, consents, releases and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person or other proper means in support of any effort by the other Party to establish, perfect, defend or enforce its rights in any such Know-How or Patent Rights Covering such Know-How through prosecution of governmental filings, regulatory proceedings, litigation and other means, including through the filing, prosecution and maintenance of Patent Rights. Without limiting the foregoing, each Party will cooperate with the other Party, at such other Party’s cost and expense ([***])), if the other Party applies for U.S. or foreign patent protection for inventions within such Know-How in accordance herewith and will use its reasonable efforts to obtain the cooperation of the individual inventors of any such inventions. If a Party is unable to assign the applicable interest in any Know-How or Patent Rights to the other Party as required by Section 10.3.2 (Assignment), then such Party hereby grants and agrees to grant (and shall cause its Affiliates and (sub)licensees/Sublicensees to grant) to the other Party a royalty-free, fully paid-up, worldwide, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Know-How and Patent Rights, which license shall be exclusive (even as to such granting Party) with respect to Know-How and Patent Rights that are solely owned by the other Party as set forth in Section 10.3.1(b) and non-exclusive with respect to the Know-How and Patent Rights that are jointly owned by the Parties as set forth in Section 10.3.1(c), in each case, for any and all purposes.

10.3.4 Control of Intellectual Property. Each Party shall not, and shall cause its Affiliates not to, enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with an intent to limit its Control of, or to not Control, any Know-How, Patent Right or other intellectual property right that would otherwise be subject to the license grants in this Agreement or would constitute R&D Plan Technology in the absence of such agreement, amendment or restrictive provisions. Further, when entering into any agreement or amendment with a Third Party relating to any Know-How, Patent Rights or other intellectual property rights that, if Controlled by a Party or its Affiliates, would be subject to the license grants in this Agreement or would constitute R&D Plan Technology, such Party shall and shall cause its Affiliates to use good faith efforts to obtain Control of such Know-How, Patent Rights and other intellectual property rights.

10.3.5 [***].

10.4 Patent Prosecution and Maintenance.

10.4.1 Second Generation Product Patents. Following the Effective Date, Septerna shall have the right and authority to prepare, file, prosecute and maintain any Existing Septerna Patents (excluding the Shared Septerna Patents, which are subject to Section 10.4.4 (Shared Septerna Patents)) and will consult with Novo Nordisk to identify Existing Septerna Patents that Cover one (1) or more Licensed Compound(s), and, following such consultation, shall coordinate with Novo Nordisk to file, prosecute and maintain (until transfer of such prosecution to Novo Nordisk) continuation, continuation-in-part or divisional applications claiming priority to any such Existing Septerna Patent, which continuation, continuation-in-part or divisional applications (a) specifically Cover the composition of, formulations containing, or any methods of using a Licensed Compound or Licensed Product containing such Licensed Compound and (b) do not Cover the composition of, formulations containing, or any methods of using, any Compounds Directed Against [***] that are not Licensed Compounds (including, for clarity, any [***]) (“Second Generation Product Patents”). Septerna shall take all reasonable steps to file Second Generation Product Patents with the objective of maximizing patent protection with respect to the Licensed Compounds and Licensed Products in the Field in the Territory. If, with respect to any Licensed Compound and an Existing Septerna Patent Covering such Licensed Compound in a country in the Territory, Septerna is unable to secure any such Second Generation Product Patent that Covers as a composition of matter such Licensed Compound and there is no New Product Patent in such country that Covers as a composition of matter such Licensed Compound, then such

Existing Septerna Patent will constitute a Shared Septerna Patent and the provisions of Section 10.4.4 (Shared Septerna Patents) will apply with respect thereto.

10.4.2 Septerna’s Rights. As between the Parties, Septerna shall have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain all Septerna Patents (other than Product Patents and [***]) (each, a “Septerna Other Patent”) on a worldwide basis, and to be responsible for any related interference, re-issuance, re-examination, inter partes review, opposition proceeding or other action challenging any such patent in any patent office of competent jurisdiction (collectively, “Prosecution and Maintenance” and the term “Prosecute and Maintain” shall have the corollary meaning), in each case, at Septerna’s sole cost and expense; provided that Septerna shall not, without Novo Nordisk’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Prosecute and Maintain any Patent Right (other than an Existing Septerna Patent or a Product Patent solely as permitted by and in accordance with this Agreement) that Covers any Licensed Compound published, in the public domain or otherwise known to Septerna or any of its Affiliates. In undertaking such activities, Septerna shall keep Novo Nordisk reasonably informed of material communications with the relevant patent offices with respect to any such Septerna Other Patents, and provide Novo Nordisk a reasonable opportunity to comment thereon (which Novo Nordisk shall do promptly) and consider Novo Nordisk’s comments in good faith.

10.4.3 Novo Nordisk’s Rights. As between the Parties, Novo Nordisk shall have the first right and authority, but not the obligation, to Prosecute and Maintain all Product Patents (excluding the Shared Septerna Patents, which are subject to Section 10.4.4 (Shared Septerna Patents)), [***] and Joint Patents on a worldwide basis, at Novo Nordisk’s sole cost and expense (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any). In undertaking such activities, Novo Nordisk shall keep Septerna reasonably informed of material communications with the relevant patent offices, and provide Septerna a reasonable opportunity to comment thereon (which Septerna shall do promptly) and consider Septerna’s comments in good faith. If Novo Nordisk decides, in its sole discretion, to allow any such Product Patent, [***] or Joint Patent to lapse, then Novo Nordisk shall notify Septerna in writing and Septerna shall have the right to take over the Prosecution and Maintenance of such Product Patent, [***] or Joint Patent, as applicable, at its sole cost and expense; provided that Septerna may not exercise its right to pursue or continue Prosecution and Maintenance of such Product Patents, [***] or Joint Patents without Novo Nordisk’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The foregoing shall not prevent Septerna from filing divisionals or continuations of Product Patents, [***] or Joint Patents that only Cover [***].

10.4.4 Shared Septerna Patents. With respect to each Shared Septerna Patent in a country, the Parties shall jointly determine the Prosecution and Maintenance strategy for such Shared Septerna Patent with the goal of maximizing protection thereunder for both the Licensed Compounds and Licensed Products, on the one hand, and [***] Covered by such Shared Septerna Patent that are not Licensed Compounds or Licensed Products, on the other hand, in such country. The Parties may, by mutual agreement, designate [***] of the Parties to lead the Prosecution and Maintenance of each Shared Septerna Patent in such country as an administrative matter, provided that all substantive decisions with respect to such Prosecution and Maintenance will be subject to mutual agreement of the Parties, and, provided, further, that, in undertaking such activities, the lead Party shall keep the other Party reasonably informed of material communications with the relevant patent offices, and provide the other Party a reasonable opportunity to comment thereon (which the other Party shall do promptly) and incorporate the other Party’s comments thereto. Any disputes with respect to the Prosecution and Maintenance of any such Shared Septerna Patent (each, a “Shared Septerna Patent Matter”) may be submitted by either Party to a Third Party Patent Expert for binding resolution in accordance with Schedule 10.4.4.

10.4.5 Cooperation. The non-Prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the Prosecuting Party, as such Prosecuting Party may reasonably request from time to time and at the Prosecuting Party’s cost and expense, in connection with its activities set forth in this Section 10.4 (Patent Prosecution and Maintenance) or otherwise with respect to Prosecution and Maintenance by Novo Nordisk (or its Affiliate or its or their Sublicensee) of any other Patent Right that Covers a Licensed Compound or Licensed Product or the Exploitation thereof under this Agreement (and in which case, Novo Nordisk shall be deemed to be a Prosecuting Party), including to (a) obtain and deliver to the Prosecuting Party any records, documents (including laboratory notebooks) and other evidence, in each case, to the extent reasonable necessary for the Prosecuting Party to prosecute its applicable Patent Rights; provided that in no event shall the foregoing require Septerna to deliver any records, documents or other evidence that are unrelated to Licensed Compounds or Licensed Products or the Exploitation thereof, including any records, documents or other evidence embodying the Septerna Platform that do not contain any information related to any Licensed Compounds or Licensed Products or the Exploitation thereof; (b) make the inventor(s) and its other employees available at reasonable business hours, (c) render all signatures that will be necessary in connection with all such patent filings and (d) assist the Prosecuting Party in all other reasonable ways that are necessary or reasonably useful for the issuance of such Patent Rights, as well as for the Prosecution and Maintenance of such Patent Rights. For clarity, unless otherwise set forth above, as between the Parties, each Party will control, at its sole cost and expense (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any), and in its sole discretion, the Prosecution and Maintenance of Patent Rights owned or controlled by such Party. Without limiting the last sentence of Section 10.4.1 (Septerna’s Rights), the Parties will, and will cause their Affiliates to, cooperate and implement reasonable patent filing and prosecution strategies (including filing divisionals, continuations or otherwise) so that, to the extent reasonable and feasible, (x) Product Patents, on the one hand, and (y) other Septerna Patents Covering compounds and products that are not Licensed Compounds or Licensed Products, on the other hand, are pursued in mutually exclusive patent applications (which may be simultaneously filed) where reasonably practicable.

10.4.6 Patent Term Extension and Supplementary Protection Certificate. As between the Parties, in relation to the Licensed Products, Novo Nordisk shall have the sole right to make decisions regarding, and to apply for, at Novo Nordisk’s sole cost and expense (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any), patent term extensions in the Territory, including the U.S. with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable (collectively, the “Extensions”), in each case including whether or not to do so; provided that Novo Nordisk shall not apply for any Extension with respect to a Septerna Other Patent without Septerna’s prior written consent. Septerna shall provide prompt and reasonable assistance with respect thereto, as requested by Novo Nordisk and at Novo Nordisk’s cost and expense, including by taking such action as patent holder as is required under any Applicable Laws to obtain such Extensions. [***]. For clarity, this Section 10.4.6 (Patent Term Extension and Supplementary Protection Certificate) only applies to Extensions relating to a Licensed Product.

10.5 Enforcement of Patents.

10.5.1 Notice. During the Term, the Parties will promptly notify each other in writing if either Party becomes aware of any suspected, threatened or actual infringement by any Third Party of any Septerna Patents, [***] or Joint Patents arising from the making, using, offering to sell, selling or importing a product in the Field in the Territory that is Directed Against one (1) or more Collaboration Target(s), including a Generic Product (a “Competing Infringement”). Each Party will provide any available evidence of such Competing Infringement with such notification.

10.5.2 Enforcement Rights.

(a) Novo Nordisk’s Rights. As between the Parties, Novo Nordisk shall have the first right, but not the obligation, to initiate and control an infringement, misappropriation or other appropriate suit or action (and “Infringement Action”) against any Competing Infringement with respect to the Septerna Patents, [***] and Joint Patents, at Novo Nordisk’s sole discretion and at Novo Nordisk’s sole cost and expense (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any); provided that, Novo Nordisk shall not [***]). Without limiting the foregoing, Novo Nordisk shall keep Septerna reasonably informed of such Infringement Action and shall consider Septerna’s comments in good faith.

(b) Septerna Step-In Rights. During the Term, if Novo Nordisk fails to initiate an Infringement Action against, and is not engaged in settlement discussions with respect to, any Competing Infringement with respect to any Septerna Patents, [***] or Joint Patents within [***] after written notice of such Competing Infringement is first provided by a Party under Section 10.5.1 (Notice), or elects not to continue to pursue an Infringement Action or any settlement with respect thereto, then Septerna will have the right to initiate and control an Infringement Action with respect to such Competing Infringement by counsel of its own choice, at its own discretion and at Septerna’s sole cost and expense, and Novo Nordisk will have the right, at its sole cost and expense, to be represented in any such action by counsel of its own choice; provided that if Novo Nordisk notifies Septerna during such [***] period that it is electing in good faith not to institute any Infringement Action against such Competing Infringement for strategic reasons, then Septerna will not have the right to initiate and control any Infringement Action with respect to such Competing Infringement.

(c) Settlement. The Party controlling an Infringement Action in accordance with this Section 10.5.2 (Enforcement Rights) shall have the right to settle such claim; provided that neither Party shall settle an Infringement Action in a manner that has a material adverse effect on the rights or interests of the other Party (including any of its Patent Rights) or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent will not be unreasonably withheld, conditioned or delayed); and provided, further, that (i) Septerna’s consent will not be required under the foregoing proviso (and, if such consent is otherwise required, it will be deemed unreasonable for Septerna to withhold such consent) solely on the grounds that such settlement permits a Generic Product to commercially launch in any country(ies) in the Territory and (ii) the foregoing limitation shall not be deemed to require the consent of such other Party in connection with a settlement of any action that would or may result in reduced payments hereunder as permitted under Article 9 (Financial Provisions) or that would or may impose an obligation on Septerna after termination of this Agreement with respect to the applicable Reverted Product in the applicable country pursuant to Section 16.3.2.

(d) Recoveries. If either Party recovers monetary damages from any Third Party in an Infringement Action brought under this Section 10.5.2 (Enforcement Rights), or any royalties, milestones or other payments from a license agreement with a Third Party related to such Competing Infringement, then such recovery shall be allocated first [***], and any remaining amounts shall thereafter be (i) if Novo Nordisk is the controlling Party, [***], or (ii) if Septerna is the controlling Party, [***].

10.5.3 Procedures. Each Party shall bear all of its own internal costs and expenses incurred in connection with its activities under this Section 10.5 (Enforcement of Patents) (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any). In the event that the Parties are joined in suit or action against a Competing Infringement or the non-enforcing Party elects to join such suit or action and, in either case, elects to be represented by the same outside counsel as the enforcing Party, then the enforcing Party shall be responsible for all expenses arising from such outside counsel; provided that the enforcing Party consents to such joint representation by outside counsel, such consent not to be unreasonably withheld, delayed or conditioned. For clarity, the enforcing Party may reasonably withhold consent where such Party has a good faith basis to believe there is a conflict with the non-enforcing Party. The Party not bringing an action with respect to the infringement in the Territory under this Section 10.5 (Enforcement of Patents) shall be entitled to separate representation in such matter by counsel of its own choice and at its sole cost and expense, but such Party shall at all times cooperate fully with the Party bringing such action. Unless otherwise set forth herein, the Party entitled to bring any Infringement Action in accordance with this Section 10.5 (Enforcement of Patents) shall have the right to settle such Infringement Action; provided that Septerna shall not have the right to settle any Competing Infringement under this Section 10.5 (Enforcement of Patents) without the express written consent of Novo Nordisk (which consent shall not be unreasonably withheld, conditioned or delayed).

10.5.4 Cooperation. If a Party controls an action for infringement, including an Infringement Action, arising from the making, using, offering to sell, selling or importing a product in the Field in the Territory that is Directed Against one (1) or more Collaboration Target(s), including a Generic Product, the other Party shall, and shall cause its Affiliates to, reasonably assist and cooperate with the controlling Party, at the controlling Party’s cost and expense, as such controlling Party may reasonably request from time to time, in connection with its activities in such action, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents (including laboratory notebooks) and other evidence and making the inventors and its other employees available at reasonable business hours.

10.6 Infringement of Third Party Rights in the Territory.

10.6.1 Notice. If the Exploitation of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by a Party or any of its Affiliates or its or their (sub)licensees/Sublicensees, distributors or customers (“Third Party Action”), including any defense or counterclaim in connection with an enforcement action initiated pursuant to Section 10.5 (Enforcement of Patents), the Party first having notice of such Third Party Action shall promptly notify the other Party.

10.6.2 Defense. As between the Parties, [***] shall have the first right, but not the obligation, to defend any such Third Party Action, at [***] sole cost and expense (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any). If [***] does not take any steps to defend or settle a Third Party Action within [***] from any notice of such Third Party Action, then [***] shall have the right and option to do so at its sole cost and expense upon providing a written notice to [***]; provided that any action by [***] to eliminate the Third Party Action under this Section 10.6 (Infringement of Third Party Rights in the Territory) shall not be inconsistent with [***] global patent defense strategy. Where a Party controls a Third Party Action, the other Party shall, and shall cause its Affiliates to, reasonably assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 10.6 (Infringement of Third Party Rights in the Territory), including furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant records, documents (including laboratory notebooks) and other evidence and making inventors and other of its employees available at reasonable business hours.

10.6.3 Settlement. The Party entitled to defend a Third Party Action in accordance with this Section 10.6 (Infringement of Third Party Rights in the Territory) shall have the right to settle such claim; provided that neither Party shall settle a Third Party Action in a manner that has a material adverse effect on the rights or interests of the other Party (including any of its Patent Rights) or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent will not be unreasonably withheld, conditioned or delayed); and provided, further, that the foregoing limitation shall not be deemed to require the consent of such other Party in connection with a settlement of any action that would or may result in reduced payments hereunder as permitted under Article 9 (Financial Provisions) or that would or may impose an obligation on Septerna after termination of this Agreement with respect to the applicable Reverted Product in the applicable country pursuant to Section 16.3.2.

10.6.4 Third Party Agreements.

(a) If Novo Nordisk determines that it is necessary or reasonably useful for Novo Nordisk or its Affiliates or its or their Sublicensees to acquire any Know-How, Patent Rights or other intellectual property right from a Third Party, or, [***], in either case, in connection with the Development, Manufacture, Commercialization or other Exploitation of a Licensed Compound or Licensed Product in the Territory (such right, a “Third Party Right”), then, as between the Parties, except with respect to agreements entered into by Septerna in accordance with Section 10.6.4(b), Novo Nordisk or its Affiliates or its or their Sublicensees shall have the sole right (but not the obligation) in its sole discretion to obtain a license or other rights to, or acquire

(whether by license, exercise of option, acquisition or otherwise) from such Third Party, such Know-How, Patent Right or other intellectual property right with respect to Development, Manufacture, Commercialization or other Exploitation of a Licensed Compound or Licensed Product in the Territory. In the event that Novo Nordisk, any of its Affiliates or any of its or their Sublicensees negotiates and obtains any such license or other right to, or acquires (whether by license, exercise of option, acquisition or otherwise) from a Third Party any Know-How, Patent Right or other intellectual property right, in each case, necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise Exploit Licensed Compounds or Licensed Products in the Territory (each, a “Novo Third Party Agreement”), Novo Nordisk shall be entitled to deduct amounts payable to such Third Party from payments to Septerna hereunder in accordance with Section 9.5.3 (Third Party Payments).

(b) Notwithstanding the foregoing, Septerna or its Affiliates shall have the sole right to negotiate with a Third Party a Third Party Right that is specific to the Septerna Platform and is not limited to or specific to compounds or products Directed Against one (1) or more Collaboration Targets. If Septerna obtains any such Third Party Right with respect to the Septerna Platform that (1) is actually used in, or otherwise necessary or reasonably useful to conduct, an R&D Program or (2) is necessary to Exploit a Licensed Compound (each of (1) and (2), a “Necessary Third Party Right”), then (i) such Necessary Third Party Right shall automatically be deemed to be “Controlled” by Septerna and included in the licenses granted to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk), (ii) any license with respect to such Necessary Third Party Right shall be fully consistent with this Agreement (including that any such license shall not impose any additional obligations on Novo Nordisk), and (iii) Septerna shall be responsible for all payments to any such Third Party with respect to such Necessary Third Party Right.

(c) If Septerna obtains rights to any Third Party Right that is useful to Exploit any Licensed Compound, but is not a Necessary Third Party Right (a “Other Third Party Right”), then, to the extent such rights are sublicensable to Novo Nordisk, (i) following the effectiveness of the applicable Third Party agreement pursuant to which Septerna has obtained such Other Third Party Right, Septerna will provide prompt written notice to Novo Nordisk disclosing the existence of such agreement, the Other Third Party Right covered by such agreement and any additional obligations (including payment obligations) under such agreement that would apply to Novo Nordisk as a sublicensee thereunder if Novo Nordisk were to receive a sublicense under such Other Third Party Right (a “Third Party IP Notice”) and (ii) Novo Nordisk may elect, by written notice to Septerna, to receive a sublicense under such Other Third Party Right, in which case, effective as of such notice, (A) such Other Third Party Right shall automatically be deemed to be “Controlled” by Septerna and included in the licenses granted to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk), (B) Novo Nordisk will comply with those obligations (excluding payment obligations, which are addressed in clause (C)) of Novo Nordisk as a sublicensee under such agreement expressly set forth in the applicable Third Party IP Notice or otherwise disclosed by Septerna to Novo Nordisk in writing in connection with such Third Party IP Notice, and (C) as between the Parties, Septerna will remain solely responsible for payments under such Third Party agreement, except that, solely to the extent the applicable payment obligations are disclosed to Novo Nordisk in writing in, or in connection with, such Third Party IP Notice, Novo Nordisk will be responsible for (1) any royalties payable to such Third Party under such agreement in respect of Net Sales of any Licensed Products that are subject to such sublicense, (2) solely in the case of any milestone payment obligations that apply to all products licensed under such Third Party agreement, any milestone payment in respect of any milestone event achieved by Novo Nordisk or any of its Affiliates or Sublicensees with respect to a Licensed Compound or Licensed Product that is subject to such sublicense, and (3) any other payments that are reasonably allocable to a Licensed Compound or Licensed Product and payable to such Third Party under such agreement as a result of Novo Nordisk, its Affiliates or Sublicensees Exploitation of a Licensed Compound or Licensed Product, provided, in the case of this clause (3), that such payment obligations with respect to a Licensed Compound or Licensed Product are no greater than payment obligations with respect to any other compounds or products that are subject to such agreement, in each case ((1)-(3)), on a pass-through basis without any markup. Novo Nordisk shall be entitled to deduct all such amounts paid by Novo Nordisk under the preceding sentence from payments to Septerna hereunder in accordance with Section 9.5.3 (Third Party Payments), as if Novo Nordisk had entered into such Third Party agreement directly. For the avoidance of doubt, if Novo Nordisk does not so elect to receive a sublicense under any Other Third Party Right as set forth in this Section 10.6.4(c), then such Other Third Party Right will not be deemed to be “Controlled” by Septerna or included in the licenses granted to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk) and Novo Nordisk will not be responsible for any payments with respect thereto.

(d) Notwithstanding anything to the contrary in this Section 10.6.4, neither Septerna nor any of its Affiliates shall enter into an agreement with a Third Party with respect to a Third Party Right (except with respect to Necessary Third Party Rights that are Controlled by Septerna as provided in Section 10.6.4(b)) on terms that would prevent Novo Nordisk from obtaining a license with respect to such Third Party Right directly from such Third Party to Develop, Manufacture, Commercialize or otherwise Exploit Licensed Compounds and Licensed Products.

10.7 Other Invalidity or Unenforceability Proceedings.

10.7.1 Third Party Patents. As between the Parties, Novo Nordisk shall have the sole right, at Novo Nordisk’s sole cost and expense (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any), to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, post-grant proceedings or other attack upon the validity, title or enforceability of a Patent Right owned or controlled by a Third Party and having one (1) or more claims that Cover a Licensed Product, or the use, sale, offer for sale or importation of a Licensed Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 10.6 (Infringement of Third Party Rights in the Territory), in which case the provisions of Section 10.6 (Infringement of Third Party Rights in the Territory) shall govern). Any awards or amounts received in bringing any such action shall be first allocated to reimburse Novo Nordisk’s costs and expenses in such action, and any remaining amounts shall be allocated between the Parties in accordance with the principles set forth in Section 10.5.2(d) (Recoveries).

10.7.2 Third Party Patent Challenge. If any [***], Joint Patent or Septerna Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, post-grant proceeding, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (a “Third Party Patent Challenge”) (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.5 (Enforcement of Patents), in which case the provisions of Section 10.5 (Enforcement of Patents) shall govern), then the Prosecuting Party for the applicable Patent Rights shall control such defense at its sole cost and expense (except to the extent shared as Operating Profits or Losses for the Profit Share Product, if any). The Prosecuting Party shall permit the non-Prosecuting Party to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at the non-Prosecuting Party’s sole cost and expense. If the Prosecuting Party decides that it does not wish to defend against a Third Party Patent Challenge, then the other Party shall have a backup right to assume defense of such Third Party Patent Challenge at its sole cost and expense. Any awards or amounts received in defending any such Third Party Patent Challenge shall be allocated between the Parties in accordance with the principles set forth in Section 10.5.2(d) (Recoveries).

10.8 Orange Book Listing. As between the Parties, Novo Nordisk will have the sole right, in its sole discretion and in accordance with Applicable Law, to determine and control the listing of any Product Patents, [***] or Joint Patents, or, to the extent required by Applicable Laws, any Septerna Other Patents, in (a) the then-current edition of the FDA’s Orange Book or any relevant foreign equivalent listing in connection with the Regulatory Approval of any Licensed Product and (b) applicable prescribing information relating to any Licensed Product.

10.9 Cost and Expenses. Unless otherwise provided herein, each Party shall bear its own costs and expenses in exercising its rights and performing its obligations under this Article 10.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Execution Date and the Effective Date, as follows:

11.1.1 Organization. It is a corporation duly organized, validly existing and in good standing, and is a tax resident, under Applicable Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

11.1.2 Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other Applicable Laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity).

11.1.3 Authorization. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate actions and do not conflict with such Party’s charter documents, bylaws or other organizational documents or any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination or award of any court, governmental body or administrative or other agency, presently in effect applicable to such Party.

11.1.4 No Further Approval. Except for any filings that may be required to comply with Antitrust Laws, it is not aware of any government authorization, consent, approval, license or exemption of or filing or registration with any court or Governmental Authority, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Governmental Authorities necessary for the Research, Development, Commercialization or Exploitation of any Licensed Products as contemplated hereunder).

11.1.5 No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

11.2 Additional Representations and Warranties by Septerna. Septerna hereby makes the following additional representations and warranties to Novo Nordisk (a) except as set forth in Schedule 11.2 attached hereto (the “Initial Disclosure Schedule”) as of the Execution Date, (b) subject to Section 11.3.1, except as set forth in the Subsequent Disclosure Schedule, as of the Effective Date and (c) with respect to each R&D Program, subject to Section 11.3.2 and Section 11.3.3, except as set forth in the applicable Final Report Disclosure Schedule, as of each date Septerna delivers to Novo Nordisk a Final Report for such R&D Program, pursuant to Section 2.4.3 (Final Report; Program Transition) (such date with respect to an R&D Program, the “Final Report Delivery Date”), in each case ((a), (b) and (c)), as follows:

11.2.1 Septerna is the sole and exclusive owner of the full legal or beneficial rights, title and interests in the intellectual property and other rights licensed to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk), and Septerna has the rights necessary to perform the R&D Plans and, to Septerna’s Knowledge, to grant such licenses to Novo Nordisk for the Research, Development, Commercialization, Manufacture and Exploitation of the Licensed Compounds and Licensed Products without additional payment or other consideration for such intellectual property or other rights (other than in accordance with Article 9).

11.2.2 Septerna has not licensed the Septerna Technology (or any component thereof) from any Third Party. Septerna and its Affiliates have not entered into any licensing, option, transfer or similar agreements or arrangements that relate to the ownership or granting rights with respect to (a) the Septerna Platform or Septerna Technology, in each case, in a manner that would conflict with the licenses and rights purported to be granted to Novo Nordisk herein in any material respect or (b) the Regulatory Documentation, Collaboration Targets, Licensed Compounds or Licensed Products (including by granting any covenant not to sue with respect thereto). To Septerna’s Knowledge, the use of the Septerna Platform as contemplated by the R&D Plans and the Development, Manufacture, Commercialization or Exploitation of the Licensed Compounds or Licensed Products as contemplated herein will not be subject to any other license or agreement to which Septerna or any of its Affiliates is a party (other than agreements entered into by Septerna or any of its Affiliates pursuant to Section 8.4 (Right to Subcontract) with a Third Party contractor performing for or on behalf of Septerna or its Affiliates, including any contract research organizations or contract manufacturing organizations).

11.2.3 Septerna Controls all Compounds in its or its Affiliates’ ownership or control that are Directed Against one (1) or more Collaboration Targets.

11.2.4 [***].

11.2.5 To Septerna’s Knowledge, Schedule 1.112 sets forth all Compounds Controlled by Septerna or its Affiliates as of the Effective Date that are Directed Against one (1) or more Collaboration Targets (other than [***]). [***].

11.2.6 The intellectual property and other rights licensed to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk) are not subject to any restrictions, liens or encumbrances that would limit the rights granted or to be granted to Novo Nordisk under this Agreement.

11.2.7 Septerna and its Affiliates have provided or made available to Novo Nordisk (or its designated patent counsel) in all material respects: (a) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of Septerna Patents, (b) all Regulatory Documentation, if any, and (c) except for Septerna Platform, copies of all material and relevant Know-How in its possession regarding the Licensed Compounds and Licensed Products (and, in each case, Exploitation thereof), and the intellectual property and other rights to be licensed to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk) that would be material to Novo Nordisk’s decision to enter into this Agreement or to continue to Exploit Licensed Compounds and Licensed Products with respect to the applicable R&D Program(s), and to Septerna’s Knowledge, such documents, materials, Regulatory Documentation and Know-How are true, correct and complete in all material respects.

11.2.8 The Patent Rights set forth in Schedule 1.130 represent all Patent Rights that Septerna or any of its Affiliates owns or controls that Cover or disclose any invention that is necessary or reasonably useful for carrying out each R&D Program according to the applicable R&D Plan and for the Research, Development, Commercialization, Manufacture and Exploitation of the Licensed Compounds or Licensed Products in the Territory in the Field with respect to such R&D Program. Such Septerna Patents are subsisting and have not been declared invalid or unenforceable, in whole or in part. Such Septerna Patents are being diligently prosecuted in patent offices in the Territory in accordance with Applicable Laws. Such Septerna Patents have been filed and maintained properly and correctly in all material respects, and all applicable fees have been paid on or before the due date for payment. In respect of the pending patent applications included in such Septerna Patents, in jurisdictions where required, Septerna has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office. Each of such Septerna Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Septerna Patent is issued or such application is pending.

11.2.9 There is no Know-How owned or controlled by Septerna or any of its Affiliates that relates to the Septerna Platform, Licensed Compounds or Licensed Products that is not within the Septerna Know-How. The Septerna Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of Septerna, no breach of such confidentiality has been committed by any Third Party.

11.2.10 Septerna or its Affiliates own or otherwise have the right to use or access all intellectual property or other rights necessary (a) for carrying out the anticipated R&D Plans as of the Execution Date and the Effective Date, and (b) to Septerna’s Knowledge, (i) for the Research, Development, Commercialization and Exploitation of the Licensed Compounds and Licensed Products as contemplated as of the Execution Date, the Effective Date or each Final Report Acceptance Date, as applicable, in accordance with this Agreement and (ii) for granting the licenses under Section 8.2 (Licenses to Novo Nordisk), in each case ((a) and (b)), without additional payment or other consideration for such intellectual property or other rights (other than in accordance with Article 9).

11.2.11 Septerna or its Affiliates have not received any notification of infringement or misappropriation of the Septerna Technology or of any threatened claims or litigation seeking to invalidate or otherwise challenge the Septerna Patents by any Person in the Territory, and there is no pending or, to Septerna’s Knowledge, threatened infringement or misappropriation of the Septerna Technology by any Person in the Territory.

11.2.12 To Septerna’s Knowledge, neither Septerna nor any of its Affiliates, sublicensees or subcontractors have taken any action that would render any invention claimed (or to be claimed) in Septerna Patents unpatentable.

11.2.13 To Septerna’s Knowledge, (a) neither Septerna nor any of its Affiliates, sublicensees or subcontractors, or their respective current or former employees, have misappropriated any of the Septerna Know-How from any Third Party, and Septerna is not aware of any claim by a Third Party that such misappropriation has occurred and (b) no Person has misappropriated or is misappropriating or threatening to misappropriate Septerna Know-How.

11.2.14 Septerna or its Affiliates have not received any notification of, and do not have other Knowledge of, actual claims, disputes, proceedings, challenges or allegations regarding or relating to improper inventorship or ownership of the Septerna Patents.

11.2.15 There are no actual, pending, alleged or threatened adverse actions, suits, administrative proceedings, claims, re-examinations, oppositions, interferences or formal governmental investigations, and Septerna has no Knowledge of any such action, whether or not pending, alleged or threatened, involving the Septerna Platform, Septerna Technology, Regulatory Documentation, Licensed Compounds or Licensed Products in or before any court, Governmental Authority or Regulatory Authority.

11.2.16 (a) Septerna and its Affiliates have not received any notice from any Third Party asserting or alleging that the Research, Development, Commercialization, Manufacture or Exploitation of any Licensed Compound or Licensed Product or the use of the Septerna Platform infringes or misappropriates the intellectual property rights of such Third Party, and (b) to Septerna’s Knowledge, the Research, Development, Commercialization, Manufacture and Exploitation of the Licensed Compounds or Licensed Products in the Field in the Territory

and the use of the Septerna Platform in accordance with the terms of this Agreement will not infringe or misappropriate the Patent Rights or any other intellectual property or proprietary rights of any Third Party in the Territory.

11.2.17 All employees, agents and subcontractors of, and consultants to, Septerna or its Affiliates are obligated to assign to Septerna or its Affiliate their rights in and to any inventions arising out of their work for Septerna or its Affiliate, either pursuant to written agreement or by operation of Applicable Law, and all current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Septerna or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Know-How, Patent Rights or other intellectual property rights that are necessary or reasonably useful to Exploit the Licensed Compounds or Licensed Products, including the Septerna Platform or any Septerna Technology, have executed and delivered to Septerna or any such Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to Septerna or any such Affiliate of any such Know-How, Patent Rights or other intellectual property rights. Novo Nordisk shall have no obligation to contribute to any remuneration of any inventor employed or engaged or previously employed or engaged by Septerna or any of its Affiliates in respect of any such inventions, information and discoveries and intellectual property rights thereof that are so assigned to Septerna or its Affiliate(s).

11.2.18 Neither Septerna nor any of its Affiliates, nor any of its or their respective officers, employees or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

11.2.19 Neither Septerna nor any of its Affiliates has been debarred by the FDA, is not subject to any similar sanction of other Governmental Authorities in the Territory, and, to Septerna’s Knowledge, neither it nor any of its Affiliates has used, in any capacity, in connection with the Exploitation of Licensed Compounds or Licensed Products, any Person who either has been debarred by such a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FD&C Act. Septerna is not aware of any conduct or activity that could lead to such debarment actions.

11.2.20 Septerna and its Affiliates and their respective (sub)contractors and consultants have conducted all Development with respect to the Licensed Compounds and Licensed Products (including the generation, preparation, maintenance and retention of all Regulatory Documentation) in accordance with Applicable Laws, including current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices where applicable. Septerna and its Affiliates have employed Persons with appropriate education, knowledge and experience to conduct, and to oversee the conduct of, such studies and activities.

11.2.21 The inventions claimed by the Septerna Patents: (a) were not developed, created, conceived or reduced to practice in connection with any Research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

11.2.22 Septerna is a taxable Person in the United States and is liable for and subject to U.S. federal taxation in the United States.

11.2.23 Solely as of the applicable Final Report Delivery Date, the applicable Final Report is complete and correct in all material respects.

11.3 Additional Disclosures.

11.3.1 Within [***] after the Antitrust Clearance Date, Septerna shall provide to Novo Nordisk either (a) an updated Schedule 1.112, an updated Schedule 1.130 and a list of any exceptions to any of the representations and warranties in Section 11.2 (Additional Representations and Warranties by Septerna) existing as of the Effective Date (the “Subsequent Disclosure Schedule”); or (b) a written statement that no such updates are required and all such schedules and representations and warranties, as qualified by the Initial Disclosure Schedule, remain true and correct as of the Effective Date. If (x) any act, omission or event occurring on or after the Execution Date causes any of the representations or warranties in Section 11.2 (Additional Representations and Warranties by Septerna) to be untrue or misleading as of the Effective Date but for any disclosure that Septerna provides in the Subsequent Disclosure Schedule pursuant to this Section 11.3.1; (y) any of the representations or warranties in Section 11.2 (Additional Representations and Warranties by Septerna) were untrue or misleading as of the Effective Date or (z) Septerna or any of its Affiliates breached the covenant set forth in Section 11.4.9, and, in any case ((x) through (z)), such occurrence fundamentally frustrates the purpose of this Agreement for Novo Nordisk, or materially undermines the benefits reasonably expected to be realized under this Agreement by Novo Nordisk, then Novo Nordisk may terminate this Agreement upon written notice to Septerna not later than [***] after Septerna’s delivery of the Subsequent Disclosure Schedule in accordance with this Section 11.3.1; provided that any decision by Novo Nordisk to not terminate this Agreement in accordance with this Section 11.3.1 shall not constitute a waiver with respect to the foregoing clauses (x) through (z) or with respect to any claim that Novo Nordisk may otherwise have in respect of any breach by Septerna of its representations, warranties or covenants. In the event Novo Nordisk terminates this Agreement pursuant to this Section 11.3.1, this Agreement shall terminate and become void and of no further effect as of the date of such notice.

11.3.2 On the Final Report Delivery Date with respect to an R&D Program, Septerna shall provide to Novo Nordisk [***].

11.3.3 For all representations and warranties for which Septerna [***] with respect to such R&D Program to Novo Nordisk as of such Final Report Delivery Date without additional qualification. For the avoidance of doubt, [***]. Septerna acknowledges and agrees that [***].

11.4 Covenants by Septerna. Septerna hereby covenants that:

11.4.1 Without Novo Nordisk’s prior written consent, Septerna and its Affiliates will not, after the Execution Date, enter into any written or oral contractual obligation with a Third Party that would be inconsistent with its obligations under this Agreement or that would encumber or deprive Novo Nordisk’s benefits or rights granted under this Agreement.

11.4.2 Septerna will not amend, modify, terminate or waive any rights or fail to meet any obligations under any Third Party Services Agreements in a manner that would adversely affect Novo Nordisk’s rights or obligations under this Agreement without Novo Nordisk’s prior written consent. Septerna will not commit any acts or permit the occurrence of any omissions that would cause or result in the termination of any Third Party Services Agreement in its entirety or with respect to any rights under such agreement for which such termination would adversely affect Novo Nordisk’s rights or obligations under this Agreement. Septerna will notify Novo Nordisk of any notification received under any Third Party Services Agreement that would or could be reasonably expected to affect Novo Nordisk’s rights or obligations under this Agreement. Septerna will notify Novo Nordisk in writing (a) within [***] after any termination of any Third Party Services Agreement, and (b) within [***] after any expiration of any Third Party Services Agreement.

11.4.3 Septerna will not amend, modify, terminate or waive any rights or fail to meet any obligations with respect to any intellectual property or other rights (including with respect to any Patent Rights) that are Controlled by Septerna or its Affiliates at any time during the Term and necessary or reasonably useful (a) for carrying out Research and other Development activities according to each R&D Plan and (b) (i) for the Research, Development, Manufacture, Commercialization or Exploitation of Licensed Compounds or Licensed Products in accordance with this Agreement and (ii) for granting the licenses under Section 8.2 (Licenses to Novo Nordisk), in each case ((a) and (b)), in a manner that would adversely affect Novo Nordisk’s rights or obligations under this Agreement (including by incurring additional payment or other costs for such intellectual property or other rights (other than in accordance with Article 9)) without Novo Nordisk’s prior written consent.

11.4.4 Septerna will maintain the rights necessary to grant, and continue to grant (and otherwise take all actions required to so grant, including via obtaining appropriate sublicenses), the licenses to intellectual property and other rights licensed to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk) (including with respect to any Patent Rights) for the Research, Development, Manufacture, Commercialization and Exploitation of Licensed Compounds and Licensed Products in accordance with Article 8, without additional payment or other consideration for such intellectual property or other rights (other than in accordance with Article 9).

11.4.5 Septerna will not remove or otherwise screen off, or restrict, from use in the R&D Programs any hits identified from, or Compounds included in, the Screening Libraries.

11.4.6 All officers, employees, agents, advisors, consultants, contractors and other representatives of Septerna or its Affiliates will assign to Septerna or its Affiliate their rights in and to any inventions arising out of their work for Septerna or its Affiliate, either pursuant to written agreement or by operation of Applicable Laws, and all current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Septerna or any of its Affiliates who are or will be inventors of or have otherwise contributed or will otherwise contribute in a material manner to the creation or development of any Licensed Compounds or Licensed Products or any Septerna Technology or R&D Plan Technology will execute and deliver to Septerna or any such Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to Septerna or any such Affiliate of any Septerna Technology or R&D Plan Technology.

11.4.7 Septerna and its Affiliates will perform their obligations under this Agreement, including all activities under the R&D Programs, in a good scientific manner and in accordance with all Applicable Laws, including, to the extent applicable, current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices and any applicable Privacy and Data Security Laws. All studies to be conducted for any Licensed Compounds or Licensed Products by or on behalf of Septerna will be conducted by Persons with appropriate education, knowledge and experience and in accordance with Applicable Laws, including current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices where applicable.

11.4.8 Septerna will not use or engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FD&C Act or similar provisions of the laws of other countries. Septerna will inform Novo Nordisk in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing services under this Agreement becomes debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Septerna’s Knowledge, is threatened, relating to the debarment or conviction of Septerna or any of its Affiliates or any such Person performing services hereunder.

11.4.9 Between the Execution Date and the Effective Date, Septerna shall, and shall cause its Affiliates to (a) conduct its business with respect to the Septerna Platform, Licensed Compounds and Licensed Products and the intellectual property rights to be granted hereunder in the ordinary course consistent with past practice and in accordance with all Applicable Laws, (b) refrain from taking any action or omitting to take any action that would have the effect of restricting or impairing the rights to be granted to Novo Nordisk hereunder or preventing either Party’s ability to perform its obligations under this Agreement, including (i) licensing, transferring, assigning or otherwise disposing of any Septerna Know-How or Septerna Patent, (ii) entering into, modifying, extending, renewing or amending any contract related to the Licensed Compounds or Licensed Products or the intellectual property rights to be granted hereunder or (iii) incurring, creating, assuming or permitting the incurrence, creation or assumption of any encumbrance, lien or claim of ownership by any Third Party with respect to any of the foregoing, in each case ((i)-(iii)), in a manner that would materially limit or impair Novo Nordisk’s rights under this Agreement, (c) not commit any act or permit the occurrence of any omission that would cause any of the representations and warranties of Septerna in Section 11.2 (Additional Representations and Warranties by Septerna) to be untrue or misleading as of the Effective Date and (d) promptly notify Novo Nordisk if it becomes aware that any of the representations or warranties in Section 11.2 (Additional Representations and Warranties by Septerna) are untrue or misleading.

11.5 No Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WRITTEN OR ORAL, WITH RESPECT TO THE OUTCOME OF THE R&D PROGRAMS AND LICENSED PRODUCTS, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF A PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED.

11.6 Antitrust Clearance.

11.6.1 Antitrust Filing. If Novo Nordisk reasonably determines in good faith that the activities and licenses contemplated under this Agreement require an HSR filing, each of Novo Nordisk and Septerna shall make any such HSR filing in such jurisdiction within [***] (or within such other period as mutually agreed in writing by the Parties) after the Execution Date. If the activities and licenses contemplated under this Agreement require any Antitrust Filings in any other jurisdiction, each of Novo Nordisk and Septerna shall make any such Antitrust filings in such jurisdiction as soon as reasonably practicable. The Parties shall cooperate with one another to the extent necessary in the preparation of any such filings. Each Party shall be responsible for its own costs and expenses associated with any such filings.

11.6.2 Antitrust Clearance. In connection with obtaining Antitrust Clearance, Novo Nordisk and Septerna shall use their respective commercially reasonable efforts to resolve as promptly as practicable any objections that may be asserted by any Antitrust Authority with respect to the transactions notified in the applicable Antitrust Filing. The term “commercially reasonable efforts” as used in this Section 11.6.2 (Antitrust Clearance) shall not require Novo Nordisk or Septerna to (a) agree to any remedy or consent decree with any Governmental Authority, including (i) any remedy to sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer or dispose of any assets, operations, rights, product lines or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions) or (ii) any behavioral remedy or (b) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (a) above. Notwithstanding anything to the contrary in this Section 11.6.2 (Antitrust Clearance), Novo Nordisk shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary clearance, consents or approvals under any Antitrust Law (including with respect to timing and potential ways to address any concerns that may be raised) and shall control, lead and direct all submissions to, meetings, negotiations and communications with any Governmental Authority (or other Third Party) in connection therewith; provided that Novo Nordisk shall keep Septerna reasonably informed of summaries of such submissions, meetings, negotiations or communications.

11.6.3 Cooperation. In connection with obtaining Antitrust Clearance, each of Novo Nordisk and Septerna shall (a) cooperate with each other in connection with any investigation or other inquiry relating to an Antitrust Filing and the transactions contemplated by this Agreement; (b) keep the other Party or its counsel informed of any communication received from or given to an Antitrust Authority where Antitrust Filings are required, relating to the applicable Antitrust Filing and the transactions contemplated by this Agreement (and provide a copy to the other Party if such communication is in writing); (c) reasonably consult with each other in advance of any meeting or conference with an Antitrust Authority where Antitrust Filings are required, and, to the extent permitted by such Antitrust Authority, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (d) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the applicable Antitrust Authority.

12. INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1 Indemnification by Novo Nordisk. Novo Nordisk shall defend, indemnify and hold harmless Septerna and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Septerna Indemnitee”) from and against any and all claims, suits, actions, liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) incurred by any Septerna Indemnitee as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the Exploitation of any Licensed Compound or Licensed Product (other than the Exploitation of any Profit Share Product) by Novo Nordisk or its Affiliate or Sublicensee; (b) the breach by Novo Nordisk of any warranty, representation, covenant or agreement made by Novo Nordisk in this Agreement; or (c) the gross negligence, illegal conduct or willful misconduct of any Novo Nordisk Indemnitee in connection with its activities under this Agreement. Notwithstanding the above, Novo Nordisk shall not be obliged to so indemnify and hold the Septerna Indemnitees harmless to the extent that such Loss: (i) arises directly or indirectly from (1) failure by Septerna or its Affiliates to obtain from a Third Party a Necessary Third Party Right or (2) the negligence, gross negligence, illegal conduct or willful misconduct of a Septerna Indemnitee or the breach by a Septerna Indemnitee of any warranty, representation, covenant or agreement made by Septerna in this Agreement, or (ii) (A) with respect to clause (a) of this Section 12.1 (Indemnification by Novo Nordisk), arises directly or indirectly from an action or omission for which Septerna would have an obligation to indemnify Novo Nordisk under Section 12.2 (Indemnification by Septerna) if such Loss were borne by a Novo Nordisk Indemnitee, and (B) with respect to clauses (b) and (c) of this Section 12.1 (Indemnification by Novo Nordisk), arises directly or indirectly from an action or omission for which Septerna would have an obligation to indemnify Novo Nordisk under clause (b), (c) or (d) of Section 12.2 (Indemnification by Septerna) if such Loss were borne by a Novo Nordisk Indemnitee, in each case ((A) and (B)), as to which Losses each Party shall indemnify the other to the extent of their respective liability.

12.2 Indemnification by Septerna. Septerna shall defend, indemnify and hold harmless Novo Nordisk and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Novo Nordisk Indemnitee”) from and against any and all Losses incurred by any Novo Nordisk Indemnitee as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the carrying out of each R&D Plan or any other Exploitation of Licensed Compounds (including [***]), Licensed Products, [***], Reverted Products or [***] by or on behalf of Septerna or its Affiliates or licensee(s) (other than by Novo

Nordisk or its Affiliates or sublicensee(s)); (b) the breach by Septerna of any warranty, representation, covenant or agreement made by Septerna in this Agreement; (c) failure by Septerna or its Affiliates to obtain from a Third Party any Third Party Right that would have been a Necessary Third Party Right had Septerna obtained such Third Party Right pursuant to Section 10.6.4(b) or (d) the gross negligence, illegal conduct or willful misconduct of any Septerna Indemnitee in connection with its activities under this Agreement. Notwithstanding the above, Septerna shall not be obliged to so indemnify and hold the Novo Nordisk Indemnitees harmless to the extent that such Loss (except with respect to Section 12.2(c)): (i) arises directly or indirectly from the negligence, gross negligence, illegal conduct or willful misconduct of a Novo Nordisk Indemnitee or the breach by a Novo Nordisk Indemnitee of any warranty, representation, covenant or agreement made by Novo Nordisk in this Agreement, or (ii) (A) with respect to clause (a) of this Section 12.2 (Indemnification by Septerna), arises directly or indirectly from an action or omission for which Novo Nordisk would have an obligation to indemnify Septerna under Section 12.1 (Indemnification by Novo Nordisk) if such Loss were borne by a Septerna Indemnitee, and (B) with respect to clauses (b) and (d) of this Section 12.2 (Indemnification by Septerna), arises directly or indirectly from an action or omission for which Novo Nordisk would have an obligation to indemnify Septerna under clause (b) or (c) of Section 12.1 (Indemnification by Novo Nordisk) if such Loss were borne by a Septerna Indemnitee, in each case ((A) and (B)), as to which Losses each Party shall indemnify the other to the extent of their respective liability.

12.3 Indemnification Procedure. Except as set forth in Section 12.4 (Third Party Claims for Profit Share Products):

12.3.1 All indemnification claims in respect of any Septerna Indemnitee or Novo Nordisk Indemnitee seeking indemnification hereunder shall be made solely by such Party to this Agreement (“Indemnified Party”), and the Indemnified Party shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Septerna Indemnitee or Novo Nordisk Indemnitee, as applicable, describing, to the extent known, the facts of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except and only to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Claims.

12.3.2 Subject to the provisions of Section 10.5 (Enforcement of Patents), Section 10.6 (Infringement of Third Party Rights in the Territory), Section 10.7 (Other Invalidity or Unenforceability Proceedings) and Section 12.3.3, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within [***]after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party does not assume control of such defense or does not comply with its obligations under Section 12.3.3, the Indemnified Party shall be entitled to control the defense and handling of the Claim at the Indemnifying Party’s sole cost and expense. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. If the Indemnifying Party assumes the defense of a Claim, except as provided in Section 12.3.4, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Claim unless specifically requested in writing by the Indemnifying Party. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any Losses incurred by the Indemnifying Party in its defense of the Claim. For clarity, if a Claim, or the events giving rise to or resulting in such Claim, are subject to Article 10 and Section 12.1 (Indemnification by Novo Nordisk) or Section 12.2 (Indemnification by Septerna), then Article 10 shall apply with respect to the defense of such Claim and Section 12.1 (Indemnification by Novo Nordisk) or Section 12.2 (Indemnification by Septerna), as applicable, shall apply with respect to the allocation of financial responsibility for the related Losses.

12.3.3 If the Indemnifying Party does not assume control of such defense or does not comply with its obligations under Section 12.3.4, the Indemnified Party shall be entitled to control the defense and handling of the Claim at the Indemnifying Party’s sole expense. If national procedural rules prevent the Indemnifying Party from managing and controlling the defense of a Claim and its settlement, the Indemnified Party shall to the extent necessary cooperate with the Indemnifying Party to manage and control the defense of such Claim and its settlement; provided, however, that the Indemnifying Party shall have the right to make all decisions relevant for the defense of such Claim and its settlement.

12.3.4 If the Indemnifying Party elects to assume the defense and handling of the Claim: (a) the Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of, and material developments with respect to, such Claim and shall consider in good faith the recommendations made by the Indemnified Party with respect to such Claim; (b) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim that could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnifying Party does not expressly agree to provide indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party; and (c) the Indemnified Party shall cooperate with the Indemnifying Party at the request and expense of the Indemnifying Party, and shall be entitled to participate in (but, for clarity, except as provided in Section 12.3.3, not lead or have final decision-making authority over) the defense and handling of such Claim with its own counsel and at its sole cost and expense. Regardless of whether the Indemnifying Party elects to assume the defense and handling of a Claim, the Indemnified Party shall not agree to any settlement of a Claim without the prior written consent of the Indemnifying Party if there is any liability or any financial or other obligation on the part of the Indemnifying Party or if it would adversely affect the Indemnifying Party. Notwithstanding the foregoing, if the Indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnified Party set forth in this Article 12 may apply, the Indemnifying Party will promptly notify the Indemnified Party, who shall then have the right to be represented in any such action or proceeding by separate counsel at its sole cost and expense; provided that the Indemnifying Party will be responsible for payment of such expenses if the

Indemnified Party is ultimately determined to be entitled to indemnification from the Indemnifying Party.

12.4 Third Party Claims for Profit Share Products. If a Third Party brings a Claim of any nature arising out of the Development, Manufacture, Commercialization or other Exploitation of a Profit Share Product during the Profit Share Term under this Agreement (even if such Claim is brought after such Profit Share Product ceases to be a Profit Share Product), other than Claims for which a Party has indemnification obligations pursuant to clause (b) or (c) of Section 12.1 (Indemnification by Novo Nordisk) or Section 12.2 (Indemnification by Septerna) (such Third Party claim, a “Shared Claim”), then, as between the Parties, Novo Nordisk will have the right to defend such Shared Claim. Septerna will reasonably assist Novo Nordisk in defending such Shared Claim and cooperate in any such litigation. Each Party will provide the other Party with prompt written notice of the receipt of any such Shared Claim, and Novo Nordisk will keep Septerna apprised of the progress of such Shared Claim and will promptly furnish Septerna with a copy of such Shared Claim. Novo Nordisk, in reasonable consultation with Septerna, will have the right to enter into any settlement agreement with such Third Party regarding such Shared Claim without Septerna’s consent. Any Losses associated with any Shared Claims (including reasonable attorneys’ fees and any damages, awards and amounts paid in settlement) will be “Shared Losses”.

12.5 Effect of Investigation. The representations, warranties and covenants of a Party (whether set forth in this Agreement or any Schedule hereto) or any right of the other Party to indemnification, payment, reimbursement or other remedy based upon any such representations, warranties and covenants of such first Party shall in no event be affected by (a) any investigation, inquiry or examination made for or on behalf of such other Party, (b) the knowledge of such other Party’s officers, directors, equity holders, employees, agents or representatives or (c) any disclosure made by such first Party (i) set forth in Schedule 11.2 (except with respect to Section 11.2.16(b)) or (ii) in accordance with Section 11.3 (Additional Disclosures) (except, as to each such disclosure (if any), with respect to the specific representation and warranty as to which such disclosure is listed as an exception in the Subsequent Disclosure Schedule or the Final Report Disclosure Schedule, as applicable), in each case, whether before or after the Execution Date or the Effective Date.

12.6 Insurance. Each Party shall maintain, at its sole cost and expense, during the Term and [***], adequate insurance, with reputable insurers that are A-rated or better, to cover its obligations associated with its activities contemplated by this Agreement, including General Liability insurance with a minimum insurance limit of [***]; provided that if the Profit Share Agreement is in effect, then (a) Novo Nordisk shall arrange Clinical Trial Insurance and (b) each Party shall maintain, at its sole cost and expense, during the Profit Share Term and [***], adequate insurance, including General Liability insurance with a minimum insurance limit of [***] with reputable insurers that are A-rated or better, to cover its obligations associated with its activities, in proportion to its applicable Development Cost and Profit/Loss Split; provided, further, that if the Profit Share Product is being Commercialized under this Agreement, each Party shall maintain, at its sole cost and expense, during the Profit Share Term and [***], adequate insurance, including Products Liability insurance with reputable insurers that are A-rated or better, to cover its obligations associated with its activities, in proportion to its applicable Development Cost and Profit/Loss Split. Each Party shall furnish to the other Party evidence of such insurance upon request. The Parties acknowledge and agree that Novo Nordisk may meet its obligations under this

Section 12.6 (Insurance) through self-insurance. The Parties further acknowledge and agree that any insurance maintained in accordance with this Section 12.6 (Insurance) shall not be construed to create a limit of either Party’s liability with respect to its indemnification or other obligations under this Agreement.

12.7 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR (SUB)LICENSEES) FOR LOST REVENUE, LOST ROYALTIES, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S WILLFUL MISCONDUCT OR FRAUD OR (B) BREACH OF ARTICLE 6 OR ARTICLE 13. NOTHING IN THIS SECTION 12.7 (LIMITATION OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 12 OF THIS AGREEMENT.

13. CONFIDENTIALITY

13.1 Duty of Confidence. During the Term and for a period of [***] thereafter, a Party receiving Confidential Information (the “Receiving Party”) of the other Party (the “Disclosing Party”) shall: (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except as otherwise specifically permitted under this Agreement and (c) only use such Confidential Information for purposes of exercising its rights and fulfilling its obligations under this Agreement and not for any other purpose, except as otherwise specifically permitted under this Agreement. In addition, notwithstanding anything to the contrary contained herein, (x) unless and until an R&D Program is terminated, the following shall be deemed the Confidential Information of Novo Nordisk (and Novo Nordisk shall be deemed the Disclosing Party and Septerna shall be deemed the Receiving Party of such information): (i) the R&D Plan, G0 Data Package and Final Report for such R&D Program, (ii) all data, results, reports and other information pertaining to any Collaboration Target, Licensed Compound or Licensed Product with respect to such R&D Program, and excluding, for clarity, any information to the extent pertaining to the Septerna Platform but not (x) specifically relating to one (1) or more Collaboration Targets, or (y) pertaining to Licensed Compound or Licensed Product or the Exploitation thereof, (iii) the identity of any Collaboration Targets for such R&D Program, (iv) all data, results, reports and other information generated by Septerna under this Agreement pertaining to such Collaboration Targets and excluding, for clarity, any information to the extent pertaining to (A) the Septerna Platform but not (u) specifically relating to one (1) or more Collaboration Targets, or (v) pertaining to Licensed Compound or Licensed Product or the Exploitation thereof, or (B) [***]) or [***] generated under activities to de-select one (1) or [***] or [***] for, or [***]of one (1) or more [***] (including [***]) or [***] with respect to, any Collaboration Target, and (v) the chemical structures of such Licensed Compounds (collectively, “Product Information”) and (y) any other Joint Know-How and the terms of this Agreement will be deemed the Confidential Information of both Parties (and each Party will be deemed the Disclosing Party and the Receiving Party with respect thereto).

13.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include any information to the extent the Receiving Party can demonstrate by competent written evidence that such information:

13.2.1 was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates prior to the time of disclosure by the Disclosing Party under this Agreement; provided that the foregoing exception will not apply (a) with respect to Septerna, to Product Information prior to termination (but not expiration) of this Agreement or (b) with respect to either Party, Joint Know-How;

13.2.2 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or any of its Affiliates;

13.2.3 is disclosed to the Receiving Party or its Affiliate by a Third Party on a non-confidential basis that has a legal right to make such disclosure without breaching any confidentiality or non-use obligation with respect to such information; or

13.2.4 is independently developed by or on behalf of the Receiving Party or its Affiliates without the use of or reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement; provided that the foregoing exception will not apply (a) with respect to Septerna, to Product Information prior to termination (but not expiration) of this Agreement or (b) with respect to either Party, Joint Know-How.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

13.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party solely to the extent the Receiving Party deems such disclosure reasonably necessary in the following instances:

13.3.1 to a Governmental Authority or other Regulatory Authority in order to file, prosecute, defend or enforce Patent Rights (or register license rights thereunder) as permitted by this Agreement, and, except with respect to Novo Nordisk’s activities under and as permitted by Article 10 with respect to Product Patents and [***] after consultation with and approval by the Disclosing Party (except that with respect to Septerna’s activities under and as permitted by Section 10.3.1 (Patent Prosecution and Maintenance) to the extent reasonably necessary to comply with applicable patent laws or rules of the applicable patent offices, such approval not to be unreasonably withheld, conditioned or delayed);

13.3.2 in the case of Novo Nordisk as the Receiving Party, to a Governmental Authority or other Regulatory Authority as reasonably required in generating Regulatory Documentation and obtaining Regulatory Approvals;

13.3.3 in the case of Novo Nordisk as the Receiving Party, initiating, prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation, in connection with the Licensed Products;

13.3.4 to the extent required in connection with complying with Applicable Laws or court or administrative orders, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange, subject in each case to Section 13.4 (Confidential Treatment) and Section 14.1 (Public Announcements);

13.3.5 to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are either bound under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, with obligations substantially as protective as the confidentiality provisions of this Agreement as they apply to the Receiving Party;

13.3.6 to such Party’s actual or prospective bona fide acquirers, underwriters, investors (excluding investors that are, or are an Affiliate of, any biotechnology, pharmaceutical or other similar company), lenders or other financing partners (excluding financing partners that are, or are an Affiliate of, any biotechnology, pharmaceutical or other similar company) of such Party or its Affiliates and their professional advisors to the extent reasonably necessary in connection with their evaluation of such bona fide potential or actual acquisition, underwriting, investment, lending or other financing transactions, and limited to a reasonably redacted version of this Agreement; provided that in any such case, unless such redacted version of the Agreement is publicly available as permitted by this Agreement, the Receiving Party shall permit the Disclosing Party to review and comment upon a redacted version of this Agreement for such purpose at least [***] in advance of its disclosure and shall implement any additional redactions such Disclosing Party reasonably requests; provided, further, that such actual or prospective bona fide acquirers, underwriters, investors, lenders or financing partners are under written agreements of confidentiality and non-use, in each case, with obligations substantially as protective as the confidentiality provisions of this Agreement as they apply to the Receiving Party (but with reasonable and customary period of such confidentiality obligations that is no less than [***] from the date of disclosure);

13.3.7 to such Party’s actual or prospective bona fide collaborators (including investors and financing partners that are, or are an Affiliate of, any biotechnology, pharmaceutical or other similar company) and their professional advisors to the extent reasonably necessary in connection with their evaluation of such bona fide potential or actual collaboration and limited to a redacted version of this Agreement; provided that in any such case, such redacted version will be consistent with the Redacted Agreement under Section 13.4.2, [***], and the Receiving Party shall permit the Disclosing Party to review and comment upon such redacted version of this Agreement for such purpose at least [***] in advance of its disclosure and shall implement any additional redactions such Disclosing Party requests; provided, further, that such actual or prospective bona fide collaborators are under written agreements of confidentiality and non-use, in each case, with obligations substantially as protective as the confidentiality provisions of this Agreement as they apply to the Receiving Party; and

13.3.8 to its and its Affiliates’ employees, sublicensees or prospective sublicensees, or subcontractors or prospective subcontractors, in each case, on a strict “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by written obligations of confidentiality and restrictions on use of such Confidential Information that are at least as stringent as the obligations applicable to the Receiving Party under this Agreement; provided, however, that: (a) the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 13.3.8 to treat such Confidential Information as required under this Article 13 and (b) the financial terms of this Agreement shall be redacted from any such disclosure of the terms of this Agreement.

If and whenever any Confidential Information is disclosed in accordance with this Section 13.3 (Authorized Disclosure), such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 13.3 (Authorized Disclosure), it will use not less than the same efforts to secure confidential treatment of such information when available as it would to protect its own confidential information from disclosure.

13.4 Confidential Treatment.

13.4.1 Notwithstanding any provision to the contrary set forth in this Agreement, if a Party is required to make a disclosure of the other Party’s Confidential Information as described in Section 13.3.4, then it will (a) to the extent not prohibited by Applicable Law or judicial or administrative process, give reasonable advance notice to the other Party of such proposed disclosure and use [***] to quash such order or to obtain a protective order or secure confidential treatment of such information requiring that the Confidential Information and documents that are the subject of such disclosure be held in confidence by the applicable court or Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law and (b) only disclose that portion of Confidential Information that is legally required or advisable to be disclosed as advised by its legal counsel. In any event, each Party agrees to take reasonable action to avoid any disclosure of Confidential Information of the other Party hereunder.

13.4.2 In addition, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) with the United States Securities and Exchange Commission (“SEC”) or other Governmental Authorities. Each Party will be entitled to make such a required filing; provided that it initially files a redacted copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time, in each case, as further described in the remainder of this Section 13.4.2 (“Redacted Agreement”). In the event of any such filing, each Party will (a) permit the other Party to review and comment upon a Redacted Agreement at least [***] in advance of its submission to the SEC or such other Governmental Authorities, (b) cooperate in good faith with and reasonably consider the other Party’s reasonable comments thereon to seek confidential treatment of the terms and conditions of this Agreement that such other Party requests to be kept confidential or otherwise afforded confidential treatment, to the extent consistent with the then-current legal requirements governing redaction of information from material agreements (as determined based on the advice of such Party’s outside counsel) that must be publicly filed in the applicable country, (c) only disclose Confidential Information that counsel reasonably advises is legally required to be disclosed, (d) [***] advise the other Party of any other substantive communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (e) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period upon the expiration thereof, where available, and (f) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use [***] to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, before agreeing to any changes to the redactions proposed in the Redacted Agreement, first discuss any changes to the redactions proposed in the Redacted Agreement with the other Party and consider in good faith the other Party’s comments when deciding whether to agree to such changes. Each Party will be responsible for its own legal and other costs and expenses in connection with any such filing, registration or notification.

13.5 Breaches of Confidentiality. The Receiving Party shall [***] notify the Disclosing Party if the Receiving Party becomes aware of any breach of confidence or unauthorized use by any Person to whom the Receiving Party has disclosed any Confidential Information. The Receiving Party shall give the Disclosing Party all reasonable assistance in connection with any action, demand, claim or proceeding that the Disclosing Party may institute against any such Person in respect of such disclosure.

13.6 Relationship to Confidentiality Agreement. As of the Execution Date, this Agreement supersedes the [***] (including any and all amendments thereto) (the “Confidentiality Agreement”). All confidential information disclosed or received by the Parties and their Affiliates under such Confidentiality Agreement shall be deemed Confidential Information hereunder and subject to the terms of this Agreement.

13.7 Security. The Receiving Party will make reasonable efforts to ensure that the collection, use, analysis, retention, storage, protection, security, transfer, disclosure, disposal and other processing of the Disclosing Party’s Confidential Information will comply with, and will not violate, any (a) contractual obligation of the Disclosing Party and (b) any Applicable Laws, including those relating to privacy and best practice (based on the size of the Receiving Party and the scope of the disclosure) data security.

13.8 Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall, at the request of, and as directed by, the Disclosing Party, return or destroy Confidential Information of the Disclosing Party (other than Joint Know-How and the terms of this Agreement) in the Receiving Party’s possession, and shall destroy any reports or notes in

Receiving Party’s possession to the extent containing the Disclosing Party’s Confidential Information (other than Joint Know-How and the terms of this Agreement), and any electronic copies of any of the foregoing; provided that (a) if this Agreement is terminated with respect to one (1) or more Licensed Products, R&D Programs or Regions but not in its entirety, the foregoing shall only apply to Confidential Information solely related to any terminated Licensed Products, R&D Programs or Regions, as applicable, (b) the Receiving Party may retain one (1) copy of Confidential Information of the Disclosing Party for archival purposes, and (c) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

13.9 Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, each Party may use any Residual Knowledge for any purpose; provided that, for clarity, this right to use Residual Knowledge does not represent (a) a license to any Patent Rights owned or controlled by the other Party or (b) [***]. Any use made by a Party of Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed, and used solely at such Party’s sole risk. As used herein, “Residual Knowledge” means Know-How (i) constituting any Confidential Information of a given Party disclosed or made available to the other Party during the R&D Collaboration Term and (ii) that is retained in the unaided memory of any authorized representative of the other Party after having access to such Confidential Information in accordance with this Agreement, whereby an individual’s memory will be considered to be unaided only if the individual has not intentionally memorized the Confidential Information for the sole purpose of retaining and subsequently using or disclosing it.

13.10 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the Applicable Laws of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any confidential treatment of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relate and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such an event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles (but for clarity, the Parties are not obligated to do so).

14. PUBLICATIONS AND PUBLICITY

14.1 Public Announcements. The Parties will issue a joint press release regarding the signing of this Agreement on a date to be mutually agreed by the Parties in the form attached as Schedule 14.1. Except as set forth in the preceding sentence and as may be expressly permitted under this Article 14, neither Party will make any press release or other public announcement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written approval of the other Party; provided, however, that neither Party will be prevented from complying with any duty of disclosure that is, in the opinion of the disclosing Party’s counsel, required pursuant to Applicable Laws or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Laws or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon; provided that if such required disclosure includes a disclosure of this Agreement, Section 13.4.2 shall govern disclosure of this Agreement. The disclosing Party shall incorporate any reasonable comments received from the other Party with respect to such disclosure. Notwithstanding the foregoing, Novo Nordisk, its Affiliates, and its and their Sublicensees shall have the right to publicly disclose Development and Commercialization information (including with respect to regulatory matters) regarding the Licensed Compounds and Licensed Products in the Territory; provided that (a) such disclosure is subject to the provisions of Article 13 with respect to Septerna’s Confidential Information and (b) Novo Nordisk will not use the name of Septerna (or insignia, or any contraction, abbreviation or adaptation thereof) without Septerna’s prior written permission. In the event that Septerna desires to make a public announcement regarding the achievement of any milestone event under Section 9.2 (Milestone Payments), Septerna will provide Novo Nordisk with no less than [***] advance written notice thereof, [***].

14.2 Publications Generally. Notwithstanding anything to the contrary in this Agreement, as between the Parties, Novo Nordisk shall have the sole right to publish the results of the R&D Program and any information related to any Licensed Compound or Licensed Product in academic, scientific and medical publications or public presentations; provided that any such publication shall be subject to the prior review of Septerna and shall be provided for such review at least [***] prior to its submission for publication. Septerna will use diligent efforts to complete such review within [***] after its receipt of such publication. Upon Septerna’s written request after such review, Novo Nordisk shall (a) delete from such publication any of Septerna’s Confidential Information; or (b) upon a determination that such publication includes patentable material, delay the submission of such publication or presentation for an additional period of up to [***] in order to allow the appropriate Party to pursue patent protection.

14.3 Use of Name. Except as expressly provided herein, neither Party nor its Affiliates, will mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates (or any abbreviation or adaption thereof) in any publication, press release, marketing and promotional material or other forms of publicity without the prior written approval of the other Party in each instance. The restrictions imposed by this Section 14.3 (Use of Name) will not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party will submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

15. TERM AND TERMINATION

15.1 Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 15.2 (Termination), shall continue in full force and effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term (or Profit Share Term, if applicable) for such Licensed Product (the “Term”); provided, however, that the provisions of Sections 12.7, 15.2.5 and 16.5 (other than Section 16.5.2 and Section 16.5.3) and Articles 1, 6, 11, 13 (other than Section 13.3.1 and Section 13.3.2), 17, and 18 (other than Section 18.3) shall become binding and effective as of the Execution Date. Upon expiration (but not earlier termination) of this Agreement with respect to a Licensed Product, all rights and licenses granted to Novo Nordisk hereunder with respect to such Licensed Product shall become fully paid-up, royalty-free, exclusive, perpetual and irrevocable with respect to such Licensed Product.

15.2 Termination.

15.2.1 Termination without Cause. Novo Nordisk shall have the right to terminate this Agreement in its entirety, or with respect to an R&D Program, Collaboration Target, Licensed Product or Region, in its sole discretion, at any time and for any or no reason, as follows:

(a) prior to [***] of the Effective Date, upon [***] prior written notice to Septerna; or

(b) on or after [***] of the Effective Date, upon [***] prior written notice to Septerna.

15.2.2 Termination for Material Breach. Either Party (the “Non-breaching Party”) may terminate this Agreement in its entirety, or with respect to an R&D Program, Collaboration Target, Licensed Product or Region, in the event that the other Party (the “Breaching Party”) has materially breached this Agreement in its entirety or with respect to such R&D Program, Collaboration Target, Licensed Product or Region and such material breach has not been cured within [***] (or [***] with respect to any undisputed payment-related breach) after receipt of written notice of such breach by the Breaching Party from the Non-breaching Party or, if such breach is not reasonably curable within such [***] period (or [***] with respect to any undisputed payment-related breach) but is curable, such longer period as reasonably necessary for the Breaching Party to cure such material breach (the “Cure Period”); provided that: (a) the Breaching Party has initiated and continues to use Commercially Reasonable Efforts to cure such material breach and (b) [***]. The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Except as set forth in the following sentence, any termination of this Agreement pursuant to this Section 15.2.2 (Termination for Material Breach) shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period. If the allegedly Breaching Party in good faith disputes such material breach or the failure to cure or remedy such material breach, such Party shall have the right during the Cure Period to bring such dispute in accordance with Section 17.3 (Arbitration), in which case, such termination and the Cure Period shall be tolled during the pendency of such arbitration. Notwithstanding anything to the contrary in the foregoing, if the Breaching Party is Novo Nordisk and the alleged material breach only relates to a particular R&D Program, Collaboration Target, Licensed Product or Region, Septerna shall only have a right to terminate this Agreement with respect to such R&D Program, Collaboration Target, Licensed Product or Region; provided, however, that [***].

15.2.3 Termination for Bankruptcy. Either Party may terminate this Agreement immediately upon written notice to the other Party if, at any time: (a) the other Party files in any court or with any Governmental Authority pursuant to any Applicable Laws a petition in bankruptcy or insolvency or for reorganization, or for an arrangement or appointment of a receiver or trustee of such Party or of substantially all of its assets; (b) the other Party proposes a written agreement of composition or extension of its debts with respect to substantial assets of such Party; (c) the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof; (d) the other Party proposes or is a Party to any dissolution or liquidation; or (e) the other Party makes an assignment for the benefit of its creditors. For purposes of this Section 15.2.3 (Termination for Bankruptcy), references to “the other Party” shall include any controlling Affiliate of such other Party.

15.2.4 Termination for Safety Reasons. Novo Nordisk may terminate this Agreement in its entirety or on an R&D Program-by-R&D Program, Collaboration Target-by-Collaboration Target or Licensed Product-by-Licensed Product basis at any time upon [***] prior written notice to Septerna if senior executives responsible for Novo Nordisk’s pharmacovigilance or clinical science functions determine in good faith that the risk/benefit profile of an R&D Program, Collaboration Target or Licensed Product, as applicable, is such that Development or Commercialization of Licensed Products with respect to such R&D Program, Licensed Products Directed Against such Collaboration Target, or such Licensed Product, respectively, cannot be continued safely, including in connection with (a) the receipt of a material adverse regulatory determination by a Regulatory Authority in a country regarding a Licensed Product (such as a suspension of Regulatory Approval) or (b) the occurrence of serious Adverse Events related to the use of a Licensed Product. In connection with such termination, Novo Nordisk will provide reasonable documentation to Septerna of the rationale for making any such determination.

15.2.5 Termination for Failure or Delay to Obtain Antitrust Clearance. This Agreement shall terminate (a) upon written notice given by [***] if [***] receives a second request for additional information under the HSR Act and [***] delivers such notice of termination within [***] after receipt of such second request or (b) upon written notice given by [***] if the Effective Date has not occurred within [***] after the date on which the last Antitrust Filing is made and [***] delivers notice of termination within [***] after the end of such [***] period. In each case ((a) or (b)), this Agreement shall terminate and become void and of no further effect as of the date of such notice.

15.2.6 Termination for Patent Challenge. Except to the extent that this Section 15.2.6 (Termination for Patent Challenge) is unenforceable under Applicable Laws of the applicable jurisdiction where the applicable Royalty-Bearing Patents are pending or issued, Septerna will have the right to terminate this Agreement in its entirety, upon [***] written notice to Novo Nordisk in the event that Novo Nordisk or any of its Affiliates or its or their Sublicensees (each, a “Patent Challenging Party”) commences or knowingly and voluntarily participates in any proceeding as a party before a Governmental Authority to challenge the validity or enforceability of any Royalty-Bearing Patent (a “Patent Challenge”); provided that:

(a) this Section 15.2.6 (Termination for Patent Challenge) shall not apply to any Patent Challenge that is (i) first made by a Patent Challenging Party as a cross-claim or a counterclaim, including asserting any defense or counterclaim in, or otherwise responding to, a claim of patent infringement under the applicable Royalty-Bearing Patent, (ii) made in ordinary course patent prosecution or maintenance activities to distinguish the inventions claimed in any Patent Right Controlled by Novo Nordisk or its Affiliate from those claimed or disclosed in any Royalty-Bearing Patent or to respond to citation of any Royalty-Bearing Patent by a patent office in a rejection against any Patent Right Controlled by Novo Nordisk or its Affiliate or (iii) in a proceeding involving a Royalty-Bearing Patent that covers another product that Novo Nordisk or its Affiliate or Sublicensee is exploiting outside the scope of this Agreement at the time of such Patent Challenge;

(b) Septerna shall not have the right to terminate this Agreement under this Section 15.2.6 (Termination for Patent Challenge) if Novo Nordisk (i) causes the Patent Challenge to be terminated, withdrawn or dismissed (or in the case of ex-parte proceedings, multi-party proceedings or other Patent Challenges in which the Patent Challenging Party does not have the power to unilaterally cause the Patent Challenge to be terminated, withdrawn or dismissed, such Patent Challenging Party withdraws as a party from such Patent Challenge (if the Patent Challenging Party is a party to such Patent Challenge) and ceases actively assisting any other party to such Patent Challenge in connection with such Patent Challenge), or (ii) in the case of a Patent Challenge brought by a Sublicensee, terminates such Sublicensee’s sublicense to the Royalty-Bearing Patents being challenged by the Sublicensee, in each case ((i) and (ii)), within [***] after Septerna’s notice to Novo Nordisk under this Section 15.2.6 (Termination for Patent Challenge), and

(c) this Section 15.2.6 (Termination for Patent Challenge) shall not apply to any Patent Challenge that is due to the Patent Challenging Party responding to a court request, subpoena or order, or an administrative agency request or order, or the applicable proceeding is initiated by a patent office and not at the instigation of the Patent Challenging Party.

In addition, notwithstanding the foregoing, Septerna shall not have the right to terminate this Agreement pursuant to this Section 15.2.6 (Termination for Patent Challenge) if any Affiliate that first becomes an Affiliate of Novo Nordisk after the Effective Date was undertaking activities in connection with a Patent Challenge prior to such Affiliate first becoming an Affiliate of Novo Nordisk.

16. EFFECTS OF TERMINATION

16.1 General. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event that this Agreement is not terminated in its entirety, but is rather terminated solely with respect to a particular R&D Program, Collaboration Target, Licensed Product or Region, then, notwithstanding anything to the contrary in this Article 16, the consequences of termination described herein shall only apply to such terminated R&D Program, Collaboration Target, Licensed Product or Region and this Agreement shall otherwise remain in full force and effect with respect to all R&D Programs, Collaboration Targets, Licensed Products and territories other than such terminated Licensed Product, R&D Program or Region, as applicable.

16.2 Effects of Termination Generally. Subject to Section 16.1 (General), upon termination of this Agreement by Novo Nordisk without cause in accordance with Section 15.2.1 (Termination without Cause), Section 15.2.4 (Termination for Safety Reasons) or due to Septerna’s material breach in accordance with Section 15.2.2 (Termination for Material Breach) or Septerna’s bankruptcy in accordance with Section 15.2.3 (Termination for Bankruptcy), or upon termination of this Agreement by Septerna due to Novo Nordisk’s material breach in accordance with Section 15.2.2 (Termination for Material Breach), Novo Nordisk’s bankruptcy in accordance with Section 15.2.3 (Termination for Bankruptcy) or due to a Patent Challenge in accordance with Section 15.2.6 (Termination for Patent Challenge), the following provisions shall apply:

16.2.1 the licenses and rights granted by Septerna to Novo Nordisk under Section 8.2.1(a) and Section 8.2.2 shall automatically terminate; provided, however, that (a) if this Agreement is terminated with respect to [***] Regions but not the entire Territory, the rights and licenses granted to Novo Nordisk under Section 8.2.1(a) and Section 8.2.2 shall not terminate but Section 8.2.2 shall automatically be deemed to be amended with respect to the Terminated Region(s) to be non-exclusive and only to include the right to Develop (other than clinically Develop, except with respect to any Clinical Trials being conducted by Novo Nordisk or its Affiliates as of the effective date of termination to the extent they cannot be terminated in a manner consistent with Applicable Law and standards of ethical conduct) and Manufacture Licensed Compounds and Licensed Products in the Terminated Region(s) solely for the purposes of supporting Regulatory Approval or Commercialization of the Licensed Products in the surviving countries in the Territory; and (b) Novo Nordisk shall have the right to sell off any remaining inventory of all Licensed Products that exists as of the date of such termination, and the proceeds of such sales of such Licensed Products shall remain subject to the applicable provisions of Article 9 hereunder; provided, further, that such licenses and rights will continue as necessary for Novo Nordisk to complete the orderly wind-down of its activities under this Agreement in accordance with Applicable Law;

16.2.2 Septerna shall submit a final invoice for all Septerna Research Costs incurred up to the effective date of termination (but not including any amounts incurred after or extending past the effective date of termination, whether non-cancelable commitments or otherwise, except as set forth in the below proviso), and Novo Nordisk shall pay any such undisputed invoice within [***] after receipt thereof; provided that in the event of any termination by Novo Nordisk of this Agreement under Section 15.2.1(a) (Termination without Cause), Novo Nordisk shall additionally reimburse any non-cancelable commitments comprising Septerna Research Costs incurred in accordance with the applicable R&D Plan during the Term;

16.2.3 each Party shall be relieved of all its future obligations under the Agreement, except as explicitly stated otherwise in this Section 16.2 (Effects of Termination Generally), Section 16.3 (Additional Effects of Certain Terminations), if applicable, and Section 16.5 (Survival);

16.2.4 the Parties shall cease all activities under this Agreement as soon as reasonably practicable (including activities under the R&D Program(s) and the Development and Commercialization of any Licensed Compounds and Licensed Products); provided that such activities will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law;

16.2.5 the JSC shall coordinate the wind-down of each Party’s efforts under this Agreement and then shall be dissolved (and any subcommittees thereof shall be dissolved), and the JPSC (if applicable) shall be dissolved;

16.2.6 the Parties shall retain their ownership interests in the applicable Patent Rights and Know-How (in accordance with Article 10) without any restrictions on the practice and exploitation of such Patent Rights and Know-How subject to the license granted by Novo Nordisk to Septerna pursuant to Section 16.3.2, if applicable;

16.2.7 Section 13.8 (Return of Confidential Information) shall apply to the Parties’ Confidential Information; and

16.2.8 if this Agreement is terminated with respect to [***] Regions but not the entire Territory, each Party shall not, and shall cause its Affiliates and any of its and their licensees, sublicensees or distributors not to, distribute, market, promote, offer for sale or sell the terminated Licensed Products directly or indirectly (a) to any Person for use in the other Party’s territory (i.e., with respect to Septerna, the surviving countries in the Territory and with respect to Novo Nordisk, the Terminated Region(s)) or (b) to any Person in the other Party’s territory that such Party or any of its Affiliates knows is likely to distribute, market, promote, offer for sale or sell any Licensed Product for use in the other Party’s territory or assist another Person to do so. If a Party or any of its Affiliates receives or becomes aware of the receipt by a licensee, sublicensee or distributor of any orders for any Licensed Product for use in the other Party’s territory, it shall use commercially reasonable efforts to ensure that such Person refers such orders to the other Party, to the extent possible and contractually and legally permissible. Each Party shall cause its Affiliates and shall use commercially reasonable efforts to cause its and their licensees, sublicensees and distributors to notify it of any receipt of any orders for any Licensed Product for use in the other Party’s territory and shall upon receipt of such notification notify the other Party accordingly.

16.3 Additional Effects of Certain Terminations. Subject to [***], upon termination of this Agreement [***] the following provisions shall apply:

16.3.1 [***];

16.3.2 Novo Nordisk shall, upon Septerna’s request made no later than [***] after the effective date of termination, discuss in good faith, for a period of up to [***] from such notice by Septerna (unless extended by mutual agreement of the Parties), (a) [***], “Reverted Products”, which, for clarity, shall no longer be deemed to be Licensed Products for purposes of this Agreement), and (b) [***]; provided [***].

16.4 Alternative Remedies in Lieu of Termination. In the event that Novo Nordisk has the right to terminate this Agreement pursuant to Section 15.2.2 (Termination for Material Breach) (and for clarity, subject to dispute resolution in accordance with Section 17.3 (Arbitration), as provided in Section 15.2.2 (Termination for Material Breach)) for Septerna’s uncured material breach, Novo Nordisk may elect, in lieu of such termination or seeking other financial remedy for such uncured material breach, to maintain this Agreement in effect on written notice to Septerna and the following shall apply:

16.4.1 the licenses and rights granted by Septerna to Novo Nordisk under Section 8.2 (Licenses to Novo Nordisk) shall [***];

16.4.2 with respect to any R&D Program for which Septerna has not fulfilled and completed its obligations in Section 2.7 (Technology Transfer) or Section 3.4 (Manufacturing Technology and Material Transfer), Section 2.7 (Technology Transfer) and Section 3.4 (Manufacturing Technology and Material Transfer) shall apply to such R&D Program as of the effective date of termination;

16.4.3 notwithstanding anything to the contrary under Section 3.6 (Septerna Profit Share Option), (a) Septerna will [***] and (b) if there is an active Profit Share Product at the time of such notice, the Profit Share Agreement shall automatically terminate as of the date of such notice, and the Profit Share Term shall end on the date of such notice. For clarity, such Profit Share Product shall thereafter be a Financial Product;

16.4.4 Novo Nordisk shall continue to pay Septerna upon achievement of a milestone event pursuant to Section 9.2.1 (Collaboration Target Milestones), Section 9.2.2 (Research and Development Milestones) and Section 9.2.3 (Commercial Milestones) and Royalty Payments pursuant to Section 9.3 (Royalty Rate) but, in each case, at a [***] reduction, with any applicable payment step-downs set forth in Section 9.5 (Payment Step-Downs) to be additionally applied against such reduced amounts;

16.4.5 the JSC (and any subcommittees thereof) and JPSC (if applicable) shall be dissolved;

16.4.6 Novo Nordisk’s diligence obligations pursuant to Section 3.1 (Development by Novo Nordisk) and Section 3.2 (Commercialization by Novo Nordisk) shall all terminate;

16.4.7 Septerna shall, at the request of and as directed by Novo Nordisk, return or destroy any Confidential Information of Novo Nordisk and any other information and data related to the Development, Commercialization or Exploitation of any Licensed Compound or Licensed Product in Septerna’s possession and all copies thereof; provided, however, that Septerna may keep one (1) copy of Novo Nordisk’s Confidential Information in its confidential files for recordkeeping purposes and such copy shall remain subject to Article 13 of this Agreement; and

16.4.8 all other provisions of this Agreement shall remain in full force and effect without change.

Notwithstanding anything to the contrary in the foregoing, if (a) the alleged uncured material breach by Septerna only relates to a particular R&D Program, Collaboration Target or Licensed Product and (b) subject to dispute resolution in accordance with Section 17.3 (Arbitration), as provided in Section 15.2.2 (Termination for Material Breach), Novo Nordisk has the right to terminate this Agreement pursuant to Section 15.2.2 (Termination for Material Breach), then, Novo Nordisk shall have the right to elect to invoke this Section 16.4 (Alternative Remedies in Lieu of Termination) only with respect to such R&D Program, Collaboration Target or Licensed Product, as applicable.

16.5 Survival. Termination or expiration of this Agreement shall not relieve Novo Nordisk or Septerna of any obligation accruing prior to such termination or expiration, nor affect in any way the survival of any other right, duty or obligation of Novo Nordisk or Septerna that is expressly stated elsewhere in this Agreement to survive such termination; provided that in no event shall Septerna accrue any rights to, and Novo Nordisk shall have no obligation to make, any milestone payment under Section 9.2 (Milestone Payments) based on any milestone event with respect to a Licensed Product that occurs on or after the date of delivery of any termination notice with respect to such Licensed Product (or the R&D Program for such Licensed Product) in accordance with Section 15.2 (Termination). Without limiting the foregoing and except as expressly set forth otherwise in this Agreement:

16.5.1 [***]; and

16.5.2 [***].

All other rights and obligations will terminate upon termination or expiration of this Agreement. If this Agreement is terminated with respect to one (1) or more Licensed Products, R&D Programs or Regions but not in its entirety, then following such termination, the foregoing provisions of this Agreement shall remain in effect with respect to the terminated Licensed Product(s), R&D Programs or Regions (to the extent they would survive and apply in the event this Agreement is terminated in its entirety or as otherwise necessary for any of Novo Nordisk and its Affiliates and its and their Sublicensees to exercise their rights for the other Licensed Products, R&D Programs and Regions) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement and be of no further force and effect with respect to the terminated Licensed Product(s), R&D Programs and Regions (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all non-terminated Licensed Products, R&D Programs and Regions).

16.6 Remedies. Termination of this Agreement is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available (except as Novo Nordisk and Septerna have expressly agreed to otherwise herein) and such termination shall not preclude Novo Nordisk or Septerna from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

16.7 Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt Party copies of all Patent Rights, Know-How and other information necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement. Without limiting the generality of the foregoing, the Parties further agree that (a) Novo Nordisk cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Novo Nordisk’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Novo Nordisk, (b) in the event of an insolvency event by or against Septerna under the Bankruptcy Laws, Novo Nordisk may be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property (including (i) copies of research data; (ii) laboratory samples; (iii) product samples and inventory; (iv) formulas; (v) laboratory notes and notebooks; (vi) data and results related to Clinical Trials; (vii) Regulatory Documentation (including Regulatory Approvals); (viii) rights of reference in respect of Regulatory Documentation (including Regulatory Approvals); (ix) pre-clinical research data and results; (x) tangible Know-How (including Septerna Know-How and Joint Know-How); and (xi) marketing, advertising and promotional materials that relate to such intellectual property), and the same, if not already in its possession, will be promptly delivered to it upon Novo Nordisk’s request, and (c) whenever Septerna or any of it successors or assigns provides to Novo Nordisk any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 16.7 (Bankruptcy Code), Novo Nordisk shall have the right to perform Septerna’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Novo Nordisk shall release Septerna from liability resulting from rejection of the license or the failure to perform such obligations. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

17. DISPUTE RESOLUTION

17.1 Dispute Resolution Mechanism. The Parties agree that, except as set forth in Section 7.14 (JSC Cannot Reach Agreement) and Section 9.13 (Audit Right), the procedures set forth in this Article 17 shall be the exclusive mechanism for resolving any dispute, controversy or claim of any nature between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder (each, a “Dispute”, and collectively, the “Disputes”) and which is not resolved through good faith negotiation between the Parties, including through their respective Project Leaders, Alliance Managers or the JSC. For the avoidance of doubt, this Article 17 shall not apply to any decision for which a Party has final decision-making authority as expressly provided under this Agreement.

17.2 Resolution by Executive Officers. Except as otherwise provided in this Section 17.2 (Resolution by Executive Officers), in the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on such an informal basis within [***], either Party may, by written notice to the other Party, refer such Dispute to a senior executive officer with appropriate decision-making authority (or his/her delegate) of each Party and seek resolution by such persons through good faith negotiations for no longer than [***] after such notice is received. Each Party may, in its discretion, thereafter seek resolution of any and all Disputes that remain not resolved pursuant to this Section 17.2 (Resolution by Executive Officers) in accordance with Section 17.3 (Arbitration) below; provided that such Dispute is not an Excluded Claim, which will be resolved in accordance with Section 17.4 (Excluded Claims).

17.3 Arbitration.

17.3.1 Any unresolved Dispute that had been subject to, and exhausted the procedures of, Section 17.2 (Resolution by Executive Officers) and that is not an Excluded Claim shall be finally resolved by binding arbitration by the International Chamber of Commerce (“ICC”) administered in accordance with the Rules of ICC in effect on the Execution Date, and applying the substantive law specified in Section 18.11 (Governing Law). Judgment on the arbitration award may be entered in any court having jurisdiction thereof. The obligation to arbitrate under this Section 17.3 (Arbitration) shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors or employees of either of the Parties or their respective Affiliates.

17.3.2 The Dispute arbitration shall be conducted by [***] experienced in the business of pharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge, as necessary to resolve such dispute. Within [***] after initiation of arbitration, the Parties shall select the arbitrators. Novo Nordisk, on the one hand, shall select [***] arbitrator and Septerna, on the other hand, shall select [***] arbitrator (or, if either Party fails to make a choice, the ICC shall select [***] arbitrator on behalf of such Party) and the [***] arbitrators selected by the Parties will mutually select a third arbitrator (or, if they fail to make or agree on a choice, the ICC shall select a third arbitrator). In making their Dispute resolution determination, the arbitrators shall not have the authority to modify any term or provision of this Agreement. A majority consensus decision by any [***] of the arbitrators shall be final, conclusive and binding on the Parties. The place of arbitration shall be New York City, New York, United States, and all proceedings and communications shall be in English.

17.3.3 Prior to the arbitrators being selected, either Party, without waiving any remedy under this Agreement, may seek a temporary restraining order or preliminary injunction pursuant to Section 17.5 (Injunctive Relief) prior to final resolution of the Dispute by the arbitrators or other resolution of the controversy between the Parties. Once the arbitrators are in place, either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce such interim injunctive relief granted by the arbitrators. Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrators may render early or summary disposition of some or all Dispute issues, after the Parties have had a reasonable opportunity to make submissions on those issues. The arbitrators shall have no authority to award punitive or any other type of damages not directly measured by a Party’s compensatory damages.

17.3.4 Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content or results of a Dispute arbitration without the prior written consent of both Parties. In no event may a Dispute arbitration be initiated after the date when commencement of a legal or equitable proceeding based on such Dispute’s dispute, controversy or claim would have been barred by the applicable statute of limitations under Applicable Laws.

17.3.5 Notwithstanding Section 15.2.2 (Termination for Material Breach), if a Dispute relates to a material breach by a Party for which the other Party asserts a right to terminate this Agreement pursuant to Section 15.2.2 (Termination for Material Breach), then the arbitrators will be instructed that, if they render an award finding such first Party in material breach, they shall include in such an award an explanation of what specific steps such first Party would be required to follow in order to cure such material breach.

17.4 Excluded Claims. As used in this Article 17, the term “Excluded Claim” means any dispute, controversy or claim that concerns the validity, enforceability, misappropriation or infringement of any Patent Rights, trade secrets, trademark or copyright. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction for such Excluded Claim.

17.5 Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, with respect to any dispute, controversy or claim, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis.

17.6 Continued Performance. Unless and until this Agreement has terminated in accordance with its terms, except as set forth in the proviso in Section 16.5 (Survival), the Parties shall continue to proceed with and be bound by all rights and obligations hereunder notwithstanding the existence of any Dispute or the pendency of an arbitration process therefor except with respect to such Disputed right or obligation (and any time periods with respect to such Disputed right or obligation will be tolled during the pendency of such Dispute and arbitration process).

18. MISCELLANEOUS

18.1 Assignment. Neither Party may assign or transfer this Agreement or, subject to Section 18.2 (Designees), any rights or obligations hereunder, either in full or in part, to any Third Party without the prior written consent of the other Party; provided, however, that (a) Novo Nordisk may (i) assign this Agreement in its entirety or any or all of its rights and obligations hereunder in whole or in part to an Affiliate or (ii) assign this Agreement in its entirety, or with respect to one (1) or more Licensed Products, to any Third Party successor in interest to one (1) or more Licensed Products, in each case ((i) and (ii)), without Septerna’s consent and (b) subject to Section 18.3 (Change of Control of Septerna), Septerna may make such an assignment of this Agreement in its entirety to any Third Party successor to Septerna in a Change of Control of Septerna. Any Third Party successor or assignee of rights or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations (including those obligations set forth in Article 6, subject to Section 18.3 (Change of Control of Septerna)). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 18.1 (Assignment) shall be null, void and of no legal effect.

18.2 Designees. Each Party may discharge any obligation and exercise any right hereunder through delegation of its obligations or rights to any of its Affiliates or, with respect to Novo Nordisk, its Sublicensees (subject to Section 8.3 (Sublicenses)) or distributors (subject to Section 8.4 (Right to Subcontract)); provided that any such Affiliate is not also an Affiliate of a Third Party.

18.3 Change of Control of Septerna. In the event of a Change of Control of Septerna, Septerna or the Acquirer of Septerna shall provide written notice to Novo Nordisk of such Change of Control within [***] after the earlier of the first public announcement of the execution of any agreement with respect to such Change of Control and the closing date of such Change of Control.

18.3.1 Effects of Change of Control on Profit Share. Notwithstanding anything to the contrary under Section 3.6 (Septerna Profit Share Option), after Septerna undergoes a Change of Control, Septerna (and the Acquirer or the assignee) will [***]. In the event that Septerna undergoes a Change of Control and there is an active Profit Share Product, regardless of whether Novo Nordisk exercises its right to terminate the Profit Share Agreement pursuant to Section 3.6.12 (Termination of Profit Share Term), all information sharing requirements of Novo Nordisk with respect to the Profit Share Product, including in connection with the Profit Share Summary Development Plan and Profit Share Summary Commercialization Plan, shall cease and Novo Nordisk shall no longer have any such informational obligations except, (a) if Novo Nordisk does not exercise its right to terminate the Profit Share Agreement pursuant to Section 3.6.12 (Termination of Profit Share Term), those requirements to report Development Costs and Operating Profits or Losses as set forth in the Profit Share Agreement and (b) if Novo Nordisk exercises its right to terminate the Profit Share Agreement pursuant to Section 3.6.12 (Termination of Profit Share Term), the royalty reporting requirements set forth in Section 9.11 (Royalty and Sales Reports).

18.3.2 Change of Control to Novo Nordisk Competitor. Without limiting Section 18.3.1 (Effects of Change of Control on Profit Share), in the event that the Acquirer is deemed a Novo Nordisk Competitor in Novo Nordisk’s reasonable discretion, Novo Nordisk shall in its sole discretion have the option to, upon written notice to Septerna or the Acquirer:

(a) require that Septerna separate and create a Firewall as provided in Section 6.3.3;

(b) notwithstanding anything to the contrary under this Agreement, terminate its obligations to provide any information or reporting hereunder [***]; provided that Novo Nordisk shall continue to provide reports necessary to verify royalties and any Development Cost and Profit/Loss Split in accordance with Section 9.11 (Royalty and Sales Reports) and the Profit Share Agreement;

(c) disband the JSC (and any subcommittees thereof) and JPSC; provided that the Parties acknowledge and agree that in the event of any such disbanding, the rights and obligations of the Parties set forth in Sections 7.13 (Quorum and Decision Making) and 7.14 (JSC Cannot Reach Agreement) shall remain in effect; and

(d) require that any disclosure and other informational sharing obligations pursuant Article 10 shall be made only by and through an external law firm intellectual property counsel representing Septerna or Acquirer.

18.3.3 Post-Change of Control Covenant. From and after any Change of Control of Septerna, Septerna shall not, and shall cause its Affiliates (including its successors, assigns and transferees for the applicable Patent Rights) not to, institute or prosecute any claim, demand, action or other proceeding alleging that the Exploitation of any Licensed Compound or Licensed Product in the Field in the Territory by or on behalf of Novo Nordisk or any of its Affiliates or its or their Sublicensees in accordance with the terms of this Agreement infringes any [***]; provided that the foregoing covenant (a) excludes any [***] to the extent that it Covers (i) any [***] other than the Licensed Compound [***]) and (ii) any proprietary [***] as of the date of such Change of Control, (b) shall not apply to any [***] that [***] and (c) shall not apply with respect to any litigation initiated by the Acquirer against Novo Nordisk or any of its Affiliates or Sublicensee prior to the date of such Change of Control.

18.4 Entire Agreement; Amendments. This Agreement, including the Schedules hereto, and the Profit Share Agreement represents the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the body of this Agreement and any Schedules to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Schedule or ancillary agreement, the terms contained in this Agreement shall control.

18.5 Severability. If any one (1) or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, (a) the provision shall be considered severed from this Agreement with respect to such jurisdiction, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision(s) had never comprised a part hereof and (c) the Parties shall make a good faith effort to replace any such invalid, illegal or unenforceable provision with a valid, legal and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized thereby (and, to the extent the Parties agree to a replacement provision, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision(s) or by its or their severance herefrom). To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof invalid, illegal or unenforceable in any respect.

18.6 No Waiver and Non-Exclusion of Remedies. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party granting such waiver. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by Applicable Laws or otherwise available, except as expressly provided herein.

18.7 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between Septerna and Novo Nordisk, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other to any contract, agreement or undertaking with any Third Party.

18.8 No Third Party Beneficiary Rights. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. The Parties acknowledge and agree that they do not intend, neither by entering into this Agreement nor by performing their respective obligations hereunder, to create or vest to any Third Party any interests or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise). All Applicable Laws in any country that may act to create or to vest any rights in favor of any Third Party are excluded to the fullest extent permitted under said Applicable Laws.

18.9 Compliance with Law. Each Party shall, and shall cause its Affiliates, sublicensees and Third Party contractors to, perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or that it believes, in good faith, may violate, any Applicable Laws.

18.10 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented or delayed by Force Majeure so long as the nonperforming Party promptly provides notice of such prevention or delay to the other Party. Such excused performance will be permitted and continued so long as (a) the condition constituting such Force Majeure continues, and (b) the nonperforming Party uses Commercially Reasonable Efforts to remove such condition. “Force Majeure” means any condition beyond the control of a Party, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, omissions or delays in acting by any Governmental Authority (including Regulatory Authority), war, civil commotion, labor strike or lock-out, outbreak of a contagious disease, epidemic or pandemic (including SARS-CoV-2, which causes COVID-19), flood, failure or default of public utilities or common carriers, information technology or cybersecurity incident (including any loss, destruction, breach or other unauthorized access, disablement or other compromise of any information technology system or data), or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

18.11 Governing Law. Without limiting Section 10.2 (Inventorship), this Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, United States, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

18.12 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable international overnight courier (with delivery tracking provided, signature required and delivery prepaid), in each case, to the address specified below (or to such other address(es) for the applicable Party as may be specified by a notice given in accordance with this Section 18.12 (Notice)). For clarity, this Section 18.12 (Notice) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Novo Nordisk:

Novo Nordisk A/S

Novo Nordisk Allé 1

Bagsvaerd

Denmark

Attention: External Innovation, Outreach & Alliances

with a copy to:

Novo Nordisk A/S

Novo Nordisk Alle 1

2880 Bagsvaerd

Denmark

Attention: General Counsel

with a copy to:

Covington & Burling LLP

One CityCenter, 850 Tenth Street, NW

Washington, DC 20001-4956

United States

Attention: John Hurvitz

If to Septerna:

Septerna, Inc.

250 East Grand Avenue

South San Francisco, CA 94080

Attention: Gil Labrucherie, Chief Financial Officer

with a copy to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention: Noelle Dubiansky

18.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and perform and cause to be performed such further actions, including the filing of certain assignments, agreements, documents and instruments and the signing of certain wet-ink signatures as may be required pursuant to Applicable Laws (including for Patent Rights assignments), as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

18.14 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

18.15 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

18.16 English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

18.17 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to Calendar Days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” and/or “including, without limitation”. All references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. The phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement. The Parties hereto acknowledge and agree that: (y) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting; (y) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (z) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

18.18 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

18.19 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original wet-ink signatures.

[Remainder of page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

SEPTERNA, INC.

By:/s/ Jeffrey Finer

Name: Jeffrey Finer

Title: CEO

NOVO NORDISK A/S

By: /s/ Karsten Munk Knudsen

Name: Karsten Munk Knudsen

Title: EVP & CFO

By: /s/ Marcus Schindler

Name: Marcus Schindler

Title: EVP R&ED and CSO

[Signature Page to Collaboration and License Agreement]

Schedule 1.22

Collaboration Targets

[***]

Schedule 1.29

[***]

Schedule 1.64

[***]

Schedule 1.65

[***]

Schedule 1.112

Program Compounds

[***]

Schedule 1.130

Septerna Patents

[***]

Schedule 2.1

Collaboration Target(s) for R&D Programs

[***]

Schedule 2.3.1

Initial R&D Plan(s)

[***]

Schedule 2.10.2

Use of Human Biosamples and Informed Consent

[***]

Schedule 2.10.3

Novo Nordisk Principles for the Use of Animals

[***]

Schedule 3.6.8

Profit Share Agreement Terms

[***]

Schedule 5.5

Information Security Requirements

[***]

Schedule 8.4

Permitted Subcontractors and Permitted Activities

[***]

Schedule 9.9

Novo Nordisk’s Invoicing Instructions

[***]

Schedule 10.4.4

Patent Expert Dispute Procedures

[***]

Schedule 11.2

Initial Disclosure Schedule

[***]

Schedule 14.1

Press Release

Septerna and Novo Nordisk to collaborate on oral small molecule medicines for obesity and other cardiometabolic diseases

Collaboration combines Novo Nordisk’s scientific leadership in obesity and cardiometabolic diseases with Septerna’s expertise in G protein-coupled receptor (GPCR) drug discovery

Goal is to develop multiple oral small molecule therapies for key GPCR targets, including GLP-1, GIP and glucagon receptors

Septerna is eligible to receive approximately 2.2 billion US dollars, including more than 200 million dollars in upfront and near-term payments

South San Francisco, California, US and Bagsværd, Denmark, 14 May 2025 – Septerna, Inc. (Nasdaq: SEPN) and Novo Nordisk today announced an exclusive global collaboration and license agreement to discover, develop and commercialise oral small molecule medicines for obesity, type 2 diabetes and other cardiometabolic diseases.

The companies will initially commence four development programmes for potential small molecule therapies directed to one or more select G protein-coupled receptor (GPCR) targets, including the GLP-1, GIP and glucagon receptors.

“Novo Nordisk has a rich history of innovation in obesity and diabetes. We are building on our scientific leadership in this space and developing a broad pipeline across various targets and modalities, including peptides and small molecules. Leveraging different modalities creates important optionality in our pipeline in terms of potential targets, dosing regimens and scalability,” said Marcus Schindler, executive vice president and chief scientific officer of Novo Nordisk. “Septerna has demonstrated strong capabilities in GPCR drug discovery, and we are excited about the opportunity to develop oral small molecule medicines directed at multiple targets.”

GPCRs represent the largest and most diverse family of cell membrane receptors, with hundreds of different GPCRs regulating physiological processes in nearly every organ system of the human body. Using its proprietary Native Complex Platform™, Septerna aims to unlock the full potential of GPCR therapies. The company is focused on the discovery and development of a pipeline of oral small molecules for multiple therapeutic areas, initially focused on endocrinology, immunology and inflammation, and metabolic diseases.

“Novo Nordisk has a long-standing track record of bringing transformative therapies to market, particularly in the field of metabolic disease, which makes them the ideal partner to advance a suite of programmes targeting critical GPCRs for treating obesity, type 2 diabetes and other related conditions,” said Jeffrey Finer, M.D., Ph.D., chief executive officer and co-founder of Septerna. “This collaboration provides a significant opportunity to create multiple potentially groundbreaking oral medicines, while also providing Septerna with the operational flexibility and resources to advance our diverse portfolio of other GPCR-targeted programmes.”

Under the terms of the agreement, Septerna is eligible to receive approximately 2.2 billion US dollars from Novo Nordisk across an upfront payment and research, development and commercial milestone payments. This includes more than 200 million dollars in upfront and near-term milestone payments. Septerna is also eligible to receive tiered royalties on global net sales of marketed products. Novo Nordisk will cover all research and development expenses for partnered programs under the collaboration.

The companies will jointly conduct research activities from discovery through development candidate selection. Starting at IND-enabling activities, Novo Nordisk will have sole responsibility for all global development and commercialisation activities. In addition, Septerna has the right to opt in to a worldwide profit share for one program in the collaboration in lieu of future milestones and royalties for that product candidate.

The agreement is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Closing is expected to occur in the second quarter of 2025.

About GPCRs and Septerna’s Native Complex Platform

G protein-coupled receptors (GPCRs) represent the largest and most diverse family of cell membrane receptors, with hundreds of different GPCRs regulating physiological processes in nearly every organ system of the human body. They have been the most productive target class in drug discovery history, accounting for approximately one-third of all FDA-approved drugs. However, around 75% of potential GPCR therapeutic targets remain undrugged, representing a substantial untapped opportunity for future drug discovery.

Septerna has developed proprietary technologies to isolate, purify, and reconstitute GPCRs outside of cells into complexes with ligands, transducer proteins, and lipid bilayers which mimic cell membranes. These reconstituted assemblies are called Native Complexes because they replicate the natural structure, function, and dynamics of GPCRs in purified biochemical formats.

The Native Complex Platform™ is powered by a suite of tools and technologies that allow screening of billions of candidate molecules. It is designed to target specific GPCRs, uncover novel binding pockets for validated receptors, and pursue a wide spectrum of pharmacologies, including agonists (which activate GPCR signalling), antagonists (which inhibit GPCR signalling), and allosteric modulators (which either increase or decrease the degree of GPCR activation by endogenous ligands), to affect GPCR signalling in different ways to achieve desired therapeutic effects.

About Septerna

Septerna, Inc. is a biotechnology company pioneering a new era of GPCR drug discovery powered by its proprietary Native Complex Platform™. Its industrial-scale platform aims to unlock the full potential of GPCR therapies and has led to the discovery and development of its deep pipeline of oral small molecule product candidates focused initially on treating patients in three therapeutic areas: endocrinology, immunology and inflammation, and metabolic diseases. Septerna was launched by preeminent drug discovery company builders and scientific leaders in the biochemistry, structural biology, and pharmacology of GPCRs. For more information, please visit www.septerna.com.

About Novo Nordisk

Novo Nordisk is a leading global healthcare company, founded in 1923 and headquartered in Denmark. Our purpose is to drive change to defeat serious chronic diseases, built upon our heritage in diabetes. We do so by pioneering scientific breakthroughs, expanding access to our medicines, and working to prevent and ultimately cure disease. Novo Nordisk employs about 77,400 people in 80 countries and markets its products in around 170 countries. For more information, visit novonordisk.com, Facebook, X, LinkedIn and YouTube.

Contacts for further information

Novo Nordisk Media:
Ambre James-Brown +45 3079 9289 abmo@novonordisk.com	Liz Skrbkova (US) +1 609 917 0632 lzsk@novonordisk.com
Novo Nordisk investors:
Jacob Martin Wiborg Rode +45 3075 5956 jrde@novonordisk.com	Ida Schaap Melvold +45 3077 5649 idmg@novonordisk.com
Sina Meyer +45 3079 6656 azey@novonordisk.com	Max Ung +45 3077 6414 mxun@novonordisk.com
Frederik Taylor Pitter +1 609 613 0568 fptr@novonordisk.com
Septerna Media: Carly Scaduto carly@carlyscadutoconsulting.com

Septerna Investors: Renee Leck renee@thrustsc.com

Schedule 16.3.2

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